Exhibit 99.3

PRO FORMA VALUATION REPORT

SECOND-STEP CONVERSION

Affinity Bancshares, Inc. | Covington, Georgia

PROPOSED HOLDING COMPANY FOR:

Newton Federal Bank | Covington, Georgia

Dated as of August 10, 2020

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

August 10, 2020

Boards of Directors

Community First Bancshares, MHC

Community First Bancshares, Inc.

Affinity Bancshares, Inc.

Newton Federal Bank

3175 Highway 278

Covington, Georgia 30014

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On September 8, 2020, the Boards of Directors of Community First Bancshares, MHC (the “MHC”) and Community First Bancshares, Inc. (“CFBI”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, CFBI, which currently owns all of the issued and outstanding common stock of Newton Federal Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of Affinity Bancshares, Inc. (“Affinity Bancshares” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Affinity Bancshares or the Company, unless otherwise identified as CFBI. As of June 30, 2020, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 53.77% of the common stock (the “MHC Shares”) of CFBI. The remaining 46.23% of CFBI’s common stock is owned by public stockholders.

It is our understanding that Affinity Bancshares will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 10, 2020

community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of CFBI will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, CFBI, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended September 30, 2015 through December 31, 2019, a review of various unaudited information and internal financial reports through June 30, 2020, and due diligence related discussions with the Company’s management; Wipfli LLP, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Performance Capital Partners, LLC, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Affinity Bancshares operates and have assessed Affinity Bancshares’ relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Affinity Bancshares and the industry as a whole. We have analyzed the potential effects of the stock conversion on Affinity Bancshares’ operating characteristics and financial performance as they relate to the pro forma market value of Affinity Bancshares. We have analyzed the assets held by the MHC, which will be consolidated with Affinity Bancshares’ assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Affinity Bancshares’ financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors

August 10, 2020

The Appraisal is based on Affinity Bancshares’ representation that the information contained in the regulatory applications and additional information furnished to us by Affinity Bancshares and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Affinity Bancshares, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Affinity Bancshares. The valuation considers Affinity Bancshares only as a going concern and should not be considered as an indication of Affinity Bancshares’ liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Affinity Bancshares and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Affinity Bancshares’ stock alone. It is our understanding that there are no current plans for selling control of Affinity Bancshares following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Affinity Bancshares’ common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.09%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 46.23% to 46.14% and the MHC’s ownership interest was increased from 53.77% to 53.86%.

Valuation Conclusion

It is our opinion that, as of August 10, 2020, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of CFBI – was $51,989,740 at the midpoint, equal to 5,198,974 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $44,191,280 or 4,419,128 shares at the minimum, $59,788,200 or 5,978,820 shares at the maximum and $68,756,430 or 6,875,643 shares at the super maximum.

Boards of Directors

August 10, 2020

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $28,000,000 equal to 2,800,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $23,800,000 or 2,380,000 shares at the minimum, $32,200,000 or 3,220,000 shares at the maximum and $37,030,000 or 3,703,000 shares at the super maximum,

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and CFBI have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.6854 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.5826 at the minimum, 0.7882 at the maximum and 0.9064 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Affinity Bancshares immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of CFBI as of June 30, 2020, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of CFBI and the exchange of the public shares for newly issued shares of Affinity Bancshares’ common stock as a full public company was determined independently by the Boards of Directors of the MHC and CFBI. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Directors

August 10, 2020

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Affinity Bancshares, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Affinity Bancshares’ stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

AFFINITY BANCSHARES, INC.

NEWTON FEDERAL BANK

Covington, Georgia

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.9
Interest Rate Risk Management		I.13
Lending Activities and Strategy		I.14
Asset Quality		I.16
Funding Composition and Strategy		I.17
Subsidiaries		I.18
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.10
Interest Rate Risk		III.12
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

AFFINITY BANCSHARES, INC.

NEWTON FEDERAL BANK

Covington, Georgia

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.8
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.9
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.16
D. Trading in CFBI’s Stock		IV.16
8. Management		IV.17
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.18
Valuation Approaches		IV.18
1. Price-to-Earnings (“P/E”)		IV.20
2. Price-to-Book (“P/B”)		IV.21
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.23
Valuation Conclusion		IV.23
Establishment of the Exchange Ratio		IV.25

RP® Financial, LC.	TABLE OF CONTENTS iii

LIST OF TABLES

AFFINITY BANCSHARES, INC.

NEWTON FEDERAL BANK

Covington, Georgia

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Newton Federal Bank (the “Bank”), founded in 1928, is a federally chartered stock savings association. The Bank currently conducts operations from the main office in Covington, Georgia and two branch offices, which are located in Covington, Georgia and Atlanta, Georgia. Covington, which is 35 miles east of Atlanta and 47 miles south of Athens, Georgia, is located in Newton County and the Atlanta branch is located in, Cobb County. The Bank also maintains an operations center in Covington and commercial loan production offices in Alpharetta, Georgia, which is in Fulton County, and Braselton, Georgia, which is in Jackson County. On October 1, 2018, the Bank opened its indirect auto lending division, Community First Auto, which operates out of the operations center. The Bank is subject to regulation and oversight by the Office of the Comptroller of the Currency (“OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (the “FDIC”). A map of the Bank’s main and branch office locations is included as Exhibit I-1.

Community First Bancshares, Inc. (“CFBI”) is a federal is the federally chartered mid-tier holding company of the Bank and owns 100% of the outstanding common stock of the Bank. CFBI was organized in 2017 and has since been engaged primarily in the business of holding the common stock of the Bank. CFBI completed its initial public offering in April 2017, pursuant to which it sold 3,467,595 shares or 46.0% of its outstanding common stock to the public and issued 4,070,655 shares or 54.0% of its common stock outstanding to Community First Bancshares, MHC (the “MHC”). The MHC and CFBI are subject to supervision and regulation by the Federal Reserve Federal Reserve Board. At June 30, 2020, CFBI had total consolidated assets of $906.4 million, deposits of $625.8 million and equity of $77.2 million or 8.52% of total assets. Excluding goodwill and core deposit intangibles of $19.0 million, CFBI’s tangible equity equaled $58.2 million or 6.42% of total assets at June 30, 2020. CFBI’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Plan of Conversion

On September 8, 2020, the respective Board of Directors of the MHC and CFBI adopted a Plan of Conversion, whereby the MHC will convert to stock form. As a result of the conversion, CFBI, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by Affinity Bancshares, Inc. (“Affinity Bancshares” or the “Company”), a newly formed Maryland corporation. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will also hereinafter be also referred to as Affinity Bancshares or the Company, unless otherwise identified as CFBI. As of June 30, 2020, the MHC had a majority ownership interest of approximately 53.77% in and its principal asset consisted of 4,070,655 common stock shares of CFBI (the “MHC Shares”). The remaining 3,500,142 shares or approximately 46.23% of CFBI’s common stock was owned by public shareholders.

It is our understanding that Affinity Bancshares will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of CFBI will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

Affinity Bancshares maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Bank is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Bank. Growth strategies are emphasizing increased lending diversification that is primarily targeting growth of commercial real estate and commercial business loans. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Bank is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

As a means to accelerate the building of a full-service community banking franchise, Affinity Bancshares acquired a similarly sized institution based in Atlanta, Georgia. On January 10, 2020, Affinity Bancshares and the Bank completed their acquisition of ABB Financial Group, Inc. (“ABB Financial”) and its wholly owned subsidiary, Affinity Bank. The acquisition was an all-cash transaction, with total consideration paid in the transaction approximating $40.3 million. In addition, pursuant to the terms of the acquisition, $5.9 million of preferred stock that had been issued by ABB Financial was redeemed and $1.4 million of trust preferred securities issued by a subsidiary of ABB Financial were acquired by Affinity Bancshares and canceled. Through the acquisition of ABB Financial, the Company expanded its market presence in the Atlanta metropolitan area and significantly increased it commercial lending platform. As of December 31, 2019, ABB Financial had total assets of $327.6 million, net loans receivable of $258.0 million and deposits of $253.1 million.

The acquisition of ABB Financial was done for strategic reasons in support of its plan to drive growth and efficiency through increase scale, leverage the strengths of each institutions across the combine customer base, improve profitability and enhance liquidity and shareholder value.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. U.S. Government agency mortgage-backed securities constitute the largest portion of the Company’s investment portfolio, with other investments consisting of U.S. Government agency securities and trust preferred securities.

Deposits have consistently served as the primary funding source for the Company, while the Company’s utilization of borrowings was fairly limited prior to the acquisition of ABB Financial. Core deposits, consisting of transaction and savings account deposits constitute the largest portion of the Company’s deposit base. In the first quarter of 2020 borrowings were added in connection with the acquisition of ABB Financial’s borrowings, along with FHLB advances that were added by the Company for purposes of funding a portion of ABB Financial’s merger consideration. During the six months ended June 30, 2020, the Bank added borrowings

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

from the Federal Reserve Bank of Atlanta to fund Payroll Protection Program (“PPP”) loans under the U.S. CARES Act (the Payroll Protection Program Liquidity Facility). On June 30, 2020, the Company borrowed $5.0 million from another financial institution for purposes of increasing the Bank’s regulatory capital.

Affinity Bancshares’ earnings base is largely dependent upon net interest income and operating expense levels. The Company has consistently maintained a relatively strong net interest margin, which has been largely realized through earning a relatively high yield on interest-earning assets. However, the Company has experienced some net interest margin compression in recent periods, which has been the result of both a decline in yield and an increase in funding costs. Operating expense ratios have also been maintained at relatively high levels as percent of average assets and have trended higher in recent years, although assets added with the acquisition of ABB Financial and asset growth generated from the origination and funding of PPP loans provided for some leveraging of operating expenses for the twelve months ended June 30, 2020. Non-interest operating income has been a fairly stable but somewhat limited contributor to the Company’s earnings, reflecting limiting diversification into fee-based products and services. Loan loss provisions were not a factor in the Company’s earnings over the past several fiscal years, with the exception of fiscal year 2018. However, the Company established additional loan loss provisions during the first two quarters of 2020, which was done largely to address the potential deterioration in loan portfolio credit quality that may result from the economic disruption in the Company’s lending markets caused by the COVID-19 pandemic.

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies. Additionally, in the near term, the second-step offering will serve to substantially increase regulatory capital and liquidity and, thereby, facilitate building and maintaining loss reserves while also providing the Company with greater flexibility to work with borrowers affected by the COVID-19-induced recession. The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses in future periods. Affinity Bancshares’ higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Affinity Bancshares’ funding costs. Notably, as a fully-converted institution, the Company’s stronger capital position and greater capacity to offer stock as consideration for an acquisition may facilitate increased opportunities to grow through acquisitions. At this time, the Company has no specific plans for expanding through additional acquisitions.

The projected uses of proceeds are highlighted below.

•

Affinity Bancshares, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and repayment of $5.0 million of borrowings held by the Company, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Newton Federal Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Affinity Bancshares’ operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past six fiscal yearends and as of June 30, 2020. On October 25, 2018, both the Company and the Bank changed their fiscal yearend from September 30 to December 31. Since fiscal yearend 2015, the Company’s assets have trended higher throughout the period covered in Table 1.1 with the most significant growth occurring in the first half of 2020 pursuant to the acquisition of ABB Financial and the origination and funding of PPP loans. Overall, assets increased at an annual rate of 33.92% from fiscal yearend 2015 through June 30, 2020. Asset growth was primarily driven by loan growth and mostly funded by deposit growth, including the acquisition of ABB Financial’s loan portfolio and deposits. Borrowings were a more significant funding source for the Company during the first half of 2020, which includes borrowings that were added by Affinity Bancshares to fund the acquisition as well as borrowings acquired from ABB Financial, the borrowings obtained from the Federal Reserve Bank to fund the PPP loan and the borrowing added by the Company. A summary of Affinity Bancshares’ key operating ratios for the past six fiscal years and the six months ended June 30, 2020 is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Table 1.1

Affinity Bancshares, Inc.

Historical Balance Sheet Data

	At September 30,								At December 31,				At June 30,		12/31/15-6/30/20 Annual Growth Rate
	2015		2016		2017		2018		2018		2019		2020
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$226,337	100.00%	$232,832	100.00%	$277,815	100.00%	$305,984	100.00%	$307,695	100.00%	$319,294	100.00%	$906,367	100.00%	33.92%
Cash and cash equivalents	38,494	17.01%	25,693	11.03%	35,943	12.94%	40,796	13.33%	37,029	12.03%	48,117	15.07%	194,424	21.45%	40.63%
Investment securities	7,492	3.31%	7,499	3.22%	15,345	5.52%	22,360	7.31%	22,245	7.23%	3,818	1.20%	19,387	2.14%	22.16%
Loans receivable, net	169,798	75.02%	190,050	81.63%	213,310	76.78%	222,485	72.71%	227,424	73.91%	247,956	77.66%	635,601	70.13%	32.03%
FHLB stock	202	0.09%	205	0.09%	216	0.08%	580	0.19%	580	0.19%	278	0.09%	2,834	0.31%	74.37%
Bank-owned life insurance	—	0.00%	—	0.00%	7,018	2.53%	7,195	2.35%	7,251	2.36%	7,462	2.34%	15,112	1.67%	NM
Goodwill and other intangibles	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	19,035	2.10%	NM

Deposits	$176,687	78.06%	$181,699	78.04%	$194,613	70.05%	$216,387	70.72%	$219,181	71.23%	$238,181	74.60%	$625,750	69.04%	30.50%
Borrowings	—	0.00%	—	0.00%	—	0.00%	7,570	2.47%	7,570	2.46%	—	0.00%	198,044	21.85%	NM

Equity	$43,924	19.41%	$45,081	19.36%	$76,796	27.64%	$76,383	24.96%	$76,398	24.83%	$77,167	24.17%	$77,244	8.52%	12.62%
Tangible equity	$43,924	19.41%	$45,081	19.36%	$76,796	27.64%	$76,383	24.96%	$76,398	24.83%	$77,167	24.17%	$58,209	6.42%	6.11%

Loans/Deposits		96.10%		104.60%		109.61%		102.82%		103.76%		104.10%		101.57%

(1)	Ratios are as a percent of ending assets.

Sources: Affinity Bancshares' prospectus tables, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

Affinity Bancshares’ loans receivable portfolio increased at a 32.03% annual rate from fiscal yearend 2015 through June 30, 2020, with the loan portfolio exhibiting the most significant growth in 2020 as the result of the acquisition of ABB Financial and the origination of $130.2 million of PPP loans during the six months ended June 30, 2020. The Company’s comparatively stronger asset growth relative to loan growth provided for a decrease the loans-to-assets ratio from 75.02% at fiscal yearend 2015 to 70.13% at June 30, 2020.

Commercial real estate loans, including multi-family loans, and commercial business loans have been the most significant areas of loan growth since fiscal yearend 2015, which was largely related to the acquisition of ABB Financial’s loan portfolio and the origination of the PPP loans during the first half of 2020. Consumer loan growth accelerated in 2019 and the first half of 2020, which was primarily due to growth of indirect automobile loans after Community First Auto opened an office in Covington, Georgia in October 2018. Overall, trends in the Company’s loan portfolio composition since fiscal yearend 2015 show that the concentration of commercial business loans increased from 8.16% of total loans to 43.80% of total loans at June 30, 2020. As of June 30, 2020, PPP loans comprised 46.42% of the commercial business loan portfolio and 20.33% of total loans outstanding. Comparatively, from fiscal yearend 2015 through June 30, 2020, commercial real estate loans increased from 13.99% of total loans to 26.82% of total loans and 1-4 family permanent mortgage loans, including home equity loans and lines of credit, decreased from 75.42% to 16.30% of total loans. Over the same time period, the relative concentrations of construction and land loans increased from 1.28% of total loans to 6.86% of total loans and consumer loans increased from 1.15% of total loans to 6.22% of total loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into liquid funds held as a deposit at the Bank. Since fiscal yearend 2015, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 14.34% of assets at fiscal yearend 2016 to a high of 23.90% of assets at June 30, 2020. The comparatively higher ratio of cash and investments maintained at June 30, 2020 was primarily due to an increase in cash and cash equivalents, as a large portion of the PPP loan funds

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

remained in customers’ deposit accounts. As of June 30, 2020, the Company held investment securities totaling $19.4 million or 2.14% of assets. As of June 30, 2020, the investment securities portfolio consisted of U.S. Government agency mortgage-backed securities ($12.3 million), trust preferred securities ($2.6 million) and U.S. Government agency securities ($4.5 million). As of June 30, 2020, all investment securities were maintained as available for sale and had a net unrealized gain of $237,000. Exhibit I-4 provides historical detail of the Company’s investment portfolio. The Company also held $2.8 million of FHLB stock and cash and cash equivalents of $194.4 million at June 30, 2020, equal to 0.31% of assets and 21.45% of assets, respectively.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain officers and former officers of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2020, the cash surrender value of the Company’s BOLI equaled $15.1 million or 1.67% of assets.

Affinity Bancshares’ funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal yearend 2015 through June 30, 2020, the Company’s deposits increased at a 30.50% annual rate. Most of the Company’s deposit growth was realized through the acquisition of ABB Financial in the first quarter of 2020. Deposit growth in 2020 was also augmented by funds deposited by customers who received PPP loans. The acquisition of ABB Financial’s deposits and the funds deposited by customers who received PPP loans served to increase the concentration of core deposits that comprised total deposits. Core deposits comprised 73.44% of total deposits at June 30, 2020, versus 56.13% of total deposits at September 30, 2017.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Prior to the acquisition of ABB Financial, the Company’s utilization of borrowings was limited and at December 31, 2019 the Company did not hold any borrowings. Borrowings obtained in ABB Financial consisted of FHLB advances and repurchase agreements. In 2020, the Company also added $20.0 million of short-term FHLB advances prior to the closing of the acquisition for purposes of funding a portion of the merger consideration, borrowings from the Federal Reserve Bank of Atlanta to fund the PPP loans and a borrowing from another financial institution. Borrowings held by the Company at June 30, 2020 totaled $198.0 million and consisted of $54.3 million of FHLB advances, $129.2 million of PPP Liquidity Facility funds and $14.5 million of repurchase agreements and other borrowings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

The Company’s equity increased at a 12.62% annual rate from fiscal yearend 2015 through June 30, 2020, with most of the growth occurring in fiscal year 2017 in connection with the capital raised in the Company’s first-step public stock offering. Largely as the result of the acquisition of ABB Financial, stronger asset growth relative to capital growth provided for a decrease in the Company’s equity-to-assets ratio from 19.41% at fiscal yearend 2015 to 8.52% at June 30, 2020. Comparatively, as the result of the goodwill and intangibles created from the acquisition of ABB Financial, the Company’s tangible equity-to-assets ratio decreased from 19.41% at fiscal yearend 2015 to 6.42% at June 30, 2020. Goodwill and other intangibles totaled $19.0 million or 2.10% of assets at June 30, 2020. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 20120. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Affinity Bancshares’ pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the fiscal years ended September 30, 2015 through September 30, 2018, for the year ended December 31, 2019 and for the twelve months ended June 30, 2020. During the period covered in Table 1.2, the Company’s reported earnings from a net loss of $99,000 or 0.02% of average assets for the twelve months ended June 30, 2020 to net income of $1.6 million or 0.72% of average assets for fiscal year 2015. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a fairly limited contributor to the Company’s earnings. Loan loss provisions have typically been a relatively minor factor in the Company’s earnings, but were more significant during the most recent twelve month period for purposes of addressing continued economic uncertainty resulting from the COVID-19 pandemic. Except for merger related expenses recorded in connection with the acquisition of ABB Financial, non-operating gains and losses have been a minor factor earnings factor throughout the period covered in Table 1.2

For the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 3.56% during the twelve months ended June 30, 2020 to a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Table 1.2

Affinity Bancshares, Inc.

Historical Income Statements

	For the Year Ended September 30,								For the Year Ende December 31, 2019
	2015		2016		2017		2018		2019		For the 12 Months Ended 06/30/2020
	Amount	Pct (1)	Amount	Pct (1)	Amount	Pct (1)	Amount	Pct (1)	Amount	Pct (1)	Amount	Pct (1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$11,045	4.94%	$11,248	4.91%	$12,421	4.77%	$14,292	4.93%	$14,997	4.85%	$21,586	4.44%
Interest expense	(1,813)	-0.81%	(1,415)	-0.62%	(1,083)	-0.42%	(1,556)	-0.54%	(2,312)	-0.75%	(4,249)	-0.87%

Net interest income	$9,232	4.13%	$9,833	4.30%	$11,338	4.35%	$12,736	4.39%	$12,685	4.10%	$17,337	3.56%
Provision for loan losses	—	0.00%	—	0.00%	—	0.00%	(500)	-0.17%	—	0.00%	(800)	-0.16%

Net interest income after provisions	$9,232	4.13%	$9,833	4.30%	$11,338	4.35%	$12,236	4.22%	$12,685	4.10%	$16,537	3.40%
Non-interest operating income	$882	0.39%	$1,185	0.52%	$1,258	0.48%	$1,908	0.66%	$1,498	0.48%	$1,835	0.38%
Operating expense	(7,486)	-3.35%	(9,057)	-3.96%	(10,493)	-4.03%	(12,501)	-4.31%	(13,500)	-4.37%	(15,569)	-3.20%

Net operating income	$2,628	1.18%	$1,961	0.86%	$2,103	0.81%	$1,643	0.57%	$683	0.22%	$2,738	0.58%

Non-Operating Income/(Losses)
Gains (losses) on write down and sale of OREO	($135)	-0.06%	($107)	-0.05%	($32)	-0.01%	$11	0.00%	$21	0.01%	($104)	-0.02%
Gain on sales of investment securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	147	0.05%	167	0.03%
Merger related expenses	—	0.00%	—	0.00%	—	0.00%	0	0.00%	(525)	-0.17%	(3,175)	-0.67%

Net non-operating income(loss)	($135)	-0.06%	($107)	-0.05%	($32)	-0.01%	$11	0.00%	($357)	-0.12%	($3,112)	-0.65%
Net income before tax	$2,493	1.12%	$1,854	0.81%	$2,071	0.79%	$1,654	0.57%	$326	0.11%	($374)	-0.08%
Income tax provision	(879)	-0.39%	(697)	-0.30%	(706)	-0.27%	(1,205)	-0.42%	29	0.01%	275	0.06%

Net income (loss)	$1,614	0.72%	$1,157	0.51%	$1,365	0.52%	$449	0.15%	$355	0.11%	($99)	-0.02%
Adjusted Earnings
Net income	$1,614	0.72%	$1,157	0.51%	$1,365	0.52%	$449	0.15%	$355	0.11%	($99)	-0.02%
Add(Deduct): Non-operating income	135	0.06%	107	0.05%	32	0.01%	(11)	0.00%	357	0.12%	3,177	0.65%
Tax effect (2)	(51)	-0.02%	(41)	-0.02%	(12)	0.00%	3	0.00%	(93)	-0.03%	(826)	-0.17%

Adjusted earnings	$1,698	0.76%	$1,223	0.53%	$1,385	0.53%	$441	0.15%	$619	0.20%	$2,252	0.46%
Expense Coverage Ratio (3)	1.23x		1.09x		1.08x		1.02x		0.94x		1.11x
Efficiency Ratio (4)	74.12%		82.16%		83.44%		85.35%		95.41%		81.22%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 38.0% effective tax rate for 2015-2017 and a 26.0% effective tax rate for December 31, 2018 through June 30, 2020.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Affinity Bancshares' prospectus tables, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

high of 4.39% during the fiscal year ended September 30, 2018. The decline in the Company’s net interest income ratio since the fiscal year ended September 30, 2018 has been largely attributable to interest rate spread compression that has resulted from both a decrease in yield on interest-earnings assets and an increase in the cost of interest-bearing liabilities. The decline in yield earned on interest-earning assets has been mostly due to a decline in the weighted average yield earned on loans, which was in part related to the PPP loans added in 2020 that had an average yield of 1.92% during the six months ended June 30, 2020. The increase in cost of interest-bearing liabilities has been mostly due to an increase in the weighted average cost of interest-bearing deposits. Overall, during the period covered in Table 1.2, the Company’s interest rate spread decreased from a peak of 4.49% during the fiscal year ended September 30, 2018 to a low of 3.33% during the six months ended June 30, 2020. The Company’s net interest rate spreads and yields and costs from fiscal year 2015 through the six months ended June 30, 2020 are set forth in Exhibit I-3 and Exhibit I-5.

Non-interest operating income as a percent of average assets has been a fairly stable contributor to the Company’s earnings, ranging from a low of $882,000 or 0.39% of average assets during fiscal year 2015 to a high of $1.9 million or 0.66% of average assets during fiscal year 2018. For the twelve months ended June 30, 2020, non-interest operating income amounted to $1.8 million or 0.38% of average assets. Service charges on deposit accounts is the largest source of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings and have trended higher throughout the period covered in Table 1.2, increasing from $7.5 million or 3.35% of average assets during fiscal year 2015 to $15.6 million or 3.20% of average assets during the twelve months ended June 30, 2020. The increase in operating expenses reported for the twelve months ended June 30, 2020 was largely due to the increase in operating expenses resulting from the acquisition of ABB Financial’s operations. At the same time, the acquisition of ABB Financial and the PPP funding served to leverage the Company’s operating expense ratio as a percent of average assets.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio have showed a decline in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). Affinity Bancshares’ expense coverage ratio equaled 1.23 times during fiscal year 2015, versus a ratio of 1.11 times during the twelve months ended June 30, 2020. Likewise, Affinity Bancshares’ efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 74.12% during fiscal year 2015 was more favorable compared to an efficiency ratio of 81.22% during the twelve months ended June 30, 2020.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

During the period covered in Table 1.2, loan loss provisions established by the Company ranged from no loan loss provisions during fiscal years 2015 through 2017 and for the year ended December 31, 2019 to a high of $800,000 or 0.16% of average assets during the twelve months ended June 30, 2020. Higher loan loss provisions were established during the first half of 2020 largely to address the potential negative impact that the COVID-19-induced recession may have on the Company’s financial condition and results of operations. As of June 30, 2020, the Company maintained valuation allowances of $5.0 million, equal to 0.78% of total loans and 125.78% of non-performing loans. After taking into account the $3.256 million of the fair value credit adjustment applied to ABB Financial’s loan portfolio, the Company’s reserve coverage ratios equaled 1.29% of total loans and 207.89% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity from the fiscal year ended September 30, 2015 through the six months ended June 30, 2020.

Except for merger related expenses, non-operating income and losses have had a limited impact on the Company’s earnings during the period covered in Table 1.2 consisting of net gains and losses on the sale and write down of other real estate owned (“OREO”) and gains on the sale of investment securities. Net non-operating income and losses during the period covered in Table 1.2 ranged from a net non-operating loss of $3.2 million or 0.65% of average assets during fiscal year the twelve months ended June 30, 2020 to net non-operating gains of $11,000 or 0.00% of average assets during fiscal year 2018. For the twelve months ended June 30, 2020, the Company’s net non-operating loss consisted of $3.2 million of merger related expenses, a $104,000 loss on the sale of OREO and a $167,000 gain on the sale of investment securities. Overall, the items that comprise the Company’s non-operating income and losses are not viewed to be part of the Company’s core or recurring earnings base.

The Company’s effective tax rate ranged from 72.85% during fiscal year 2018 to a tax benefit of 73.53% during the twelve months ended June 30, 2020. The relatively high effective tax rate recorded for fiscal year 2018 includes a reduction in the value of Affinity Bancshares’ deferred tax assets and a corresponding charge to income tax expense of approximately $1.0 million (subsequently adjusted to $857,000 in June 2018) as a result of the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the maximum federal corporate income tax rate to 21% from 35%. As set forth in the prospectus, the Company’s effective marginal tax rate is 26.0%.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As interest rates have remained at or near historically low levels for an extended period of time, the Company has experienced interest spread compression as the average yield on interest-earning assets has been declining and the average cost of interest-bearing liabilities has been increasing. This trend became more pronounced during the first half of 2020, which was largely related to the acquisition of ABB Financial that reduced the overall yield on interest-earning assets and increased the overall cost of interest-bearing liabilities. The Company’s interest rate risk analysis indicated that as of June 30, 2020, in the event of a 200 basis point instantaneous parallel increase in the U.S. Treasury yield curve, net interest income would decline by 12.27% in year 1 and net economic value would decrease by 4.54% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in securities with maturities of less than five years, maintaining the investment securities portfolio as available for sale and significant lending diversification into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of adjustable rate or shorter term fixed rate loans. As of June 30, 2020, ARM loans comprised 6.05% of the dollar amount of all loans due after June 30, 2021 (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 73.44% of Affinity Bancshares’ total deposits at June 30, 2020.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Lending Activities and Strategy

Affinity Bancshares’ lending activities have traditionally emphasized 1-4 family residential real estate loans and, historically such loans have comprised the largest component of the Company’s loan portfolio. However, with the acquisition of ABB Financial’s loan portfolio and the origination of the PPP loans, the Company’s diversification into commercial real estate loans and commercial business loans significantly increased such that the Company’s loan portfolio composition has shifted towards higher concentrations of commercial real estate loans and commercial business loans relative to 1-4 family residential real estate loans. Other areas of lending diversification for the Company include construction and land loans and consumer loans. Exhibit I-9 provides historical detail of Affinity Bancshares’ loan portfolio composition for the fiscal years ended September 30, 2015 through December 31, 2019 and as of June 30, 2020. Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2020.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to small-to medium-sized businesses operating in the local market area. Additionally, during the first half of 2020, the Company originated $130.2 million of commercial business loans in connection with the PPP loan program. The Company’s commercial lending activities have emphasized loans to dental professionals. The majority of the Company’s dental loans are originated to professionals and practices located in the State of Georgia, with the remainder originated in contiguous states. Commercial business loans offered by the Bank include term loans and revolving lines of credit, which are originated with either adjustable or fixed rates and are indexed to The Wall Street Journal prime rate. Commercial business loans are generally secured by business assets, and the Company may support this collateral with junior liens on real property. The largest commercial business loan outstanding at June 30, 2020 totaled $2.5 million and is secured by accounts receivable. At June 30, 2020, this loan was performing in accordance with its terms. As of June 30, 2020, the Company’s outstanding balance of commercial business loans totaled $280.6 million equal to 43.80% of total loans outstanding. As of June 30, 2020, the commercial business loan portfolio included $130.2 million of PPP loans equal to 46.42% of the commercial business loan portfolio and $120.3 million of loans to dental professionals equal to 42.87% of the commercial business loan portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Commercial Real Estate Loans Commercial real estate loans consist of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area. Affinity Bancshares’ originates commercial real estate loans up to a loan-to value LTV ratio of 80% and requires a minimum debt-coverage ratio of 1.20 times. Commercial real estate loans are generally originated as balloon loans with a five-year initial term and a 20-yar amortization period. The commercial real estate loan portfolio is primarily secured by dental/medical properties, church campuses and other small businesses. The largest commercial real estate loan in the Company’s loan portfolio at June 30, 2020 totaled a $3.5 million and is secured by a church campus. At June 30, 2020, this loan was preforming in accordance with its terms. As of June 30, 2020, the Company’s outstanding balance of commercial real estate loans totaled $171.8 million equal to 26.82% of total loans outstanding.

1-4 Family Residential Real Estate Loans. Affinity Bancshares offers both fixed rate and adjustable rate 1-4 family residential real estate loans with terms of up to 30 years, which are substantially secured by local properties. Loan originations are generally underwritten to secondary market guidelines, so as to provide the Company with the flexibility to sell the loans into the secondary market for purposes of managing interest rate risk. Fixed rate loans are generally offered as balloon loans with balloon terms of five, seven or ten years amortized over 30 years. As of June 30, 2020, the Company’s outstanding balance of 1-4 family residential real estate loans totaled $104.4 million or 16.30% of total loans outstanding and included $3,3 million of home equity loans and lines of credit.

Construction and Land Loans. Residential construction loans originated by the Company consist of loans to individuals for the construction of their primary residences and to contractors and builders of single- family homes. The Company also originates a limited amount of land loans to complement its construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land loans also include loans secured by land purchased for investment purposes. The Company construction lending activities also include origination of commercial construction loans for commercial development projects. Most of the Company’s construction loans are originated as interest-only loans during the construction phase, which is typically up to 12 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Construction loans are generally originated up to a maximum LTV ratio of 75% of the estimated market value of the property upon completion of the project. The largest construction and land loan in the Company’s loan portfolio at June 30, 2020 was for $3.5 million, of which none was outstanding. This loan, which is an SBA 504 loan, was originated in 2019 to construct a hotel in Georgia and has been funded with borrower cash. As of June 30, 2020, Affinity Bancshares’ outstanding balance of construction and land loans equaled $43.9 million or 6.86% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Consumer Loans Historically, the Company’s diversification into consumer lending has been limited, consisting of loans offered to existing customers of the Company. In October 2018, Community First Auto opened an office in Covington, Georgia. With the opening of the Community First Auto office, growth of the consumer loan portfolio has accelerated as the result of increased originations of indirect auto loans. Community First Auto purchases retail installment sales contracts from dealerships in the states of Georgia, Tennessee, North Carolina and South Carolina. A dealership submits credit applications to Community First Auto consideration. Community First Auto fully underwrites each loan to ensure all credit policy guidelines are followed. As of June 30, 2020, Affinity Bancshares’ outstanding balance of consumer loans equaled $39.9 million or 6.22% of total loans outstanding. Indirect auto loans held in the consumer loan portfolio at June 30, 2020 totaled $36.4 million.

Asset Quality

From fiscal yearend 2015 through June 30, 2020, Affinity Bancshares’ balance of non-performing assets ranged from a low of $2.3 million or 0.74% of assets at fiscal yearend September 30, 2018 to a high of $5.2 million or 0.57% of assets at June 30, 2020. As shown in Exhibit I-11, non-performing assets at June 30, 2020 consisted of $4.0 million of non-accruing loans and $1.2 million of OREO. Non-accruing loans held by the Company at June 30, 2020 were concentrated in 1-4 family residential real estate loans ($2.8 million) and commercial business loans ($979,000). In addition, as of June 30, 2020, the Company had granted short-term payment deferrals on 842 loans totaling approximately $200.6 million in aggregate principal amount, that were otherwise performing. As of June 30, 2020, 43 of these loan, totaling $15.3 million, have returned to normal payment status.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

classified assets. As of June 30, 2030, the Company maintained loan loss allowances of $5.0 million, equal to 0.78% of total loans outstanding and 125.78% of non-performing loans. Comparatively, at December 31, 2019, the allowance for loan losses equaled 1.64% of total loans and 152.72% of non-performing loans. The decline in the ratios were largely the result of recording the ABB Financial loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger. After taking into account the $3.256 million of the fair value credit adjustment applied to ABB Financial’s loan portfolio, the Company’s reserve coverage ratios equaled 1.29% of total loans and 207.89% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2020 deposits accounted for 75.96% of Affinity Bancshares’ combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition from fiscal yearend 2017 through June 30, 2020. Transaction and savings account deposits constituted 73.44% of total deposits at June 30, 2020, as compared to 56.13% of total deposits at September 30, 2017. The increase in the concentration of core deposits comprising total deposits since fiscal yearend 2017 was largely related to the acquisition of ABB Financial’s deposits and the funds deposited by customers who received PPP loans. As of June 30, 2020, non-interest bearing checking accounts and money market deposit accounts comprised the two largest concentrations of the Company’s core deposits equaling 37.30% and 25.66% of core deposits, respectively.

The balance of the Company’s deposits consists of CDs, which equaled 26.56% of total deposits at June 30, 2020 compared to 43.87% of total deposits at September 30, 2017. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs with balances of $250,000 or more, which shows that, as of June 30, 2020, 84.21% of those CDs were scheduled to mature in one year or less. The Company held $10.0 million of brokered CDs at June 30, 2020.

Historically, the Company’s utilization of borrowings as a funding source has been limited. In 2020, borrowings have been a more significant component of the Company’s funding composition, as the result of the acquisition of ABB Financial’s borrowings as well as borrowings that were added by Affinity Bancshares for purposes of funding the acquisition of ABB Financial, borrowings obtained from the Federal Reserve Bank of Atlanta to fund the PPP loans and a borrowing by the Company from another financial institution. Borrowings held by the Company

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

at June 30, 2020 totaled $198.0 million and consisted of $54.3 million of FHLB advances, $129.2 million of PPP Liquidity Facility funds and $14.5 million of repurchase agreements and other borrowings. For the six months ended June 30, 2020, the weighted average interest rate on the FHLB advances equaled 1.44%, the weighted average rate on the PPP Liquid Facility funds equaled 0.35% and the weighted average interest rate on the repurchase agreements and other borrowings equaled 0.26%. Exhibit I-14 provides further detail of the Company’s borrowings.

Subsidiaries

Affinity Bancshares has no subsidiaries other than the Bank.

Legal Proceedings

From time to time, the Company is involved as plaintiff or defendant in various legal proceedings arising in the ordinary course of business. At June 30, 2020, the Company was not involved in any legal proceedings, the outcome of which would be material to the Company’s financial condition or results of operations.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Affinity Bancshares serves northern Georgia through the main office in Covington, Georgia and two branch offices, which are located in Covington, Georgia and Atlanta, Georgia. Covington, which is 35 miles east of Atlanta and 47 miles south Athens, Georgia, is located in Newton County and the Atlanta branch is located in, Cobb County. The Bank also maintains an operations center in Covington and commercial loan production offices in Alpharetta, Georgia, which is in Fulton County, and Braselton, Georgia, which is in Jackson County. Community First Auto operates out of the operations center. Exhibit II-1 provides information on the Company’s office properties.

Future growth opportunities for Affinity Bancshares depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for January 2020 expanded for the first time since July 2019, with an index reading of 50.9. January service sector activity also accelerated to an index reading of 55.5, which was its highest reading since August 2019. U.S. employers added 225,000 jobs in January and the unemployment rate for January increased to 3.6%. Low mortgage rates and more housing inventory spurred an 11.8% increase in February existing home sales. February new home sales increased 4.9%, which was an 11-month high. Manufacturing activity for February slowed to an index reading of 50.1, while February service sector activity accelerated to a 1-year high index reading of 57.3. February’s employment report showed a pick-up in hiring, as U.S. employers added 275,000 jobs and the February unemployment rate dropped to 3.5%. Retail sales for February showed a decline of 0.5%. February existing home sales showed a healthy increase of 11.8%, while February new home sales declined 4.4%. The impact that the Covid-19 pandemic was starting to have on the U.S. economy was evident in the economic data for March. Manufacturing activity for March fell to

RP® Financial, LC.	MARKET AREA II.2

an index reading of 49.1, while service sector activity for March slowed to a more than three and one-half year low index reading of 52.5. The U.S. economy shed 701,000 jobs in March and the March unemployment rate jumped to 4.4%. Retail sales for March plunged 8.7%. Existing and new home sales for March fell 8.5% and 15.4%, respectively. First quarter GDP contracted at a 4.8% annual rate (subsequently revised to a 5.0% annualized rate of contraction).

April 2020 data showed that the damage the Covid-19 pandemic was having on the U.S. economy was becoming more devastating. Manufacturing activity for April contracted at the sharpest rate since the last recession, with an index reading of 41.5. Similarly, service sector activity for April fell to an index reading of 41.8, its lowest level since March 2009. The U.S. economy shed a record 20.5 million jobs in April and the April unemployment rate jumped to 14.7%, the highest level since the Great Depression. The April consumer price index declined 0.8%, which was the largest monthly decline since December 2008. Retail sales for April plummeted 16.4%. Existing home sales tumbled 17.8% in April, while new home sales for April increased 0.7%. Mortgage delinquencies spiked by 1.6 million in April, which was the largest 1-month increase ever recorded. Durable-goods orders for April fell 17.2%. May manufacturing activity increased to an index reading of 43.1, indicating some modest easing in the Covid-19 pandemic driven slowdown in industrial activity. Similarly, service sector activity for May increased to an index reading of 45.4. The U.S. economy unexpectedly added 2.5 million jobs in May and the May unemployment rate fell to 13.3%. May retail sales rebounded by 17.7%, adding another sign that the economy was recovering from earlier lockdowns to contain the pandemic. Existing home sales for May declined 9.7%, while new home sales for May increased 16.6%. Manufacturing and service sector activity for June continued to pick-up, with respective index readings of 52.6 and 57.1. The June employment report also showed the U.S. economy was making progress towards a recovery, as 4.8 million jobs were added in June and the June unemployment rate fell to 11.1%. Likewise, retail sales for June beat expectations, increasing 7.5% from May. Record low mortgage rates helped to fuel a rebound in June home sales, as June existing and new home sales rose by 20.7% and 13.8%, respectively.

July 2020 manufacturing activity increased to an index reading of 54.2, while July service sector activity accelerated to an index reading of 58.1. U.S. employers added 1.8 million jobs in July and the July unemployment rate fell to 10.2%.    In late-July, economic data suggested that the economic recovery was stalling, as filings for initial unemployment claims rose for two consecutive weeks after nearly four months of declining weekly claims and second quarter GDP contracted at a record annual rate of 32.9%.

RP® Financial, LC.	MARKET AREA II.3

In terms of interest rates trends over the past few quarters, long-term Treasury yields edged lower at the start of 2020 and then stabilized through mid-January as investors reacted to a report that December manufacturing activity declined to its lowest reading since the financial crisis. The downward trend in long-term Treasury yields resumed during the second half of January, as the Federal Reserve concluded its late-January policy meeting leaving its benchmark interest rate unchanged and reaffirmed its current policy stance. Some favorable economic reports pushed Treasury yields higher in early-February, which was followed by a rally in Treasury bonds in the final week of February and the first week of March as long-term yields fell to record lows. On March 3rd the Federal Reserve executed an emergency half-percentage point rate cut, based on increased recession risks as the result of the coronavirus. Long-term Treasury yields fell to new record lows following the rate cut, as investors moved into safe haven investments amid growing worries that the Covid-19 pandemic could seriously disrupt an already sluggish global economy. The yield on the 30-year Treasury fell below 1% for the first time in its history. The Federal Reserve delivered another emergency rate cut of 1% on March 13th, which slashed its target rate to a range between 0% and 0.25%. Long-term Treasury yields spiked higher going into the second of March, as investors dumped long-term bonds for cash and short-term Treasuries. After spiking up to a yield of 1.26% on March 18th, the yield on the 10-year Treasury trended lower as the Federal Reserve took further steps to increase market liquidity by extending loans and buying unlimited amounts of U.S. government debt.

The downward trend in long-term Treasury yields continued into early-April 2020, with the 10-year Treasury yield declining to 0.59% following the release of the March employment report. A stock market rally provided for a slight upward trend in long-term Treasury yields going into mid-April, which was followed by long-term Treasury yields edging lower on news that March retail sales plunged 8.7%. With the collapse in oil prices heading into late-April, the 10-year Treasury yield dipped below 0.6% heading into late-April. The Federal Reserve concluded its end of April policy meeting keeping its benchmark interest rate near zero. Following the Federal Reserve meeting, the 10-year Treasury yield stabilized in the range of 0.6% to 0.7% through the first half of May. The 10-year Treasury yield edged back above 0.7% going into the second half of May, as investors retreated from bonds in favor of stocks on promising data for a coronavirus vaccine. With the release of more economic data showing the significant disruption the Covid-19 pandemic was inflicting on the U.S. economy, the 10-year Treasury yield settled in a range of 0.65% to 0.70% through the end of May and into early-June. The 10-year Treasury yield increased to 0.90% with the release of the stronger than expected May employment report and then declined back to a range of 0.65% to 0.70% following the Federal Reserve’s June policy meeting that concluded on June 10th. At the conclusion of its June policy meeting, the Federal Reserve signaled plans to keep it benchmark interest rate near zero for years.

RP® Financial, LC.	MARKET AREA II.4

The stable interest rate environment continued to prevail at the start of the third quarter of 2020, which was followed by long-term Treasury yield edging lower going into the second half of July as a surge in coronavirus cases forced a number of states to reimpose lockdown measures. In mid-July, the average rate on a 30-year fixed rate mortgage fell to 2.98%, its lowest level on record. The 10-year Treasury yield edged below 0.60% going into late-July. At the conclusion of its late-July policy meeting, the Federal Reserve left its benchmark rate near zero and reiterated that it would continue to support the economy. The 10-year Treasury yield remained below 0.60% heading into mid-August. As of August 10, 2020, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.13% and 0.59%, respectively, versus comparable year ago yields of 1.78% and 1.74%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in August 2020, GDP was projected to contract 5.3% in 2020. The U.S. unemployment rate was forecasted to equal 9.0% in December 2020 and then decline to 7.6% in June 2021. An average of 829,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate to equal 0.13% in December 2020 and 0.15% in June 2021. On average, the economists forecasted that the 10-year Treasury yield would equal 0.76% in December 2020 and then increase to 0.96% in June 2021. The surveyed economists also forecasted home prices would increase by 3.6% in 2020 and 2020 housing starts were forecasted to decrease from 1.29 million in 2019 to 1.24 million in 2020.

The July 2020 mortgage finance forecast from the Mortgage Bankers Association was for 2020 existing home sales to decrease by 3.8% from 2019 sales, while 2020 new home sales were forecasted to increase by 1.9% from 2019 sales. The 2020 median sale prices for existing and new homes were projected to increase by 4.9% and 2.4%, respectively. Total mortgage production was forecasted to increase in 2020 to $2.816 trillion, compared to $2.173 trillion in 2019. The forecasted increase in 2020 originations was based on a 2.2% increase in purchase volume and a 68.3% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.300 trillion in 2020, versus refinancing volume totaling $1.516 trillion. Housing starts for 2020 were projected to decrease by 8.5% to total 1.185 million.

RP® Financial, LC.	MARKET AREA II.5

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Affinity Bancshares. Demographic data for Newton and Cobb Counties, as well as for Georgia and the U.S., is provided in Table 2.1.

The data indicates that Newton County is suburban and rural in nature, with a population of 112,000. Comparatively, Cobb County, which is a suburban county of Atlanta, is the third most populous county in the state of Georgia with a population of 767,000. From 2015 to 2020, Newton County and Cobb County recorded annual population growth rates of 1.5% and 1.0%, respectively. Comparatively, Georgia and the U.S. recorded annual population growth rates of 1.1% and 0.7%, respectively, over the past five years.

Household growth rates paralleled population growth trends in both market area counties, as Newton County recorded a slightly stronger rate of household growth compared to Cobb County. Population and household growth trends for Newton County are projected to slow slightly over the next five years and be more consistent with Cobb County’s projected population and household growth trends which are forecasted to be similar to the growth rates recorded during the past five years.

Income measures show that Cobb County is a relatively affluent market, with median household and per capita income measures exceeding the comparable Georgia and U.S. measures. Comparatively, Newton County’s median household income was lower than the U.S. measure and approximated Georgia’s median household income, while Newton County’s per capita income was lower than both the U.S. and Georgia per capita income measures. Projected income growth rates for both counties were slightly higher than the comparable projected growth rates for Georgia and the U.S. Household income distribution measures provide another indication of the relative affluence of Cobb County, as Cobb County maintained a relatively high percentage of households with incomes above $100,000 and a relatively low percentage of households with incomes below $25,000. Household income distribution measures for Newton County were similar to the comparable U.S. and Georgia measures.

Age distribution measures reflect that Newton County and Cobb County, as well as the state of Georgia, have comparatively younger populations relative to the U.S. age distribution measures.

RP® Financial, LC.	MARKET AREA II.6

Table 2.1

Affinity Bancshares, Inc.

Summary Demographic Data

	Year			Growth Rate
	2015	2020	2025	2015-2020	2020-2025
	(000)	(000)	(000)	(%)	(%)
Population (000)
USA	319,460	330,342	341,133	0.7%	0.6%
Georgia	10,121	10,677	11,204	1.1%	1.0%
Newton, GA	104	112	118	1.5%	1.1%
Cobb, GA	731	767	807	1.0%	1.0%

Households (000)
USA	121,099	125,476	129,799	0.7%	0.7%
Georgia	3,756	3,969	4,173	1.1%	1.0%
Newton, GA	35	38	40	1.3%	1.1%
Cobb, GA	278	292	308	1.0%	1.1%

Median Household Income ($)
USA	53,706	66,010	72,525	4.2%	1.9%
Georgia	48,701	62,156	69,113	5.0%	2.1%
Newton, GA	49,205	61,885	69,128	4.7%	2.2%
Cobb, GA	61,964	83,029	94,024	6.0%	2.5%

Per Capita Income ($)
USA	28,840	36,492	40,799	4.8%	2.3%
Georgia	25,923	33,435	37,799	5.2%	2.5%
Newton, GA	20,777	27,207	31,012	5.5%	2.7%
Cobb, GA	32,283	43,657	49,921	6.2%	2.7%

2020 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.

USA	18.5	26.8	25.2	18.5	11.0
Georgia	19.4	27.6	26.2	17.4	9.5
Newton, GA	20.6	27.1	26.5	16.7	9.0
Cobb, GA	19.2	27.3	28.2	17.1	8.3

	Less Than	$25,000 to	$50,000 to
2020 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+

USA	18.6	20.7	29.2	31.5
Georgia	19.9	21.8	29.5	28.8
Newton, GA	19.6	22.8	29.2	28.4
Cobb, GA	11.4	18.2	29.2	41.2

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.7

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services followed by education/healthcare/social services were the largest and second largest employment sectors in both primary market area counties, as well as Georgia. Wholesale/retail trade jobs were the third largest employment sector for Cobb County and Georgia and the fourth largest employment sector for Newton County, while manufacturing jobs constituted the third largest employment sector for Newton County. Other noteworthy employment sectors for the primary market area counties included construction jobs in Newton County and finance/insurance/real estate jobs in Cobb County. Overall, the distribution of employment exhibited in the primary market area is indicative of a fairly diversified economy.

Table 2.2

Affinity Bancshares, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Georgia	Newton County	Cobb County
	(%)	(%)
Services	26.4%	21.8%	31.5%
Education,Healthcare, Soc. Serv.	20.7%	18.1%	18.5%
Government	4.9%	5.5%	3.0%
Wholesale/Retail Trade	14.6%	15.7%	14.8%
Finance/Insurance/Real Estate	6.2%	3.6%	8.9%
Manufacturing	10.7%	17.8%	7.5%
Construction	6.7%	8.3%	7.3%
Information	2.4%	1.7%	3.2%
Transportation/Utility	6.4%	7.5%	5.2%
Agriculture	0.9%	0.1%	0.1%

	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

Table 2.3 lists the largest employers in the counties of Newton and Cobb. Public school education is the largest source of employment for both of the primary market area counties. Other major employers include healthcare, technology and government jobs, while manufacturing jobs accounted for four out of the ten largest employers in Newton County.

RP® Financial, LC.	MARKET AREA II.8

Table 2.3

Affinity Bancshares, Inc.

Market Area Largest Employers

Employer	Industry	Size
Newton County
Newtown County Board of Ed.	Education	2,324
Takeda Pharmaceuticals	Pharmaceuticals	900
Becton-Dickinson & Co.	Medical Technology	942
Piedmont Newton Hospital	Healthcare	671
Newton Co. Board of Commissioners	Government	615
Pactiv Corporation	Manufacturing	650
General Mills	Manufacturing	395
Nisshimbo Auto Mfg.	Manufacturing	373
City of Covington	Government	328
SRG Global	Manufacturing	310

Cobb County
Cobb County Public Schools	Education	13,799
Wellstar Health Systems	Healthcare	9,900
Lockheed Martin	Defense	7,800
The Home Depot, Inc.	Retail	6,686
Cobb County Government	Government	5,001
Six Flags	Amusement Parks	2,765
Publix Supermarkets	Grocery Stores	2,600
Naval Air Station	Military	2,500
IBM Corporation	Technology	1,400
Worldspan	Technology	1,310

Sources: Newton County Industrial Development Authority & City-Data

Unemployment Trends

Comparative unemployment rates for Newton and Cobb Counties, as well as for Georgia and the U.S., are shown in Table 2.4. The May 2020 unemployment rates for Newton and Cobb Counties equaled 10.3% and 8.9% respectively, which were slightly above and below the comparable unemployment rate of 9.5% for Georgia. Comparatively, the May 2020 unemployment rate for the U.S. equaled 13.0%. Pursuant to the coronavirus-induced recession, the May 2020 unemployment rates for the primary market area counties, Georgia and the U.S. were significantly higher compared to a year ago.

RP® Financial, LC.	MARKET AREA II.9

Table 2.4

Affinity Bancshares, Inc.

Unemployment Trends

	Unemployment Rate		Net
Region	May 2019	May 2020	Change
USA	3.4%	13.0%	9.6%
Georgia	3.3%	9.5%	6.2%
Newton, GA	3.7%	10.3%	6.6%
Cobb, GA	2.9%	8.9%	6.0%

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Newton and Cobb Counties and, in particular, the areas that are nearby to the Company’s branch locations. Table 2.5 displays deposit market trends from June 30, 2014 through June 30, 2019 for Affinity Bancshares, as well as for all commercial bank and savings institution branches located in the primary market area counties and the state of Georgia. Consistent with Georgia, commercial banks maintained a larger market share of deposits than savings institutions in both of the primary market area counties. Total bank and thrift deposits in Georgia increased at a 5.4% annual rate during the five year period covered in Table 2.5, versus comparable annual deposit growth rates of 5.2% for Newton County and 7.4% for Cobb County.

As of June 30, 2019, Affinity Bancshares maintained a relatively high deposit market share of 22.6% in Newton County with two branches. Annual deposit growth of 5.6% for the Newton County branches provided for a slight increase in the Company’s deposit market share from 22.2% at June 30, 2014 to 22.6% at June 30, 2019. Deposits held by ABB Financial at June 30, 2019 accounted for the Company’s 1.5% deposit market share in Cobb County.

RP® Financial, LC.	MARKET AREA II.10

Table 2.5

Affinity Bancshares, Inc.

Deposit Summary

	As of June 30,
	2014			2019			Deposit Growth Rate 2014-2019
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)
Georgia	$197,002,674	100.0%	2,526	$256,347,033	100.0%	2,252	5.4%
Commercial Banks	$193,423,200	98.2%	2,416	$254,170,251	99.2%	2,217	5.6%
Savings Institutions(1)	$3,579,474	1.8%	110	$2,176,782	0.8%	35	-9.5%

Newton County	$813,212	100.0%	18	$1,048,925	100.0%	14	5.2%
Commercial Banks	$626,581	77.0%	12	$811,880	77.4%	12	5.3%
Savings Institutions	$186,631	22.9%	6	$237,045	22.6%	2	4.9%
Affinity Bancshares	$180,261	22.2%	3	$237,045	22.6%	2	5.6%

Cobb County	$10,933,235	100.0%	180	$15,632,932	100.0%	161	7.4%
Commercial Banks	$10,929,016	100.0%	177	$15,405,351	98.5%	160	7.1%
Savings Institutions(1)	$4,219	0.0%	3	$227,581	1.5%	1	122.0%
Affinity Bancshares(1)	NA	0.0%	0	$227,581	1.5%	1	NA

(1)	Includes ABB Financial’s deposits as of June 30, 2019.

Sources: FDIC, S&P Global Market Intelligence and RP Financial calculations.

Competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Affinity Bancshares. Financial institution competitors in the Company’s primary market area include other locally based banks, as well as regional, super regional and money center banks. From a competitive standpoint, Affinity Bancshares has sought to emphasize its community orientation in the markets served by its branches.

There are a total of nine banking institutions operating in Newton County, with Affinity Bancshares holding the second largest market share of deposits. In Cobb County, there are a total of 23 banking institutions, with Affinity Bancshares holding the 15th largest market share of deposits. Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share.

RP® Financial, LC.	MARKET AREA II.11

Table 2.6

Affinity Bancshares, Inc.

Market Area Deposit Competitors—As of June 30, 2019

Location	Name	Market Share	Rank
		(%)
Newton County	Synovus Financial (GA)	22.68
	Affinity Bancshares (GA)	22.60	2 of 9
	Truist Financial Corp. (NC)	22.19
	United Bank Corp. (GA)	10.32
	Pinnacle Financial Corp. (GA)	9.25

Cobb County	Wells Fargo & Co. (CA)	23.60
	Truist Financial Corp. (NC)	18.83
	Bank of America Corporation (NC)	17.89
	Synovus Financial Corp. (GA)	5.68
	JPMorgan Chase & Co. (NY)	4.76
	Affinity Bancshares (GA)	1.46	15 of 23

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Affinity Bancshares’ operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Affinity Bancshares is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Affinity Bancshares, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 45 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Affinity Bancshares will be a full public company upon completion of the offering, we considered only full public companies to

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Affinity Bancshares. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o

Screen #1 Southeast and Southwest institutions with assets between $350 million and $1.1 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Two companies met the criteria for Screen #1 and both were included in the Peer Group: Bancorp 34, Inc. of New Mexico and Home Federal Bancorp, Inc. of Louisiana. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southeast and Southwest thrifts.

o

Screen #2 Mid-Atlantic, Midwest and New England institutions with assets between $350 million and $1.1 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Eight companies met the criteria for Screen #2 and all eight were included in the Peer Group: Elmira Savings Bank of New York, HV Bancorp, Inc. of Pennsylvania, IF Bancorp, Inc. of Illinois, HMN Financial, Inc. of Minnesota, Randolph Bancorp, Inc. of Massachusetts, Severn Bancorp, Inc. of Maryland, Standard AVB Financial Corp. of Pennsylvania, and WVS Financial Corp. of Pennsylvania. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic, Midwest and New England thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Affinity Bancshares, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Affinity Bancshares’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Affinity Bancshares’ characteristics is detailed below.

o

Bancorp 34, Inc. of New Mexico. Comparable due to completed second-step conversion in 2016, similar interest-bearing funding composition, similar net interest income to average assets ratio, similar impact of loan loss provisions on earnings, similar concentration of 1-4 family loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

RP® Financial, LC.	Peer Group Analysis Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of June 30, 2020 or the Most Recent Date Available

											As of
											August 10, 2020
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets		Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)					($)	($Mil)
BCTF	Bancorp 34, Inc.	NASDAQ	SW	Alamogordo	NM	$458		4	Dec	5/16/2000	9.80	29
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	$676		12	Dec	3/1/1985	10.58	37
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	$863		14	Dec	6/30/1994	14.25	69
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	$518		8	Jun	1/18/2005	23.23	38
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Doylestown	PA	$356	(1)	6	Dec	1/11/2017	12.19	27
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	$684	(1)	8	Jun	7/7/2011	16.32	53
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	$724		5	Dec	7/1/2016	10.90	55
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	$924		7	Dec	NA	6.10	78
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	$1,061		19	Dec	10/6/2010	20.34	92
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	$357		6	Jun	11/29/1993	13.35	23

(1)	As of March 31, 2020.
Source:	S&P Global Market Intelligence.

RP® Financial, LC.	Peer Group Analysis III.4

o

Elmira Savings Bank of New York. Comparable due to similar impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income, similar risk-weighted assets/assets ratio and similar ratio of non-performing assets as a percent of assets.

o

HMN Financial, Inc. of Minnesota. Comparable due to similar asset size, similar net interest income to average assets ratio, relatively high operating expense ratio as a percent of average assets and lending diversification emphasis on commercial real estate and commercial business loans.

o

Home Federal Bancorp, In. of Louisiana. Comparable due to completed second-step conversion in 2010, similar interest-earning asset composition, lending diversification emphasis on commercial real estate and commercial business loans and similar risk-weighted assets/assets ratio.

o

HV Bancorp, Inc. of Pennsylvania. Comparable due to similar impact of loan loss provisions, relatively higher operating expense ratio as a percent of average assets and similar ratio of non-performing assets as a percent of assets.

o	IF Bancorp, Inc. of Illinois. Comparable due to similar interest-earning asset composition and lending diversification emphasis on commercial real estate and commercial business loans.

o	Randolph Bancorp, Inc. of Massachusetts. Comparable due to similar ratio of non-performing assets as a percent of assets.

o	Severn Bancorp, Inc. of Maryland. Comparable due to similar asset size, similar interest-earning asset composition and relatively high operating expense ratio as a percent of average assets.

o	Standard AVB Financial Corp. of Pennsylvania. Comparable due to similar asset size, similar interest-earning asset composition and similar risk-weighted assets/assets ratio.

o	WVS Financial Corp. of Pennsylvania. Comparable due to similar risk-weighted assets/assets ratio.

In aggregate, the Peer Group companies maintained a lower level of tangible equity compared to the industry average (10.34% of assets versus 11.76% for all public companies), generated lower earnings as a percent of average assets (0.69% core ROAA versus 0.81% for all public companies) and earned a similar ROE (6.09% core ROE versus 6.48% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and similar to the respective averages for all publicly-traded thrifts.

	All Publicly- Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,437	$662
Market capitalization ($Mil)	$499	$50
Tangible equity/assets (%)	11.76%	10.34%
Core return on average assets (%)	0.81	0.69
Core return on average equity (%)	6.48	6.09

RP® Financial, LC.	Peer Group Analysis III.5

	All Publicly- Traded	Peer Group
Pricing Ratios (Averages)(1)
Core price/earnings (x)	12.43x	12.87x
Price/tangible book (%)	101.62%	74.26%
Price/assets (%)	10.31	7.63

(1)	Based on market prices as of August 10, 2020.

Ideally, the Peer Group companies would be comparable to Affinity Bancshares in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Affinity Bancshares, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Affinity Bancshares and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2020. Affinity Bancshares’ equity-to-assets ratio of 8.52% was below the Peer Group’s average net worth ratio of 10.81%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will be comparable to the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.42% and 10.34%, respectively. The increase in Affinity Bancshares’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Affinity Bancshares’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were fairly comparable, as the Company’s and the Peer Group’s interest-earning asset compositions reflected similar concentrations of loans and cash and investments. Overall, Affinity Bancshares’ interest-earning assets amounted to 94.03% of assets, which was below the comparable Peer Group ratio of 95.25%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.46% of assets and goodwill/intangibles equal to 0.47% of assets, while the Company’s non-interest earning assets included BOLI equal to 1.67% of assets and goodwill/intangibles equal to 2.10% of assets.

RP® Financial, LC.	Peer Group Analysis Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2020

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk- Based	Risk- Based Capital
Affinity Bancshares, Inc.		GA
June 30, 2020			21.45%	2.45%	1.67%	70.13%	69.04%	21.85%	0.00%	8.52%	2.10%	6.42%	197.08%	418.19%	160.89%	180.50%	NM	0.64%	-24.16%	9.31%	10.58%	11.49%

All Non-MHC Public Companies
Averages			7.34%	10.79%	1.64%	73.98%	73.97%	10.63%	0.33%	12.77%	0.93%	11.76%	12.65%	31.35%	10.65%	12.79%	22.04%	10.15%	3.88%	10.93%	14.90%	16.74%
Medians			7.17%	10.39%	1.81%	76.32%	75.26%	9.32%	0.00%	11.60%	0.25%	10.17%	10.80%	28.86%	7.27%	10.44%	7.20%	2.40%	1.38%	10.41%	13.14%	15.53%

Comparable Group
Averages			7.87%	17.27%	1.46%	70.11%	75.86%	11.92%	0.22%	10.81%	0.47%	10.34%	11.24%	40.32%	6.84%	11.71%	37.17%	3.07%	3.18%	10.26%	14.76%	15.78%
Medians			7.32%	11.80%	1.37%	74.08%	78.08%	9.91%	0.00%	10.85%	0.01%	10.60%	10.84%	35.72%	3.07%	8.36%	9.14%	2.17%	1.82%	10.36%	14.34%	15.44%

Comparable Group
BCTF	Bancorp 34, Inc.	NM	3.81%	14.76%	2.40%	75.84%	72.25%	16.66%	0.00%	9.97%	0.03%	9.94%	20.34%	33.24%	19.96%	18.44%	52.65%	-1.46%	-1.00%	9.30%	11.45%	12.57%
ESBK	Elmira Savings Bank	NY	11.77%	3.50%	2.25%	77.33%	81.56%	8.42%	0.00%	8.80%	1.82%	6.98%	10.72%	65.66%	5.03%	6.76%	82.43%	1.95%	0.97%	8.36%	11.67%	12.85%
HMNF	HMN Financial, Inc.	MN	7.63%	11.46%	0.00%	78.07%	87.25%	0.42%	0.00%	11.37%	0.11%	11.27%	19.37%	69.30%	11.96%	20.73%	-13.97%	10.48%	3.30%	10.50%	13.56%	14.81%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	10.59%	12.14%	1.37%	72.31%	88.92%	0.65%	0.00%	9.75%	0.00%	9.75%	17.12%	38.20%	12.62%	18.72%	86.15%	0.38%	1.77%	10.21%	16.37%	17.63%
HVBC	HV Bancorp, Inc.	PA	5.77%	7.16%	1.77%	81.58%	78.23%	10.77%	0.00%	9.51%	0.00%	9.51%	15.95%	-16.77%	20.76%	7.35%	199.70%	6.30%	0.64%	8.24%	13.87%	14.68%
IROQ	IF Bancorp, Inc.	IL	1.44%	22.71%	1.36%	72.28%	77.92%	9.05%	0.00%	11.61%	0.00%	11.61%	3.27%	16.02%	0.41%	2.98%	10.07%	-0.84%	2.19%	10.69%	NA	NA
RNDB	Randolph Bancorp, Inc.	MA	10.56%	8.08%	1.18%	76.32%	74.44%	12.01%	0.00%	11.67%	0.00%	11.67%	10.95%	99.73%	-0.37%	22.03%	-28.46%	6.52%	6.52%	11.58%	14.34%	15.44%
SVBI	Severn Bancorp, Inc.	MD	18.90%	4.94%	0.59%	71.96%	81.08%	3.79%	2.23%	11.58%	0.12%	11.46%	7.14%	66.37%	-3.60%	9.26%	-22.37%	4.18%	1.21%	13.77%	18.50%	19.60%
STND	Standard AVB Financial Corp.	PA	7.01%	16.63%	2.32%	69.97%	74.53%	10.92%	0.00%	13.45%	2.58%	10.86%	7.19%	31.73%	1.12%	7.45%	8.22%	0.83%	1.87%	11.10%	16.87%	17.93%
WVFC	WVS Financial Corp.	PA	1.22%	71.33%	1.37%	25.49%	42.38%	46.53%	0.00%	10.34%	0.00%	10.34%	0.36%	-0.27%	0.49%	3.35%	-2.73%	2.40%	14.38%	8.89%	16.19%	16.52%

(1)	Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis III.7

Affinity Bancshares’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 69.04% of assets, which was below the Peer Group’s ratio of 75.86%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 21.85% and 12.14% for Affinity Bancshares and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 90.89% and 88.00%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 103.45% and 108.24%, respectively. The additional capital realized from stock proceeds should serve to provide Affinity Bancshares with an IEA/IBL ratio that is comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Affinity Bancshares’ and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2020. Affinity Bancshares recorded a 197.08% increase in assets, versus asset growth of 11.24% recorded by the Peer Group. Affinity Bancshares’ significantly higher asset growth rate was largely related to completing the acquisition of ABB Financial during the twelve-month period. Asset growth for Affinity Bancshares was realized through a 160.89% increase in loans and a 418.19% increase in cash and investments. Asset growth for the Peer Group included a 6.84% increase in loans and a 40.32% increase in cash and investments.

Deposit growth of 180.50%, along with increasing borrowings from a zero balance to 21.85% of assets funded the Company’s asset growth. Comparatively, asset growth for the Peer Group was funded through deposit growth of 11.71% and a 37.17% increase in borrowings. The Company’s tangible capital decreased 24.16%, which was largely related to the goodwill and intangibles created by the acquisition of ABB Financial. Comparatively, the Peer Group’s tangible capital increased 3.18%, as retention of earnings was partially offset by stock repurchases and dividend payments. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2020. Affinity Bancshares reported a net loss equal to 0.02% of average assets, versus a net income to average assets ratio of 0.67% for the Peer Group. A higher ratio of non-interest operating income and lower operating expense and non-operating loss ratios represented earnings advantages for the Peer Group, while a higher net interest income ratio and a tax benefit were earnings advantages for the Company.

The Company’s higher net interest income to average assets ratio was primarily realized through a higher interest income ratio, which was facilitated by a higher yield earned on interest-earning assets (4.85% versus 4.14% for the Peer Group. Likewise, the Company’s lower interest expense ratio was facilitated by a lower cost of funds (1.27% versus 1.42% for the Peer Group. Overall, Affinity Bancshares and the Peer Group reported net interest income to average assets ratios of 3.56% and 2.89%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.20% and 3.13%, respectively. Notwithstanding its higher operating expense ratio, the Company maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $10.663 million for the Company, versus $6.218 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into an institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s earnings. Expense coverage ratios for Affinity Bancshares and the Peer Group equaled 1.11x and 0.92x, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2020 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non- Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld- Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Affinity Bancshares, Inc.		GA
June 30, 2020			-0.02%	4.44%	0.87%	3.56%	0.16%	3.40%	0.00%	0.38%	3.20%	-0.65%	0.00%	-0.06%	4.85%	1.27%	3.58%	$10,663	-73.52%

All Non-MHC Public Companies
Averages			0.79%	3.97%	0.97%	2.99%	0.25%	2.74%	0.65%	0.42%	2.74%	0.00%	0.00%	0.24%	4.21%	1.37%	2.86%	$8,292	20.04%
Medians			0.75%	3.81%	1.02%	2.83%	0.20%	2.60%	0.08%	0.34%	2.67%	0.00%	0.00%	0.22%	4.05%	1.41%	2.77%	$6,786	23.49%

Comparable Group
Averages			0.67%	3.92%	1.03%	2.89%	0.17%	2.72%	0.92%	0.39%	3.13%	-0.02%	0.00%	0.20%	4.14%	1.42%	2.72%	$6,218	22.89%
Medians			0.68%	3.90%	1.08%	2.77%	0.19%	2.56%	0.49%	0.45%	2.86%	-0.01%	0.00%	0.18%	4.15%	1.48%	2.72%	$6,068	25.02%

Comparable Group
BCTF	Bancorp 34, Inc.	NM	0.45%	4.87%	1.18%	3.68%	0.22%	3.46%	0.05%	0.19%	3.04%	-0.05%	-0.01%	0.16%	5.10%	1.69%	3.41%	$7,155	25.48%
ESBK	Elmira Savings Bank	NY	0.61%	3.79%	1.10%	2.68%	0.17%	2.51%	0.44%	0.44%	2.66%	0.01%	0.00%	0.14%	4.29%	1.46%	2.83%	$5,681	18.69%
HMNF	HMN Financial, Inc.	MN	0.94%	4.04%	0.44%	3.59%	0.08%	3.52%	0.70%	0.69%	3.55%	0.00%	0.00%	0.41%	4.18%	0.73%	3.45%	$4,353	30.29%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.83%	4.40%	1.11%	3.28%	0.41%	2.87%	0.54%	0.26%	2.68%	0.05%	0.00%	0.21%	4.64%	1.50%	3.14%	$8,649	19.91%
HVBC	HV Bancorp, Inc.	PA	0.32%	3.55%	1.13%	2.42%	0.20%	2.22%	1.65%	0.58%	4.09%	0.06%	0.00%	0.10%	3.72%	1.41%	2.31%	$3,499	24.55%
IROQ	IF Bancorp, Inc.	IL	0.57%	4.02%	1.39%	2.63%	0.02%	2.60%	0.08%	0.56%	2.48%	0.02%	0.00%	0.22%	4.12%	1.72%	2.40%	$6,455	27.55%
RNDB	Randolph Bancorp, Inc.	MA	0.97%	3.79%	1.03%	2.76%	0.29%	2.46%	4.99%	-0.07%	6.08%	-0.24%	0.00%	0.10%	3.99%	1.51%	2.48%	$3,155	9.16%
SVBI	Severn Bancorp, Inc.	MD	0.68%	4.20%	0.97%	3.24%	0.03%	3.21%	0.64%	0.70%	3.59%	-0.01%	0.00%	0.27%	4.43%	1.29%	3.14%	$5,439	28.52%
STND	Standard AVB Financial Corp.	PA	0.68%	3.67%	0.89%	2.78%	0.26%	2.52%	0.11%	0.46%	2.15%	-0.06%	0.00%	0.16%	3.93%	1.32%	2.61%	$6,564	18.85%
WVFC	WVS Financial Corp.	PA	0.69%	2.90%	1.07%	1.84%	0.02%	1.82%	0.00%	0.11%	0.99%	-0.01%	0.00%	0.24%	2.98%	1.54%	1.44%	$11,230	25.89%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.38% and 1.31% of Affinity Bancshares’ and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Affinity Bancshares’ efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 81.22% was less favorable than the Peer Group’s efficiency ratio of 74.52%.

Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group equaled 0.16% and 0.17% of average assets, respectively

The Company recorded a net non-operating loss equal to 0.65% of average assets, which was largely due to merger related expenses. Comparatively, the Peer Group recorded a net non-operating loss equal to 0.02% of average assets. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

The Company recorded an effective tax benefit of 73.52% compared to an effective tax rate of 22.89% for the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 26.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (12.88% of assets versus 43.05% for the Peer Group), as the Peer Group maintained higher concentrations of both mortgage-backed securities and 1-4 family permanent mortgage loans relative to the comparable concentrations maintained by the Company. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $1.3 million for the Peer Group compared to a zero balance for the Company.

RP® Financial, LC.	Peer Group Analysis Page III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2020

			Portfolio Composition as a Percent of Assets
			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Affinity Bancshares, Inc.		GA
June 30, 2020			1.36%	11.52%	4.85%	0.14%	18.81%	30.96%	4.40%	59.95%	$0

All Public Companies
Averages			8.42%	28.12%	4.26%	12.04%	18.11%	7.68%	1.67%	68.74%	$6,852
Medians			7.70%	23.97%	3.79%	5.02%	16.10%	5.00%	0.22%	71.61%	$203

Comparable Group
Averages			9.40%	33.65%	3.99%	5.35%	17.43%	7.12%	1.33%	65.72%	$1,288
Medians			6.40%	26.73%	3.97%	4.37%	16.50%	7.21%	0.62%	62.64%	$562

Comparable Group
BCTF	Bancorp 34, Inc.	NM	7.75%	10.74%	4.19%	9.81%	37.25%	6.45%	0.04%	78.31%	$79
ESBK	Elmira Savings Bank	NY	0.98%	47.47%	2.42%	5.79%	9.09%	7.97%	5.36%	62.95%	$1,158
HMNF	HMN Financial, Inc.	MN	6.22%	20.09%	5.20%	4.70%	32.57%	8.09%	2.54%	75.24%	$2,206
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	11.52%	26.45%	4.88%	8.46%	16.64%	16.86%	0.18%	60.68%	$0
HVBC	HV Bancorp, Inc.	PA	2.60%	68.77%	0.59%	1.56%	4.46%	4.93%	1.71%	53.80%	$0
IROQ	IF Bancorp, Inc.	IL	20.41%	20.25%	3.74%	15.65%	20.27%	12.27%	1.05%	NA	$821
RNDB	Randolph Bancorp, Inc.	MA	6.41%	52.12%	4.88%	1.77%	12.44%	1.25%	2.12%	75.90%	$7,488
SVBI	Severn Bancorp, Inc.	MD	3.04%	27.00%	11.92%	1.03%	24.07%	8.50%	0.20%	NA	$615
STND	Standard AVB Financial Corp.	PA	6.39%	40.53%	1.59%	4.04%	16.37%	4.86%	0.05%	62.33%	$509
WVFC	WVS Financial Corp.	PA	28.65%	23.11%	0.50%	0.72%	1.16%	0.00%	0.04%	56.58%	$0

Source:

S&p;P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Diversification into higher risk and higher yielding types of lending was more significant for the Company. The Company’s loan portfolio composition reflected higher concentrations of commercial business loans (30.96% of assets versus 7.12% of assets for the Peer Group), commercial real estate loans (18.81% of assets versus 17.43% of assets for the Peer Group), construction/land loans (4.85% of assets versus 3.99% of assets for the Peer Group) and consumer loans (4.40% of assets versus 1.33% of assets for the Peer Group), while multi-family loans constituted a more significant area of lending diversification for the Peer Group (5.35% of assets versus 0.14% of assets for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 59.16% and 35.22% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a lower risk weighted assets-to-assets ratio of 59.95% compared to 65.72% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Affinity Bancshares’ interest rate risk characteristics were overall considered to be less favorable than the Peer Group’s measures. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios. Likewise, the Peer Group maintained an advantage with respect to its lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to partially offset the current comparative advantages reflected in the Peer Group’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Affinity Bancshares and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Affinity Bancshares’ assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	Peer Group Analysis Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2020 or the Most Recent Date Available.

				Balance Sheet Measures
				Tangible Equity/ T. Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
							6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Affinity Bancshares, Inc.			GA
June 30, 2020				6.6%	103.5%	6.0%	-20	-58	-36	2	21	-4

All Public Thrifts
Average				11.8%	135.4%	7.8%	-13	-2	-4	-3	-5	-3
Median				10.2%	133.0%	8.4%	-13	-4	-5	-2	-4	-6

Comparable Group
Average				10.4%	108.3%	4.7%	-13	0	-8	-3	-3	-2
Median				10.7%	109.7%	5.0%	-16	1	-9	-1	-7	-4

Comparable Group
BCTF	Bancorp 34, Inc.		NM	9.9%	106.2%	5.6%	-48	15	4	4	15	-12
ESBK	Elmira Savings Bank		NY	7.1%	102.9%	7.4%	-30	15	8	-7	-10	-15
HMNF	HMN Financial, Inc.		MN	11.3%	110.8%	2.8%	-18	-4	-20	-35	27	-6
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	9.8%	106.1%	5.0%	22	-21	-14	9	-22	-7
HVBC	HV Bancorp, Inc.	(1)	PA	9.5%	106.2%	5.5%	0	5	-9	-5	-8	4
IROQ	IF Bancorp, Inc.	(1)	IL	11.6%	110.9%	3.6%	0	11	-12	10	-10	-5
RNDB	Randolph Bancorp, Inc.		MA	11.7%	109.9%	5.0%	-5	3	-9	3	-12	5
SVBI	Severn Bancorp, Inc.		MD	11.5%	110.0%	4.2%	-23	-14	-5	-1	-6	12
STND	Standard AVB Financial Corp.		PA	11.2%	109.5%	6.4%	-17	-1	-9	-1	-4	-3
WVFC	WVS Financial Corp.		PA	10.3%	110.3%	2.0%	-15	-5	-16	-2	-4	9

NA=Change is greater than 100 basis points during the quarter.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly greater relative to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.80% and 0.94%, respectively, versus comparable measures of 0.72% and 0.86% for the Peer Group. These ratios include accruing loans that are classified as troubled debt restructurings, which accounted for 34% of the Company’s non-performing loan balance at June 30, 2020. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 82.59% and 159.79%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.78% for the Company, versus 1.03% for the Peer Group. The Company’s lower reserve ratios reflect fair value accounting for the acquisition of ABB Financial. Net loan charge-offs were a more significant factor for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.07% of loans compared to a nominal net recovery recorded by the Company.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	Peer Group Analysis Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2020

				NPAs &				Rsrves/
			REO/ Assets	90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	NPAs & 90+Del (1)	Net Loan Chargeoffs (3)		NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Affinity Bancshares, inc.		GA
June 30, 2020			0.14%	0.80%	0.94%	0.78%	82.59%	68.60%	-$	7	0.00%

All Public Companies
Averages			0.05%	0.70%	0.92%	1.03%	183.27%	169.23%		$3,093	0.05%
Medians			0.02%	0.59%	0.72%	1.10%	147.10%	134.99%		$211	0.03%

Comparable Group
Averages			0.05%	0.72%	0.86%	1.03%	159.79%	131.24%		$324	0.07%
Medians			0.04%	0.70%	0.81%	1.13%	116.91%	111.62%		$174	0.04%

Comparable Group
BCTF	Bancorp 34, Inc.	NM	0.00%	0.74%	0.97%	1.13%	116.91%	116.91%	-$	8	0.00%
ESBK	Elmira Savings Bank	NY	0.04%	0.85%	1.04%	0.96%	91.20%	87.19%		$494	0.09%
HMNF	HMN Financial, Inc.	MN	0.08%	0.37%	0.37%	1.28%	342.81%	269.78%		$569	0.09%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.18%	1.34%	1.57%	1.12%	68.66%	58.55%		$1,262	0.37%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.66%	0.78%	0.59%	66.49%	66.49%		$186	0.06%
IROQ	IF Bancorp, Inc.	IL	0.05%	0.30%	0.29%	1.21%	419.52%	286.49%		$73	0.04%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	0.75%	0.84%	1.22%	128.53%	111.62%		$31	0.01%
SVBI	Severn Bancorp, Inc.	MD	0.11%	1.66%	2.11%	1.23%	57.39%	53.57%		$174	0.03%
STND	Standard AVB Financial Corp.	PA	0.06%	0.50%	0.63%	0.93%	146.60%	130.52%		$131	0.02%
WVFC	WVS Financial Corp.	PA	0.00%	0.00%	0.00%	0.67%	NA	NA		—	0.00%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Affinity Bancshares’ operations and financial condition; (2) monitor Affinity Bancshares’ operations and financial condition relative to the Peer Group to identify any fundamental

RP® Financial, LC.	VALUATION ANALYSIS IV.2

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and CFBI’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Affinity Bancshares’ value or Affinity Bancshares’ value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and. quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

◾

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a similar concentration of loans and a slightly lower concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Company, while the Peer Group maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for higher yield earned on interest-earning assets with a lower risk weighted assets-to-assets ratio. Affinity Bancshares’ funding composition reflected a lower level of deposits and a higher level of borrowings relative to the comparable Peer Group measures, which translated into a lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be relatively comparable to the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

◾

Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and as a percent of loans. The lower reserve ratios maintained by the Company were the result of the fair value accounting adjustments applied for the acquisition of ABB Financial’s loan portfolio. Net loan charge-offs as a percent of loans were higher for the Peer Group. The Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a neural factor in our adjustment for financial condition.

◾

Balance Sheet Liquidity. The Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (23.90% of assets versus 25.14% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having less future borrowing capacity relative to the Peer Group, based on the higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

◾

Funding Liabilities. The Company’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a ratio that is relatively comparable to the Peer Group’s ratio. Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

◾

Capital. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Affinity Bancshares’ pro forma tangible capital position is expected to be more comparable to the Peer Group’s tangible equity-to-assets ratio, particularly as the Company will be experiencing some asset shrinkage with the roll-off of the PPP loans. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Affinity Bancshares’ balance sheet strength was considered to be similar to the Peer Group’s balance sheet strength and, thus, no adjustment was applied for the Company’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

◾

Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis, as the Company reported a net loss equal to 0.02% of average assets versus earnings equal to 0.67% of average assets for the Peer Group). The net loss reported by Company was due to significant non-recurring merger related expenses, while non-operating items were not a significant factor in the Peer Group’s earnings. Excluding non-operating items, the Company’s earnings advantage with respect to a higher net interest income ratio was more than by the Peer Group’s earnings advantages with respect to a higher ratio of non-interest operating income and a lower ratio of operating expenses. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

◾

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a higher operating expense ratio and a lower level of non-interest operating income. The Company’s more favorable net interest income ratio and less favorable operating expense ratio translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.11x versus 0.92x for the Peer Group). Comparatively, the

RP® Financial, LC.	VALUATION ANALYSIS IV.5

Company’s efficiency ratio of 81.22% was less favorable than the Peer Group’s efficiency ratio of 74.52%. Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings. After adjusting for non-operating losses and gains, the Company’s ROAA ratio remained below the comparable Peer Group ratio. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

◾

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be more comparable to the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings

◾

Credit Risk. Loan loss provisions were a similar factor in the Company’s and the Peer Group’s earnings (0.16% of average assets versus 0.17% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Company. The Company’s credit quality measures generally implied a slightly higher degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group; although, differences in the Company’s and the Peer Group’s implied credit risk exposure narrowed after taking into consideration the fair value accounting adjustments applied for the Company’s acquisition of ABB Financial. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

◾

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Company, which would tend to facilitate continuation of a higher net interest margin for the Peer Group going forward based on the current prevailing interest rate environment. Second, the infusion of stock proceeds will provide the Company with similar growth potential through leverage as currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

◾

Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will remain lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

On balance, Affinity Bancshares’ pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3. Asset Growth

Comparative annual asset growth rates for the Company and the Peer Group showed respective increases of 197.08% and 11.24%, as the Company’s significantly higher growth rate was driven by the acquisition of ABB Financial. The Company’s asset growth was realized through a 418.19% increase in cash and investments and a 160.89% increase in loans. Comparatively, asset growth for the Peer Group consisted of a 40.32% increase in cash and investments and a 6.84% increase in loans. Overall, the Company’s acquisition related growth is viewed as providing the Company with greater earnings growth potential relative to the earnings growth potential that may be realized from the Peer Group’s asset growth, particularly as Company’s trailing twelve month earnings do not fully reflect the cost savings and synergies that are expected to be realized from the merger. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be comparable to the Peer Group’s tangible equity-to-assets ratio, indicating similar leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Affinity Bancshares serves northern Georgia through three full service branch offices and two loan production offices. The markets served by the Company are largely suburban and rural in nature. Newton County, where the Company maintains its main office, experienced relatively strong population growth during the 2015 to 2020 period. Newton County’s population growth is forecasted to remain relatively strong over the next five years, although at a slightly lower growth rate compared to the past five years. Newton County’s May 2020 unemployment rate was slightly higher than the comparable unemployment rate for Georgia, but was lower than the comparable U.S. unemployment rate.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

The Peer Group companies generally operate in markets with larger populations compared to Newton County. Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were well below Newton County’s population growth rate over the past five years. Newton County has a lower per capita income compared to the primary market area counties served by Peer Group companies and, on average, the Peer Group’s primary market area counties were more affluent markets within their respective states compared to Newton County’s per capita income as a percent of Georgia’s per capita income (103.2% for the Peer Group versus 81.4% for Newton County). The Company’s competitive position in its primary market area, as indicated by deposit market share, was viewed to be stronger than maintained by the Peer Group companies in general. Affinity Bancshares’ deposit market share equaled 22.6% in Newton County, versus an 8.7% average and a 5.7% median deposit market shares indicated for the Peer Group companies in their respective primary market area counties. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was higher than the unemployment rate reflected for Newton County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Affinity Bancshares, Inc. and the Peer Group Companies(1)

	County	May 2020 Unemployment
Affinity Bancshares, Inc.—GA	Newton	10.3%

Peer Group Average		11.8%
Bancorp 34, Inc. – NM	Otero	9.0
Elmira Savings Bank—NY	Chemung	12.1
HMN Financial, Inc. – MN	Olmstead	10.1
Home Federal Bancorp, Inc. of LA – LA	Caddo	14.0
HV Bancorp, Inc.—PA	Bucks	12.5
IF Bancorp, Inc. – IL	Iroquois	8.5
Randolph Bancorp, Inc. —MA	Norfolk	16.0

RP® Financial, LC.	VALUATION ANALYSIS IV.8

Table 4.1 (continued)

Market Area Unemployment Rates

Affinity Bancshares, Inc. and the Peer Group Companies(1)

	County	May 2020 Unemployment
Severn Bancorp, Inc.—MD	Anne Arundel	9.2
Standard AVB Financial Corp.—PA	Allegheny	13.1
WVS Financial Corp. – PA	Allegheny	13.1

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5. Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.84% to 5.67%. The average dividend yield on the stocks of the Peer Group institutions was 2.24% as of August 10, 2020. Comparatively, as of August 10, 2020, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.93%.

While the Company has not established a definitive dividend policy prior to its second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $23.3

RP® Financial, LC.	VALUATION ANALYSIS IV.9

million to $91.8 million as of August 10, 2020, with average and median market values of $50.3 million and $45.5 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.7 million to 12.8 million, with average and median shares outstanding equal to 4.3 million and 3.4 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the upper half of the Peer Group’s range of market values and shares outstanding. Following the second-step conversion, the Company’s stock will continue to be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a fairly comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Affinity Bancshares: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in Georgia; and (D) the market for the public stock of CFBI. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of August 10, 2020.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. News that China was planning to further loosen its monetary policy to help re-invigorate China’s economy contributed to major U.S. stock indexes closing at new record highs on the first day of trading in 2020, which was

RP® Financial, LC.	VALUATION ANALYSIS IV.10

followed by a one day sell-off. A report showing a decline in December manufacturing activity and a U.S. airstrike that killed a top Iranian military official were noted factors that prompted the sell-off. Signs of easing tensions between the U.S. and Iran, as well as reassuring indications that trade negotiations remained on track with China, contributed to major U.S. stock indexes rebounding to record highs heading into mid-January. More record highs were posted by the major U.S. stock indexes in mid-January, with the Dow Jones Industrial Average (“DJIA”) closing above 29000 for the first time following the signing of a trade agreement between the U.S. and China. Fears that the spreading COVID-19 pandemic would slow economic growth fueled a sell-off in the broader stock market in the second half of January. An upbeat manufacturing report for January and diminished worries about the economic impact of the coronavirus contributed to stocks rallying in the first week of February. Major U.S. stock indexes closed at record highs heading into mid-February, as investors focused on signs of strength in the U.S. economy. Stocks retreated in mid-February and then plunged sharply lower in the last week of February, as COVID-19 pandemic fears fueled the worst weekly loss in the stock market since 2008. All three major U.S. stock indexes slipped into correction territory at the end of February.

Volatility prevailed in the broader stock market throughout March 2020, with speculation on the severity of the COVID-19 pandemic and its long-term impact on the global economy continuing to dominate trading activity. After the DJIA posted its worst one-day decline since 1987 on March 12th, stocks rebounded when President Trump declared a national emergency to combat the spread of the coronavirus. Stock market turmoil extended into the third week of March, with the major U.S. stock indexes recording their worst week since the financial crisis. Fears that the emergency measures taken by the Federal Reserve would not be enough to ward off a COVID-19 induced recession, a flight to liquidity and oil prices dropping below $20 a barrel all contributed to the historic sell-off. Stocks traded sharply higher in the fourth week of March, which was fueled by U.S. lawmakers reaching an agreement on a $2 trillion stimulus package. Notwithstanding the end of March rally, the first quarter of 2020 was the worst quarter for major U.S. stock market indexes since the financial crisis.

Stocks opened the second quarter of 2020 with a bruising sell-off after President Trump issued a warning on the coronavirus pandemic, which was followed by major U.S. stock indexes surging higher. News that New York recorded its first daily decline in COVID-19 deaths and the Federal Reserve’s commitment to provide an unprecedent level of support for the economy were noted factors that powered the stock market rally. The second week of April

RP® Financial, LC.	VALUATION ANALYSIS IV.11

concluded with stocks posting their biggest week of gains since 1974. Stocks advanced a second consecutive week going into mid-April, as investors reacted to reports that an antiviral medicine was showing promise and the growing potential for the gradual reopening of the U.S. economy. Energy shares led stocks lower heading into the second half of April, as oil prices plunged below $0 a barrel. Promising news for a coronavirus drug and the Federal Reserve’s statement that it was in no hurry to end stimulus measures contributed to broader stock market gains through the end of April. Overall, April was the best month for stocks in decades, as the DJIA and S&P 500 posted respective gains of 11% and 13%. Comparatively, the NASDAQ was down 0.3% in April. Following a sell-off at the start of May, the broader stock market trended higher ahead of the April employment report and then rallied sharply higher with the release of the April employment report on May 8th. Stocks fell broadly the first few trading days the following week, as investors reacted to a sharp decline in the April consumer price index and the Federal Reserve’s grim assessment on how long it would take the U.S. economy to recover. Going into the second half of May, stocks surged higher on positive results reported by a drugmaker’s early study of a potential coronavirus vaccine and optimism that the U.S. economy would start to recover as all 50 states relaxed some of their coronavirus restrictions. Optimism about economies reopening and the potential development of a coronavirus vaccine propelled stock market gains in late-May and early-June 2020. Stocks continued to surge higher to close out the first week of trading in June, as investors reacted to a surprisingly strong May employment report. The rebound in the broader stock market continued into the beginning of the second week of June, with the NASDAQ closing at a record high and the S&P 500 moving into positive territory for the year. Stocks closed out the second week of trading in June posting their worst weekly loss since March, as growing fears of a surge in coronavirus infections fueled a stock market route on June 11th. After Federal Reserve officials highlighted the pandemic’s potential to weaken the U.S. economy over the long-term, shares of banks and manufacturers were among the hardest hit stocks in the sell-off.    A rebound in May retail sales and the Federal Reserve’s announcement that it would broaden its program to purchase bonds of U.S. companies translated into stocks rallying going into the second half of June, which was followed by a wavering stock market environment through multiple trading sessions as investors weighed a rise in coronavirus infections against signs of the U.S. economy recovering. A record number of new coronavirus cases in some large states fueled a late-June sell-off in the broader stock market, as investors reacted to reinstatement of lockdown measures by some of those states. Growing expectations for additional stimulus from the Federal Reserve contributed to stocks rallying to close out the second quarter, as U.S. stocks wrapped up their best quarter in more than 20 years. For the second quarter of 2020, the DJIA was up 18%, the S&P 500 was up 20% and the NASDAQ was up 31%.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

Stocks started out the third quarter of 2020 trading mixed ahead of the release of the June employment report and then rallied higher with the release of the June employment report, which showed the U.S. economy added more jobs than expected, Volatility prevailed in the broader stock market through mid-July, as investors weighed hopes of a COVID-19 vaccine after two companies received “fast track” designations for the development of their coronavirus vaccine candidates against a resurgence in COVID-19 positive cases that was providing for an uneven reopening of the U.S. economy. Stocks retreated heading into the last week of July, as the first weekly increase in new unemployment claims since March raised concerns that mounting coronavirus infections and a renewed wave of mandated lockdowns could slow an economic recovery. The broader stock market continued to trade unevenly in the final week of July, as investors reacted to mixed second quarter earnings reports by some large companies, a record decline in second quarter GDP and the Federal Reserve’s reiteration to continue to support the U.S. economy. Overall, technology stocks were the strongest performing stocks during July, as the NASDAQ closed out July at a new record high. Progress in Congressional negotiations for a new coronavirus relief package and initial weekly unemployment claims falling to their lowest level since the coronavirus hit the U.S. in March fueled stock market gains during the first week of August. The DJIA extended its winning streak to seven sessions on August 10th, as investors assessed the likelihood of another round of stimulus spending and the slowing pace of new coronavirus infections. On August 10, 2020, the DJIA closed at 27791.44, a decrease of 7.3% from one year ago and a decrease of 2.6% year-to-date, and the NASDAQ closed at 10968.36, an increase of 39.5% from one year ago and an increase of 22.2% year-to-date. The S&P 500 Index closed at 3360.47 on August 10, 2020, an increase of 16.5% from one year ago and an increase of 4.0% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters. Growing tensions between the U.S. and Iraq, along with manufacturing activity showing another decline in December, pulled financial institution shares lower during the initial trading days of 2020. Financial institution shares edged higher going into mid-January, as some big banks kicked-off fourth quarter earnings season with mostly favorable results. Financial institution shares traded in a narrow range going into late-January and then pulled back at the end of January, as worries that the COVID-19 pandemic would slow economic growth escalated. After

RP® Financial, LC.	VALUATION ANALYSIS IV.13

rebounding along with the broader stock market in early-February, bank and thrift stocks stabilized going into the second half of February. Driven by worries that the COVID-19 pandemic could have a significant impact on the economy, financial institution shares followed the broader stock market lower in late-February and early-March. The sell-off in financial institution shares accelerated through the third week of March, as historically low interest rates and a free-falling U.S. economy threatened to upend almost all of a bank’s business lines. News that U.S. lawmakers were nearing an agreement to approve the stimulus package helped financial stocks to rebound in late-March.

Market volatility continued to prevail for financial institution stocks during the first two weeks of April 2020. Financial shares stocks spiked lower with the release of the March employment report, which was followed by bank and thrift stocks rebounding along with the broader stock market ahead of the start of first quarter earnings season. First quarter earnings reports posted by some of the big banks fueled a sell-off in financial shares in mid-April, as plunging profits due to significant increases in loan loss provisions sent a message that big banks were preparing for a bad recession and a flood of borrower defaults. Growing expectations of the U.S. economy gradually reopening helped financial stocks rebound along with the broader stock market at the end of April. Financial shares traded lower during the first half of May, amid uncertainty of how quickly the economy would rebound with the gradual easing of social distancing rules. Beaten down financial shares rebounded along with the broader stock market going in the second half of May, as investors reacted to promising early-stage results for a potential coronavirus vaccine and all 50 states entering the initial phase of reopening the U.S. economy. Financial shares generally drifted lower at the end of May and the start of June, which was followed by thrift and bank shares surging higher with the release of the May employment report. Fears of a surge in coronavirus infections and statements from Federal Reserve officials concerning the potential long term impact that the pandemic will have on the U.S. economy prompted a sell-off in bank and thrift stocks going into the second half of June, as economically sensitive shares were particularly hard hit by the threat of a prolonged economic downturn. The roll back of federal regulations that placed curbs on swaps and investing contributed to a one-day rally in financial shares in late-June, which was followed by a sharp sell-off in bank and thrift shares on fears of possible reinstatement of lockdown measures in states that were experiencing an increase in COVID-19 cases. Financial shares participated in the broader stock market rally to close out the second quarter, although fell well short of the gains posted by the major stock U.S. indexes for the entire second quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

Financial shares pulled back in early-July 2020 amid a dramatic surge in confirmed coronavirus infections in the south and west regions of the U.S., which forced several states to pause or reverse plans to reopen businesses. Growing optimism of a COVID-19 vaccine being developed in the near term contributed to financial shares trading higher along with broader stock market heading into mid-July, which was followed by a slight pullback in financial shares as big bank second quarter earnings reports warned of a protracted downturn for the U.S. economy. Financial shares traded unevenly throughout the second half of July, in light of uncertainty over the outlook for the U.S. economy and related impact on credit quality. After trading lower the first few trading days of August, financial shares surged higher for three consecutive sessions through August 10th. On August 10, 2020, the SNL Thrift Index for all publicly-traded thrifts closed at 667.6, a decrease of 20.9% from one year ago and a decrease of 27.5% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, four second-step conversion offerings have been completed during the past twelve months and no second-step conversion offerings have been completed during the past three months. The average closing pro forma price/tangible book ratio of the four second-step conversion offerings equaled 88.7%. On average, the four second-step conversion offerings reflected price appreciation of 7.5% after the first week of trading. As of August 10, 2020, the four second-step conversion offerings reflected a 14.5% decrease in price on average from their IPO prices.

RP® Financial, LC.	Valuation Analysis IV.15

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information						Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Contribution to Char. Found.		% Off Incl. Fdn. +Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Inc. Fdn.	Benefit Plans				Initial Div. Yield								First Trading Day		After First Week(3)		After First Month(4)
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form		ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.		P/TB	Core P/E	P/ A	Core ROA	TE/A	Core ROE	IPO Price		% Chg		% Chg		% Chg	Thru 8/10/2020	% Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions

Second Step Conversions
Cincinnati Bancorp, Inc., OH	1/24/20	CNNB- NASDAQ	$221	10.60%	0.14%	469%	$16.5	56%	132%	7.9%	N.A.	N.A.	8.0%	4.0%	10.0%	7.1%	0.00%	81.3%	54.3x	12.7%	0.2%	15.6%	1.5%	$10.00	$10.72	7.2%	$10.69	6.9%	$10.70	7.0%	$8.68	-13.2%
FFBW, Inc., WI	1/17/20	FFBW- NASDAQ	$258	23.76%	0.50%	186%	$42.7	55%	115%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	79.1%	64.2x	26.2%	0.4%	33.1%	1.2%	$10.00	$10.75	7.5%	$10.70	7.0%	$10.66	6.6%	$8.28	-17.2%
Provident Bancorp, Inc., MA*	10/17/19	PVBC- NASDAQ	$1,032	12.81%	0.69%	218%	$102.1	52%	89%	2.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%	88.8%	20.2x	17.4%	0.9%	19.6%	4.4%	$10.00	$10.82	8.2%	$11.45	14.5%	$11.75	17.5%	$8.06	-19.4%
HarborOne Northeast Bancorp, Inc., MA*	8/15/19	HONE- NASDAQ	$3,656	9.94%	0.53%	116%	$310.4	53%	115%	1.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.6%	0.00%	105.4%	39.8x	14.9%	0.4%	14.4%	2.3%	$10.00	$10.02	0.2%	$10.17	1.7%	$10.13	1.3%	$9.19	-8.1%

	Averages—Second Step Conversions:		$1,292	14.28%	0.47%	247%	$117.9	54%	113%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%	88.7%	44.6x	17.8%	0.5%	20.7%	2.4%	$10.00	$10.58	5.8%	$10.75	7.5%	$10.81	8.1%	$8.55	-14.5%
	Medians—Second Step Conversions:		$645	11.71%	0.52%	202%	$72.4	54%	115%	2.8%	N.A.	N.A.	8.0%	4.0%	10.0%	1.8%	0.00%	85.1%	47.1x	16.2%	0.4%	17.6%	1.9%	$10.00	$10.74	7.4%	$10.70	6.9%	$10.68	6.8%	$8.48	-15.2%

Mutual Holding Companies
Bogota Financial Corp., NJ*	1/17/20	BSBK- NASDAQ	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	C/S	4.4%	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.30%	$11.68	16.8%	$11.25	12.5%	$8.21	-17.9%
	Averages—MHC Conversions:		$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	N.A.	N.A.	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.3%	$11.68	16.8%	$11.25	12.5%	$8.21	-17.9%
	Medians—MHC Conversions:		$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	N.A.	N.A.	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.3%	$11.68	16.8%	$11.25	12.5%	$8.21	-17.9%

	Averages—All Conversions:		$1,167	13.65%	0.39%	273%	$105.7	52%	117%	3.7%	N.A.	N.A.	8.1%	4.1%	10.2%	2.7%	0.00%	85.1%	46.8x	17.6%	0.4%	20.0%	2.3%	$10.00	$10.79	7.9%	$10.94	9.4%	$10.90	9.0%	$8.48	-15.2%
	Medians—All Conversions:		$666	11.13%	0.50%	218%	$56.6	53%	115%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	81.3%	54.3x	16.9%	0.4%	17.0%	2.1%	$10.00	$10.75	7.5%	$10.70	7.0%	$10.70	7.0%	$8.28	-17.2%

Note: *—Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT”—Not Traded; “NA”—Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

8/10/2020

RP® Financial, LC.	VALUATION ANALYSIS IV.16

In light of the less favorable stock market conditions and weaker economic environment since the four second-step conversions were completed, the heightened uncertainty associated with completing a public stock offering in the prevailing stock market environment warrants a downward adjustment for the new issue market.

C. The Acquisition Market

Also considered in the valuation was the potential impact on Affinity Bancshares’ stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in Georgia. As shown in Exhibit IV-4, there were 26 acquisitions of Georgia based bank and savings institutions completed from the beginning of 2017 through August 10, 2020, including CFBI’s acquisition of ABB Financial, and there is currently one acquisition pending for a Georgia based bank or savings institution. The recent acquisition activity involving Georgia bank and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Affinity Bancshares’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Affinity Bancshares’ stock would tend to be less compared to the stocks of the Peer Group companies.

D. Trading in CFBI’s Stock

Since CFBI’s minority stock currently trades under the symbol “CFBI” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. CFBI had a total of 7,570,797 shares issued and outstanding at June 30, 2020, of which 3,500,142 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $6.25 to $12.01 per share and its closing price on August 10, 2020 was $6.76 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS IV.17

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Affinity Bancshares will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

◾

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

◾

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

◾

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

◾

Trading of CFBI stock. Converting institutions generally do not have stock outstanding. CFBI, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since CFBIs stock is currently quoted on NASDAQ, it is an indicator of the Company’s current market value and therefore received some weight in our valuation. Based on the August 10, 2020 closing stock price of $6.76 per share and the 7,570,797 shares of CFBI common stock outstanding, the Company’s implied market value of $51.2 million was considered in the valuation process. However, since the Company’s stock is not actively traded, the conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of CFBI’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will slightly increase equity. At June 30, 2020, the MHC had pro forma net assets of $100,000, which has been added to the Company’s June 30, 2020 pro forma equity to

RP® Financial, LC.	VALUATION ANALYSIS IV.20

reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.09%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 46.23% to 46.14% and the MHC’s ownership interest was increased from 53.77% to 53.86%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 10, 2020, the aggregate pro forma market value of Affinity Bancshares’ conversion stock equaled $51,989,740 at the midpoint, equal to 5,198,974 shares at $10.00 per share. The $10.00 per share price was determined by the CFBI Board. The midpoint and resulting valuation range is based on the sale of a 53.86% ownership interest to the public, which provides for a $28,000,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled a net loss of $99,000 for the twelve months ended June 30, 2020. In deriving Affinity Bancshares’ core earnings, the adjustments we made to reported earnings included the elimination of merger related expenses of $3.240 million, gains on the sale of investment securities of $167,000 and losses on the sale of OREO of $104,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 26.0% for the earnings adjustment, the Company’s core earnings were determined to equal $2.252 million for the twelve months ended June 30, 2020.

Amount
($000)
Net income(loss)	$(99)
Add: Merger related expenses(1)	2,398
Deduct: Gain on sale of investment securities(1)	(124)
Add: Loss on sale of OREO(1)	77
Core earnings estimate	$2,252

(1)	Tax effected at 26.0%.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiple at the $52.0 million midpoint value was not meaningful (NM), as the result of pro forma net loss shown for the twelve month period. The Company’s core P/E multiple at the $52.0 midpoint value equaled 26.65 times. Comparatively, the Peer Group’s average reported and core P/E multiples equaled 12.82 times and 12.87 times, respectively (see Table 4.3). In comparison to the Peer Group’s average core P/E multiple, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 107.07%. The Peer Group’s median reported and core earnings multiples equaled 12.06 times and 12.12 times, respectively. In comparison to the Peer Group’s median core earnings multiple, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 1119.88%. The Company’s pro forma core P/E ratios at the minimum and the super maximum equaled 21.99x and 37.66x, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $52.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 51.71% and 63.78%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 70.88% and 74.26%, respectively, the Company’s ratios reflected discounts of 27.05% on a P/B basis and 14.11% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 69.60% and 72.80%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 25.70% on a P/B basis and 12.39% on a P/TB basis. At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 63.41% and 76.92%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected a discount of 10.54% and a premium of 3.58%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the super maximum of the range reflected a discount of 8.89% and a premium of 5.66%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed

RP® Financial, LC.	Valuation Analysis ALYSIS IV.22

Table 4.3

Market Pricing Versus Peer Group

Affinity Bancshares, Inc.

As of August 10, 2020

					Per Share Data
			Market Capitalization		Core 12 Month EPS(1)	Book Value/ Share						Dividends(3)			Financial Characteristics(5)
			Price/ Share	Market Value			Pricing Ratios(2)					Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core		Exchange	Offering
							P/E	P/B	P/A	P/TB	P/Core								ROAA	ROAE	ROAA	ROAE	Ratio	Size
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Affinity Bancshares, Inc.		GA
Super Maximum			$10.00	$68.76	$0.27	$15.77	NM	63.41%	7.33%	76.92%	37.66x	$0.00	0.00%	0.00%	$938	11.57%	9.73%	0.78%	-0.06%	-0.48%	0.19%	1.68%	0.9064	$37.03
Maximum			$10.00	$59.79	$0.32	$17.43	NM	57.37%	6.41%	70.18%	31.59x	$0.00	0.00%	0.00%	$933	11.16%	9.32%	0.78%	-0.05%	-0.44%	0.20%	1.82%	0.7882	$32.20
Midpoint			$10.00	$51.99	$0.38	$19.34	NM	51.71%	5.59%	63.78%	26.65x	$0.00	0.00%	0.00%	$930	10.82%	8.95%	0.78%	-0.05%	-0.40%	0.21%	1.94%	0.6854	$28.00
Minimum			$10.00	$44.19	$0.45	$21.92	NM	45.62%	4.77%	56.79%	21.99x	$0.00	0.00%	0.00%	$926	10.46%	8.58%	0.79%	-0.04%	-0.35%	0.22%	2.07%	0.5826	$23.80

All Non-MHC Public Companies(6)
Averages			$17.39	$499.14	$1.56	$19.26	12.98	91.74%	10.31%	101.62%	12.43	$0.42	2.93%	48%	$5,437	12.77%	11.84%	0.72%	0.79%	6.25%	0.81%	6.48%
Median			$11.90	$141.58	$0.79	$14.97	11.36	77.57%	9.26%	82.64%	11.58	$0.32	2.84%	35%	$1,657	11.60%	10.19%	0.57%	0.75%	6.07%	0.74%	6.08%

Comparable Group
Averages			$13.71	$50.29	$1.20	$19.40	12.82x	70.88%	7.63%	74.26%	12.87x	$0.32	2.24%	27.51%	$662	10.81%	10.38%	0.76%	0.67%	5.94%	0.69%	6.09%
Medians			$12.77	$45.52	$1.30	$18.12	12.06x	69.60%	7.74%	72.80%	12.12x	$0.25	2.33%	29.25%	$680	10.85%	10.74%	0.75%	0.68%	5.98%	0.69%	5.96%

Comparable Group
BCTF	Bancorp 34, Inc.	NM	$9.80	$29.45	$0.67	$14.27	16.61x	68.70%	6.85%	68.87%	14.58x	$0.20	2.04%	33.90%	$458	9.97%	9.94%	0.74%	0.45%	3.92%	0.51%	4.45%
ESBK	Elmira Savings Bank	NY	$10.58	$37.25	$1.06	$16.87	9.79x	62.67%	5.51%	79.05%	9.99x	$0.60	5.67%	77.78%	$676	8.80%	7.11%	0.85%	0.61%	6.38%	0.60%	6.28%
HMNF	HMN Financial, Inc.	MN	$14.25	$69.08	$1.62	$20.29	8.91x	70.24%	7.99%	70.90%	8.80x	$0.00	0.00%	0.00%	$863	11.37%	11.28%	0.44%	0.94%	7.93%	0.96%	8.03%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$23.23	$38.15	$2.04	$29.30	10.86x	79.27%	7.73%	79.27%	11.37x	$0.66	2.84%	30.14%	$518	9.75%	9.75%	1.34%	0.83%	7.75%	0.80%	7.40%
HVBC	HV Bancorp, Inc.	PA	$12.19	$27.31	$0.45	$14.97	23.00x	81.43%	7.74%	81.43%	27.19x	$0.00	0.00%	0.00%	$356	9.51%	9.51%	1.13%	0.32%	3.34%	0.27%	2.82%
IROQ	IF Bancorp, Inc.	IL	$16.32	$52.88	$1.16	$24.51	13.60x	66.58%	7.73%	66.58%	14.04x	$0.30	1.84%	25.00%	$684	11.61%	11.61%	0.13%	0.57%	4.89%	0.55%	4.74%
RNDB	Randolph Bancorp, Inc.	MA	$10.90	$55.48	$1.47	$15.43	8.86x	70.64%	8.25%	70.64%	7.41x	$0.00	0.00%	0.00%	$724	11.67%	11.67%	0.75%	0.97%	7.85%	1.15%	9.38%
SVBI	Severn Bancorp, Inc.	MD	$6.10	$78.16	$0.46	$8.35	13.26x	73.93%	8.46%	74.71%	13.14x	$0.16	2.62%	34.78%	$924	11.58%	11.48%	1.67%	0.68%	5.58%	0.69%	5.63%
STND	Standard AVB Financial Corp.	PA	$20.34	$91.84	$1.58	$30.62	13.84x	66.43%	8.93%	82.23%	12.87x	$0.88	4.35%	45.10%	$1,061	13.45%	11.15%	0.50%	0.68%	4.79%	0.72%	5.07%
WVFC	WVS Financial Corp.	PA	$13.35	$23.34	$1.43	$19.36	9.47x	68.96%	7.13%	68.96%	9.33x	$0.40	3.00%	28.37%	$357	10.34%	10.34%	0.00%	0.69%	6.97%	0.70%	7.08%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

herein. At the $52.0 million midpoint of the valuation range, the Company’s value equaled 5.59% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.63%, which implies a discount of 26.74% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.74%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 27.78%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, four second-step offerings were completed during the past twelve months and no second-offerings have been completed during the past three months. In comparison, to the 88.70% average closing pro P/TB ratio of the four second-step offerings, the Company’s pro forma P/TB ratio of 63.78% at the midpoint value reflects an implied discount of 28.09%. At the super maximum, the Company’s P/TB ratio of 76.92% reflects an implied discount of 13.28% relative to the four second-step offerings average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 10, 2020, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company—was $51,989,740 at the midpoint, equal to 5,198,974 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Exchange Ratio
Shares
Maximum, as Adjusted	6,875,643	3,703,000	3,172,643	0.9064
Maximum	5,978,820	3,220,000	2,758,820	0.7882
Midpoint	5,198,974	2,800,000	2,398,974	0.6854
Minimum	4,419,128	2,380,000	2,039,128	0.5826

Distribution of Shares
Maximum, as Adjusted	100.00%	53.86%	46.14%
Maximum	100.00%	53.86%	46.14%
Midpoint	100.00%	53.86%	46.14%
Minimum	100.00%	53.86%	46.14%

Aggregate Market Value at $10 per share
Maximum, as Adjusted	$68,756,430	$37,030,000	$31,726,430
Maximum	$59,788,200	$32,200,000	$27,588,200
Midpoint	$51,989,740	$28,000,000	$23,989,740
Minimum	$44,191,280	$23,800,000	$20,391,280

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and CFBI have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.6854 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.5826 at the minimum, 0.7882 at the

RP® Financial, LC.	VALUATION ANALYSIS IV.25

maximum and 0.9064 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Maturity of Jumbo Time Deposits

I-14	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	Characteristics of Publicly-Traded Thrifts

III-2	Public Market Pricing of Southeast and Southwest Thrifts

III-3	Public Market Pricing of Mid-Atlantic, New England and Midwest Thrifts

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of August 10, 2020

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of August 10, 2020

IV-4	Georgia Bank and Thrift Acquisitions 2017—Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Affinity Bancshares, Inc.

Map of Office Locations

Exhibit I-1

Affinity Bancshares, Inc.

Map of Office Locations

EXHIBIT I-2

Affinity Bancshares, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Affinity Bancshares, Inc.

Key Operating Ratios

Exhibit I-3

Affinity Bancshares, Inc.

Key Operating Ratios

	For the Six Months Ended June 30, (1)		For the Year Ended December 31, 2019	For the Three Months Ended December 31, (1)		At or For the Years Ended September 30,
	2020	2019		2019	2018	2018	2017	2016	2015
Performance Ratios:
Return (loss) on average assets	(0.07)%	0.15%	0.11%	0.19%	(1.36)%	0.15%	0.52%	0.51%	0.72%
Return (loss) on average equity	(0.57)%	0.62%	0.46%	0.77%	(5.00)%	0.59%	2.32%	2.60%	3.83%
Interest rate spread (2)	3.33%	4.23%	4.17%	4.22%	4.29%	4.49%	4.42%	4.15%	4.04%
Net interest margin (3)	3.63%	4.55%	4.51%	4.51%	4.55%	4.76%	4.63%	4.39%	4.32%
Non-interest expense to average assets	3.53%	4.41%	4.53%	4.22%	4.50%	4.31%	4.04%	4.00%	3.41%
Efficiency ratio (4)	97.25%	96.72%	97.73%	94.40%	97.34%	85.29%	83.56%	83.17%	75.35%
Average interest-earning assets to average interest-bearing liabilities	129.46%	140.32%	141.27%	139.50%	149.93%	146.37%	147.37%	138.46%	133.81%
Capital Ratios:
Average equity to average assets	11.55%	24.97%	24.77%	25.09%	27.74%	26.32%	22.62%	19.41%	18.86%
Total capital to risk-weighted assets	11.49%	28.99%	29.00%	31.00%	32.00%	31.07%	34.68%	32.13%	36.67%
Tier 1 capital to risk-weighted assets	10.58%	27.73%	27.00%	29.00%	31.00%	29.82%	33.42%	30.86%	35.38%
Common equity tier 1 capital to risk-weighted assets	10.58%	27.73%	27.00%	29.00%	31.00%	29.82%	33.42%	30.86%	35.38%
Tier 1 capital to average assets	9.31%	20.11%	20.00%	20.00%	21.00%	20.11%	21.55%	19.32%	19.37%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans (5)	0.78%	1.69%	1.64%	1.73%	2.09%	1.73%	2.10%	2.22%	3.34%
Allowance for loan losses as a percentage of non-performing loans (5)	125.79%	315.62%	161.07%	220.02%	94.95%	178.10%	124.04%	132.87%	229.18%
Net (charge-offs) recoveries to average outstanding loans during the period	0.01%	0.07%	0.05%	0.20%	0.11%	(0.52)%	0.12%	(0.86)%	0.09%
Non-performing loans as a percentage of total loans	0.62%	0.53%	1.02%	0.79%	2.20%	0.97%	1.69%	1.67%	1.46%
Non-performing loans as a percentage of total assets	0.44%	0.43%	0.80%	0.59%	1.70%	0.72%	1.32%	1.39%	1.13%
Total non-performing assets as a percentage of total assets	0.57%	0.43%	0.85%	0.76%	1.74%	0.74%	1.34%	1.39%	1.37%
Other:
Number of offices	3	2	2	2	3	2	3	3	3
Number of full-time employees	85	86	80	84	84	83	81	65	63
Number of part-time employees	2	0	1	0	1	0	2	2	1

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5)

The ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing assets decreased in 2020 due to recording the former Affinity Bank’s loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger.

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-4

Affinity Bancshares, Inc.

Investment Portfolio Composition

Exhibit I-4

Affinity Bancshares, Inc.

Investment Portfolio Composition

			At December 31,				At September 30,
	At June 30, 2020		2019		2018		2018		2017
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Municipal securities – tax exempt	$—	$—	$—	$—	$5,670	$5,609	$5,567	$5,521	$5,756	$5,874
Municipal securities – taxable	—	—	—	—	3,119	2,987	3,122	2,995	—	—
Trust preferred securities	2,719	2,560	—	—	—	—	—	—	—	—
U.S. Government sponsored enterprises	4,524	4,529	501	500	501	491	502	488	502	502
Government-agency mortgage-backed securities	11,907	12,298	3,305	3,318	1,000	993	12,988	12,426	8,000	7,969

Total	$19,150	$19,387	$3,806	$3,818	$1,000	$993	$22,299	$21,360	$14,258	$14,345

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-5

Affinity Bancshares, Inc.

Yields and Costs

Exhibit I-5

Affinity Bancshares, Inc.

Yields and Costs

	At June 30,	For the Six Months Ended June 30,
	2020	2020			2019
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	5.29%	$486,021	$13,079	5.38%	$235,368	$6,793	5.77%
PPP loans	2.99%	45,847	441	1.92%	—	—	—%
Securities	1.84%	17,987	224	2.49%	22,107	257	2.33%
Interest-earning deposits	0.04%	50,705	150	0.59%	18,258	300	3.28%
Federal Home Loan Bank of Atlanta stock	3.00%	2,677	58	4.53%	380	13	6.62%

Total interest-earning assets	4.04%	603,237	13,952	4.63%	276,113	7,363	5.33%
Non-interest-earning assets		57,318			29,872

Total assets		$660,555			$305,986

Interest-bearing liabilities:
Savings accounts	1.15%	$77,641	519	1.34%	$25,515	14	0.11%
Interest-bearing checking accounts	0.16%	62,207	145	0.47%	53,640	191	0.71%
Money market checking accounts	0.95%	101,946	567	1.11%	25,269	107	0.85%
Certificates of deposit	1.66%	159,911	1,394	1.74%	90,081	745	1.65%

Total interest-bearing deposits	1.18%	401,705	2,625	1.31%	194,204	1,057	1.09%
Federal Home Loan Bank borrowings	1.20%	51,493	372	1.44%	2,575	24	1.96%
PPP Liquidity Facility borrowings	0.14%	5,196	11	0.42%	—	—	—%
Repurchase agreements and other borrowings	1.27%	7,560	10	0.26%	—	—	—%

Total interest-bearing liabilities	1.02%	465,954	3,018	1.30%	196,780	1,081	1.10%

Non-interest-bearing liabilities		118,302			32,808

Total liabilities		584,256			229,588
Total stockholders’ equity		76,299			76,398

Total liabilities and stockholders’ equity		$660,555			$305,985

Net interest income			$10,934			$6,282

Net interest rate spread (2)				3.33%			4.23%
Net interest-earning assets (3)		$137,282			$79.333

Net interest margin (4)				3.63%			4.55%
Average interest-earning assets to interest-bearing liabilities		129.46%			140.32%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-5 (continued)

Affinity Bancshares, Inc.

Yields and Costs

	For the Year Ended			For the Three Months Ended December 31,
	December 31, 2019			2018			2017
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$241,650	$14,022	5.80%	$224,940	$3,248	5.78%	$212,998	$3,106	5.83%
Securities	15,129	335	2.21%	22,125	135	2.43%	21,539	121	2.24%
Interest-earning deposits	24,045	619	2.57%	25,902	200	3.09%	22,904	97	1.39%
Federal Home Loan Bank of Atlanta stock	329	21	6.38%	580	9	6.40%	422	4	3.81%

Total interest-earning assets	281,153	14,997	5.33%	273,547	3,592	5.25%	262,863	3,328	5.06%
Non-interest-earning assets	28,109			30,726			19,412

Total assets	$309,262			$304,273			$282,275

Interest-bearing liabilities:
Savings accounts	$24,530	31	0.13%	$24,410	6	0.10%	$23,315	2	0.04%
Interest-bearing checking accounts	51,406	352	0.69%	53,864	102	0.76%	39,368	59	0.60%
Money market checking accounts	27,568	274	0.98%	24,044	48	0.80%	22,420	15	0.27%
Certificates of deposit	94,219	1,629	1.73%	86,198	312	1.45%	85,361	240	1.12%

Total interest-bearing deposits	197,723	2,286	1.16%	188,516	468	0.99%	170,464	316	0.74%
Federal Home Loan Bank borrowings	1,288	26	2.02%	7,570	38	1.99%	4,863	24	1.98%

Total interest-bearing liabilities	199,011	2,312	1.16%	196,086	506	1.03%	175,327	340	0.78%

Non-interest-bearing liabilities	33,645			31,851			30,049

Total liabilities	232,656			277,937			205,376
Total stockholders’ equity	76,606			76,336			76,899

Total liabilities and stockholders’ equity	$309,262			$304,273			$282,275

Net interest income		$12,685			$3,086			$2,988

Net interest rate spread (2)			4.17%			4.22%			4.29%
Net interest-earning assets (3)	$82,142			$77,461			$87,536

Net interest margin (4)			4.51%			4.51%			4.55%
Average interest-earning assets to interest-bearing liabilities	141.27%			139.50%			149.93%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-5 (continued)

Affinity Bancshares, Inc.

Yields and Costs

	For the Years Ended September 30,
	2018			2017
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$219,272	$13,301	6.07%	$199,690	$11,852	5.94%
Securities	22,998	542	2.35%	12,043	210	1.74%
Interest-earning deposits	24,811	418	1.69%	32,820	348	1.06%
Federal Home Loan Bank of Atlanta stock	531	31	5.84%	210	11	5.24%

Total interest-earning assets	267,612	14,292	5.34%	244,763	12,421	5.07%
Non-interest-earning assets	22,256			15,952

Total assets	$289,868			$260,515

Interest-bearing liabilities:
Savings accounts	$23,987	15	0.06%	$22,505	9	0.04%
Interest-bearing checking accounts	43,660	274	0.63%	35,349	164	0.46%
Money market checking accounts	22,907	107	0.47%	22,294	58	0.26%
Certificates of deposit	85,360	1,024	1.20%	85,910	852	0.99%

Total interest-bearing deposits	175,914	1,420	0.81%	166,058	1,083	0.65%
Federal Home Loan Bank borrowings	6,921	136	1.97%	35,498	—	—%

Total interest-bearing liabilities	182,835	1,556	0.85%	201,590	1,083	0.65%

Non-interest-bearing liabilities	30,733			58,925

Total liabilities	213,568			201,590
Total stockholders’ equity	76,600			58,925

Total liabilities and stockholders’ equity	$289,868			$260,515

Net interest income		$12,736			$11,338

Net interest rate spread (1)			4.49%			4.42%
Net interest-earning assets (2)	$84,777			$78,671

Net interest margin (3)			4.76%			4.63%
Average interest-earning assets to interest-bearing liabilities	146.37%			147.37%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-6

Affinity Bancshares, Inc.

Loan Loss Allowance Activity

Exhibit I-6

Affinity Bancshares, Inc.

Loan Loss Allowance Activity

	For the Six Months Ended June 30,		For the Year Ended December 31, 2019	For the Three Months Ended December 31,		For the Years Ended September 30,
	2020	2019		2019	2018	2018	2017	2016	2015
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$4,134	$4,020	$4,022	$3,909	$4,551	$4,551	$4,309	$5,874	$5,708
Provision for loan losses	800	—	—	—	—	500	—	—	—
Charge-offs:
Real estate loans:
One- to four-family residential	(126)	(125)	(254)	(11)	—	(1,425)	(41)	(337)	(438)
Commercial	(30)	—	—	—	—	(6)	—	(1,796)	(20)
Construction and land	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	—	(26)	(163)	(14)	—	(1,275)	(66)	—	—
Payroll Protection Program loans	—	—	—	—	—	—	—	—	—
Consumer loans	(15)	(5)	(36)	2	—	(33)	(60)	(12)	(18)

Total charge-offs	(171)	(156)	(453)	(27)	—	(2,739)	(167)	(2,145)	(476)

Recoveries:
Real estate loans:
One- to four-family residential	20	236	367	93	9	1,287	333	341	356
Commercial	166	50	130	33	50	172	52	233	130
Construction and land	—	—	—	—	—	17	—	—	—
Commercial and industrial loans	11	27	68	14	—	121	15	—	154
Payroll Protection Program loans	—	—	—	—	—	—	—	—	—
Consumer loans	—	1	—	—	—	—	9	6	2

Total recoveries	224	314	565	140	59	1,597	409	580	642

Net (charge-offs) recoveries	53	158	112	113	59	(1,142)	242	(1,565)	166

Allowance at end of period	$4,987	$4,180	$4,134	$4,022	$4,610	$3,909	$4,551	$4,309	$5,874

Allowance to non-performing loans (1)	125.79%	315.62%	161.07%	220.02%	94.95%	178.10%	124.04%	132.87%	229.18%
Allowance to total loans outstanding at the end of the period (1)	0.78%	1.69%	1.64%	1.73%	2.09%	1.73%	2.10%	2.22%	3.34%
Net (charge-offs) recoveries to average loans outstanding during the period	0.01%	0.07%	0.05%	0.20%	0.11%	(0.52)%	0.12%	(0.86)%	0.09%

(1)

The ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing assets decreased in 2020 due to recording the former Affinity Bank’s loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger.

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-7

Affinity Bancshares, Inc.

Interest Rate Risk Analysis

Exhibit I-7

Affinity Bancshares, Inc.

Interest Rate Risk Analysis

At June 30, 2020
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$15,834	(24.69)%
+200	18,443	(12.27)%
Level	21,022	—
-200	22,361	6.37%
-400	21,857	3.97%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)

At June 30, 2020
Change in Interest Rates (basis points) (1)	Estimated NEV (2)			NEV as a Percentage of Present Value of Assets (3)
		Estimated Increase (Decrease) in NEV		NEV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)
+400	$86,699	$(11,751)	(11.94)%	9.90%	(59)
+200	93,984	(4,466)	(4.54)%	10.37%	(12)
—	98,450	—	—%	10.49%	—
-200	98,389	(61)	(0.06)%	10.46%	(3)
-400	96,550	(1,900)	(1.93)%	10.28%	(21)

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-8

Affinity Bancshares, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-8

Affinity Bancshares, Inc.

Fixed and Adjustable Rate Loans

The following table sets forth our fixed and adjustable-rate loans at June 30, 2020 that are contractually due after June 30, 2021.

	Due After June 30, 2021
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$91,878	$5,846	$97,724
Commercial	138,409	21,522	159,931
Construction and land	16,238	6,511	22,749
Commercial and industrial loans	136,413	1,615	138,028
Payroll Protection Program loans	130,286	—	130,286
Consumer loans	39,310	86	39,396

Total loans	$552,534	$35,580	$588,114

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-9

Affinity Bancshares, Inc.

Loan Portfolio Composition

Exhibit I-9

Affinity Bancshares, Inc.

Loan Portfolio Composition

			At December 31,
	At June 30, 2020		2019		2018		At September 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$106,023	16.55%	$116,843	46.35%	$139,919	60.44%	$135,508	59.85%
Commercial (2)	171,793	26.82	54,488	21.21	45,509	19.67	39,768	17.57
Construction and land	42,328	6.61	20,502	8.13	14,015	6.06	20,188	8.92
Commercial and industrial loans	150,341	23.47	28,613	11.35	27,408	11.84	28,375	12.53
Payroll Protection Program loans	130,233	20.33	—	—	—	—	—	—
Consumer loans	39,870	6.22	31,644	12.56	4,595	1.99	2,555	1.13

	640,588	100.00%	252,090	100.00%	231,446	100.00%	226,394	100.00%

Less:
Allowance for losses	4,987		4,134		4,022		3,909

Total loans	$635,601		$247,956		$227,424		$222,485

	At September 30,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$138,875	63.78%	$132,899	68.54%	$132,480	75.42%
Commercial (2)	29,861	13.71	29,162	15.04	24,581	13.99
Construction and land	25,165	11.56	13,343	6.88	2,261	1.28
Commercial and industrial loans	21,060	9.67	16,221	8.37	14,333	8.16
Consumer loans	2,783	1.28	2,262	1.17	2,017	1.15

	217,744	100.00%	193,887	100.00%	175,672	100.00%

Less:
Allowance for losses	4,557		4,309		5,874

Total loans	$213,193		$189,578		$169,798

(1)	Includes home equity loans and lines of credit, which totaled $3.3 million at June 30, 2020.
(2)	Includes multi-family residential real estate loans, which totaled $1.3 million at June 30, 2020.

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-10

Affinity Bancshares, Inc.

Contractual Maturity by Loan Type

Exhibit I-10

Affinity Bancshares, Inc.

Contractual Maturity by Loan Type

June 30, 2020	One- to Four-Family Residential Real Estate	Commercial Real Estate	Construction and Land	Commercial and Industrial	Payroll Protection Program	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$7,114	$11,861	$21,180	$12,990	$—	$186	$53,331
More than one to five years	15,255	77,286	8,905	36,150	129,844	22,176	289,616
More than five years	83,654	82,646	12,243	101,201	389	17,508	297,641

Total	$106,023	$171,793	$42,328	$150,341	$130,233	$39,870	$640,588

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-11

Affinity Bancshares, Inc.

Non-Performing Assets

Exhibit I-11

Affinity Bancshares, Inc.

Non-Performing Assets

	At June 30, 2020	At December 31,		At September 30,
		2019	2018	2018	2017	2016	2015
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$2,761	$1,912	$1,744	$2,089	$3,540	$3,013	$2,056
Commercial	225	246	56	70	129	230	448
Construction and land	—	—	—	—	—	—	—
Commercial and industrial loans	979	395	27	29	—	—	33
Consumer loans	—	14	1	7	—	—	26

Total non-accrual loans	3,965	2,567	1,828	2,195	3,669	3,243	2,563

Accruing loans past due 90 days or more	—	—	—	—	—	—	—
Real estate owned:
One- to four-family residential	—	140	508	67	61	—	—
Commercial	—	—	—	—	—	—	470
Construction and land	1,232	—	—	—	—	—	62

Total real estate owned	1,232	140	508	67	61	—	532

Total non-performing assets	$5,197	$2,707	$2,336	$2,262	$3,730	$3,243	$3,095

Total accruing troubled debt restructured loans	$2,073	$3,286	$3,773	$4,136	$4,956	$5,815	$4,358
Total non-performing loans to total loans	0.81%	1.02%	0.79%	0.97%	1.69%	1.71%	1.51%
Total non-performing assets to total assets	0.57%	0.85%	0.76%	0.74%	1.34%	1.39%	1.37%

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-12

Affinity Bancshares, Inc.

Deposit Composition

Exhibit I-12

Affinity Bancshares, Inc.

Deposit Composition

				At December 31,
	At June 30, 2020			2019			2018
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$171,407	27.39%	—%	$29,549	12.41%	—%	$28,472	12.99%	—%
Savings accounts	101,205	16.17	1.34%	22,691	9.53	0.13%	24,511	11.18	0.06%
Interest-bearing checking accounts	69,029	11.03	0.47%	47,324	19.87	0.69%	53,752	24.52	0.63%
Money market checking accounts	117,914	18.84	1.11%	33,380	14.01	0.99%	24,936	11.38	0.47%
Certificates of deposit	166,195	26.56	1.74%	105,237	44.18	1.73%	87,510	39.93	1.20%

Total	$625,750	100.00%	0.94%	$238,181	100.00%	1.05%	$219,181	100.00%	0.81%

	At September 30,
	2018			2017
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$29,797	13.77%	—%	$25,050	12.87%	—%
Savings accounts	24,508	11.33	0.06%	22,655	11.64	0.04%
Interest-bearing checking accounts	53,242	24.61	0.63%	38,981	20.03	0.46%
Money market checking accounts	23,140	10.69	0.47%	22,556	11.59	0.26%
Certificates of deposit	85,698	39.60	1.20%	85,371	43.87	0.99%

Total	$216,387	100.00%	0.81%	$194,613	100.00%	0.56%

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-13

Affinity Bancshares, Inc.

Maturity of Jumbo Time Deposits

Exhibit I-13

Affinity Bancshares, Inc.

Maturity of Jumbo Time Deposits

As of June 30, 2020, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $250,000 (the maximum amount for federal deposit insurance) was approximately $35.1 million. The following table sets forth the maturity of these certificates as of June 30, 2020.

At June 30, 2020
(In thousands)
Maturity Period:
Three months or less	$2,711
Over three through six months	15,993
Over six through twelve months	10,818
Over twelve months	5,534

Total	$35,056

Source: Affinity Bancshares’ prospectus.

EXHIBIT I-14

Affinity Bancshares, Inc.

Borrowing Activity

Exhibit I-14

Affinity Bancshares, Inc.

Borrowing Activity

Borrowings. As of June 30, 2020, we had a $242.3 million line of credit with the Federal Home Loan Bank of Atlanta. The following table sets forth information concerning balances and interest rates on Federal Home Loan Bank advances at and for the six months ended June 30, 2020. Other than annual testing of the line of credit where we borrow $5.0 million for one day, we did not have any outstanding borrowings during the six months ended June 30, 2018, the year ended December 31, 2019, the transition period of the three months ended December 31, 2018 or the year ended September 30, 2018.

At or For the Six Months Ended June 30, 2020
(Dollars in thousands)
Balance outstanding at end of period	$54,323
Weighted average interest rate at end of period	1.72%
Maximum amount of borrowings outstanding at any month end during the period	$54,453
Average balance outstanding during the period	$51,493
Weighted average interest rate during the period	1.44%

In addition to the Federal Home Loan Bank of Atlanta line of credit, we have two unsecured federal funds lines of credit, in the amounts of $8.0 million and $5.0 million. No amount was outstanding on these lines of credit at June 30, 2020 or December 31, 2019, or during the six months ended June 30, 2020 or the year ended December 31, 2019, except for amounts required for annual testing.

During the three months ended June 30, 2020, Newton Federal Bank borrowed $129.2 million from the Federal Reserve Bank of Atlanta under the Payroll Protection Program Liquidity Facility to fund PPP loans under the CARES Act. These borrowings are secured by Payroll Protection Program loans totaling $130.2 million originated during the three months ended June 30, 2020. These borrowings have a fixed interest rate of 0.35% and a maturity date equal to the maturity date of the related PPP loans, with the PPP loans maturing either two or five years from the origination date of the PPP loan.

The following table sets forth information concerning balances and interest rates on Payroll Protection Program Liquidity Facility borrowings at and for the six months ended June 30, 2020.

At or For the Six Months Ended June 30, 2020
(Dollars in thousands)
Balance outstanding at end of period	$129,230
Weighted average interest rate at end of period	0.35%
Maximum amount of borrowings outstanding at any month end during the period	$129,230
Average balance outstanding during the period	$5,196
Weighted average interest rate during the period	0.35%

On June 30, 2020, Community First borrowed $5.0 million from another financial institution. The loan is secured by the stock of Newton Federal Bank. The loan has a ten-year term with a floating interest rate equal to the Wall Street Journal Prime Rate. The initial interest payment is due September 30, 2020 and the initial principal payment is due June 29, 2021. There is no prepayment penalty.

Source: Affinity Bancshares’ prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1

Affinity Bancshares, Inc.

Description of Office Properties

Properties

We conduct our operations from our main office, a separate operations center and one additional branch office, all in Covington, Georgia, which is located in Newton County, Georgia; one branch office in Atlanta, Georgia, which is located in Cobb County, as well as commercial loan production offices located in Braselton, Georgia, which is in Jackson County, and Alpharetta, Georgia, which is in Fulton County. At June 30, 2020, the net book value of our premises and equipment was $8.9 million.

Source: Affinity Bancshares’ prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%
2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%
2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%
2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%
2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%
2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%
2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%
2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%
2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%
2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%
2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%
2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%
2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%
2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%
2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
As of August 10, 2020		3.25%	0.11%	0.13%	0.59%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

August 10, 2020

										As of
										August 10, 2020
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$13,852	1	Jun	3/14/05	$24.75	$1,475
BCTF	Bancorp 34, Inc.	NASDAQ	SW	Alamogordo	NM	$458	4	Dec	5/16/00	$9.80	$29
BYFC	Broadway Financial Corporation	NASDAQ	WE	Los Angeles	CA	$491	3	Dec	1/8/96	$1.95	$36
CFFN	Capitol Federal Financial, Inc.	NASDAQ	MW	Topeka	KS	$9,559	54	Sep	3/31/99	$10.18	$1,405
CARV	Carver Bancorp, Inc.	NASDAQ	MA	New York	NY	$569	7	Mar	10/24/94	$7.16	$26
CBMB	CBM Bancorp, Inc.	NASDAQ	MA	Baltimore	MD	$228	4	Dec	9/27/18	$11.99	$46
CNNB	Cincinnati Bancorp, Inc.	NASDAQ	MW	Cincinnati	OH	$228	6	Dec	10/14/15	$8.68	$26
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	$676	12	Dec	3/1/85	$10.58	$37
ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	$2,009	23	Sep	4/3/07	$13.80	$142
FFBW	FFBW, Inc.	NASDAQ	MW	Brookfield	WI	$293	4	Dec	10/10/17	$8.28	$59
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	$1,479	12	Dec	1/29/15	$11.48	$111
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	$27,468	162	Dec	4/30/97	$31.58	$1,798
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	$2,009	23	Dec	7/9/12	$42.44	$177
HONE	HarborOne Bancorp, Inc.	NASDAQ	NE	Brockton	MA	$4,465	29	Dec	6/29/16	$9.20	$501
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	$2,724	12	Dec	12/13/88	$183.55	$392
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	$863	14	Dec	6/30/94	$14.25	$69
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	$518	8	Jun	1/18/05	$23.23	$38
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Doylestown	PA	$356	6	Dec	1/11/17	$12.19	$27
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	$684	8	Jun	7/7/11	$16.32	$53
ISBC	Investors Bancorp, Inc.	NASDAQ	MA	Short Hills	NJ	$27,194	156	Dec	10/11/05	$8.32	$1,987
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	$6,758	51	Jun	2/23/05	$8.21	$710
EBSB	Meridian Bancorp, Inc.	NASDAQ	NE	Peabody	MA	$6,418	42	Dec	1/22/08	$12.49	$626

MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	$217	3	Dec	4/8/98	$11.90	$39
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	$54,210	238	Dec	11/23/93	$10.35	$4,802
NFBK	Northfield Bancorp, Inc.	NASDAQ	MA	Woodbridge	NJ	$5,042	44	Dec	11/7/07	$10.10	$498
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	$13,845	216	Dec	11/4/94	$10.36	$1,324
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	$1,792	16	Jun	4/20/17	$13.20	$208
PVBC	Provident Bancorp, Inc.	NASDAQ	NE	Amesbury	MA	$1,415	7	Dec	7/15/15	$8.06	$146
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	$1,177	14	Jun	6/27/96	$12.59	$94
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$10,514	103	Dec	1/15/03	$14.53	$960
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	$1,188	10	Sep	3/29/05	$11.76	$96
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	$724	5	Dec	7/1/16	$10.90	$55
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	$1,377	19	Mar	10/26/93	$4.38	$97
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	$924	7	Dec		$6.10	$78
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	SW	Conroe	TX	$2,963	38	Dec	5/3/18	$12.62	$219
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	$1,061	19	Dec	10/6/10	$20.34	$92
SBT	Sterling Bancorp, Inc.	NASDAQ	MW	Southfield	MI	#VALUE!	30	Dec	11/16/17	$3.44	$172
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	$2,089	30	Dec	7/13/09	$23.04	$210
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	$1,522	24	Sep	1/12/98	$16.96	$141
TBK	Triumph Bancorp, Inc.	NASDAQ	SW	Dallas	TX	$5,617	64	Dec	11/6/14	$29.27	$704
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	$5,677	148	Dec		$6.25	$603
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	$2,218	15	Dec	10/4/05	$15.82	$387
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	$2,435	27	Dec	12/27/01	$5.35	$137
WSFS	WSFS Financial Corporation	NASDAQ	MA	Wilmington	DE	$13,573	96	Dec	11/26/86	$31.35	$1,588
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	$357	6	Jun	11/29/93	$13.35	$23
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	NASDAQ	MW	Greenfield	WI	$448	6	Dec	1/8/19	$8.47	$40
BSBK	Bogota Financial Corp. (MHC)	NASDAQ	MA	Teaneck	NJ	$739	4	Dec	1/15/20	$8.21	$104
CLBK	Columbia Financial, Inc. (MHC)	NASDAQ	MA	Fair Lawn	NJ	$8,963	62	Dec	4/19/18	$12.13	$1,357
CFBI	Community First Bancshares, Inc. (MHC)	NASDAQ	SE	Covington	GA	$643	3	Dec	4/27/17	$6.76	$51
FSEA	First Seacoast Bancorp (MHC)	NASDAQ	NE	Dover	NH	$412	5	Dec	7/16/19	$6.30	$37
GCBC	Greene County Bancorp, Inc. (MHC)	NASDAQ	MA	Catskill	NY	$1,677	18	Jun	12/30/98	$22.22	$189
KFFB	Kentucky First Federal Bancorp (MHC)	NASDAQ	MW	Frankfort	KY	$331	7	Jun	3/2/05	$6.00	$49
LSBK	Lake Shore Bancorp, Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	$678	12	Dec	4/3/06	$11.01	$64
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	$758	7	Sep	1/23/06	$8.27	$48

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

August 10, 2020

										As of
										August 10, 2020
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
OFED	Oconee Federal Financial Corp. (MHC)	NASDAQ	SE	Seneca	SC	$502	8	Jun	1/13/11	$26.52	$149
PDLB	PDL Community Bancorp (MHC)	NASDAQ	MA	Bronx	NY	$1,220	14	Dec	9/29/17	$8.98	$150
PBFS	Pioneer Bancorp, Inc. (MHC)	NASDAQ	MA	Albany	NY	$1,500	23	Jun	7/17/19	$8.75	$219
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NASDAQ	MA	Poughkeepsie	NY	$1,128	15	Dec	1/16/19	$6.75	$72
TFSL	TFS Financial Corporation (MHC)	NASDAQ	MW	Cleveland	OH	$14,835	37	Sep	4/20/07	$15.10	$3,380

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Southeast and Southwest Thrifts

Exhibit III-2

Public Market Pricing of Southeast and Southwest Institutions

As of August 10, 2020

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$17.39	$499.14	$1.56	$19.26	12.98	91.7%	10.3%	101.6%	12.43	$0.42	2.93%	48%	$5,437	12.77%	11.84%	0.72%	0.79%	6.25%	0.81%	6.48%
Median			$11.90	$141.58	$0.79	$14.97	11.36	77.6%	9.3%	82.6%	11.58	$0.32	2.84%	35%	$1,657	11.60%	10.19%	0.57%	0.75%	6.07%	0.74%	6.08%
Comparable Group
Averages			$18.73	$247.64	$1.43	$22.22	13.78x	81.70%	8.67%	99.97%	11.31x	$0.43	2.44%	32.02%	$2,389	10.79%	9.33%	0.74%	0.76%	6.32%	0.82%	6.79%
Medians			$17.93	$128.52	$1.58	$22.65	13.73x	73.99%	7.56%	82.30%	11.37x	$0.43	2.44%	32.02%	$1,741	10.83%	9.35%	0.74%	0.81%	6.80%	0.80%	7.40%
Comparable Group
BCTF	Bancorp 34, Inc.	NM	$9.80	$29.45	$0.67	$14.27	16.61x	68.70%	6.85%	68.87%	14.58x	$0.20	2.04%	33.90%	$458	9.97%	9.94%	0.74%	0.45%	3.92%	0.51%	4.45%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$23.23	$38.15	$2.04	$29.30	10.86x	79.27%	7.73%	79.27%	11.37x	$0.66	2.84%	30.14%	$518	9.75%	9.75%	NA	0.83%	7.75%	0.80%	7.40%
STXB	Spirit of Texas Bancshares, Inc.	TX	$12.62	$218.89	$1.58	$20.01	9.35x	63.06%	7.40%	85.33%	7.98x	NA	NA	NA	$2,963	11.73%	8.94%	NA	0.99%	7.27%	1.16%	8.51%
TBK	Triumph Bancorp, Inc.	TX	$29.27	$704.09	NA	$25.28	18.29x	115.78%	12.71%	166.41%	NM	NA	NA	NA	$5,617	11.69%	8.67%	NA	0.79%	6.32%	NA	NA
MHCs
CFBI	Community First Bancshares, Inc. (MHC)	GA	$6.76	$51.19	$0.12	$10.12	NM	66.79%	7.89%	89.21%	NM	NA	NA	NA	$643	11.81%	9.12%	NA	-0.28%	-1.38%	0.24%	1.20%
OFED	Oconee Federal Financial Corp. (MHC)	SC	$26.52	$149.34	$0.70	$15.76	NM	168.30%	29.97%	173.79%	NM	$0.40	1.51%	57.97%	$502	17.81%	17.34%	0.82%	0.77%	4.46%	0.78%	4.52%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Mid-Atlantic, New England and Midwest Thrifts

Exhibit III-3

Public Market Pricing of Mid-Atlantic, Midwest and New England Institutions

As of August 10, 2020

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$17.39	$499.14	$1.56	$19.26	12.98	91.7%	10.3%	101.6%	12.43	$0.42	2.93%	48%	$5,437	12.77%	11.84%	0.72%	0.79%	6.25%	0.81%	6.48%
Median			$11.90	$141.58	$0.79	$14.97	11.36	77.6%	9.3%	82.6%	11.58	$0.32	2.84%	35%	$1,657	11.60%	10.19%	0.57%	0.75%	6.07%	0.74%	6.08%
Comparable Group
Averages			$17.27	$579.17	$1.38	$18.69	13.70x	94.21%	10.85%	104.42%	13.26x	$0.40	2.93%	53.31%	$6,428	13.52%	12.65%	0.75%	0.73%	5.63%	0.73%	5.56%
Medians			$10.90	$145.88	$0.74	$14.49	12.63x	77.57%	9.87%	82.23%	12.79x	$0.32	2.81%	45.10%	$1,901	11.64%	10.73%	0.59%	0.69%	5.52%	0.72%	5.53%
Comparable Group
CARV	Carver Bancorp, Inc.	NY	$7.16	$26.49	($1.44)	$1.26	NM	568.30%	5.06%	568.30%	NM	$0.00	0.00%	NA	$569	8.75%	8.75%	1.59%	-0.90%	-10.14%	-0.92%	-10.39%
CBMB	CBM Bancorp, Inc.	MD	$11.99	$46.08	$0.20	$14.51	NM	82.64%	20.27%	82.64%	NM	NA	NA	238.10%	$228	24.52%	24.52%	0.50%	0.37%	1.35%	0.35%	1.28%
ESBK	Elmira Savings Bank	NY	$10.58	$37.25	$1.06	$16.87	9.79x	62.67%	5.51%	79.05%	9.99x	$0.60	5.67%	77.78%	$676	8.80%	7.11%	NA	0.61%	6.38%	0.60%	6.28%
ESSA	ESSA Bancorp, Inc.	PA	$13.80	$141.58	$1.37	$17.67	10.00x	78.09%	7.53%	84.49%	10.05x	$0.44	3.19%	31.16%	$2,009	9.64%	8.98%	NA	0.77%	7.41%	0.77%	7.37%
HVBC	HV Bancorp, Inc.	PA	$12.19	$27.31	$0.45	$14.97	23.00x	81.43%	7.74%	81.43%	27.19x	NA	NA	NA	$356	9.51%	9.51%	1.13%	0.32%	3.34%	0.27%	2.82%
ISBC	Investors Bancorp, Inc.	NJ	$8.32	$1,986.62	$0.78	$10.50	11.24x	79.27%	7.65%	82.03%	10.60x	$0.48	5.77%	63.51%	$27,194	9.65%	NA	0.54%	0.68%	6.58%	0.71%	6.96%
KRNY	Kearny Financial Corp.	NJ	$8.21	$710.22	$0.58	$12.96	14.93x	63.35%	10.16%	80.41%	14.16x	$0.32	3.90%	52.73%	$6,758	16.04%	NA	NA	0.67%	4.10%	0.71%	4.32%
NYCB	New York Community Bancorp, Inc.	NY	$10.35	$4,801.72	$0.78	$13.34	12.94x	77.57%	8.94%	127.58%	13.33x	$0.68	6.57%	85.00%	$54,210	12.35%	8.24%	NA	0.77%	6.07%	0.75%	5.91%
NFBK	Northfield Bancorp, Inc.	NJ	$10.10	$497.56	$0.79	$14.46	12.32x	69.83%	9.87%	73.88%	12.82x	$0.44	4.36%	53.66%	$5,042	14.13%	13.46%	NA	0.78%	5.53%	0.75%	5.31%
NWBI	Northwest Bancshares, Inc.	PA	$10.36	$1,324.07	$0.70	$11.97	18.18x	86.51%	9.57%	118.10%	14.73x	$0.76	7.34%	131.58%	$13,845	11.06%	8.35%	0.98%	0.54%	4.36%	0.68%	5.49%
PCSB	PCSB Financial Corporation	NY	$13.20	$208.03	$0.60	$16.20	22.00x	81.49%	12.45%	83.42%	21.90x	$0.16	1.21%	26.67%	$1,792	15.27%	14.97%	NA	0.56%	3.36%	0.56%	3.38%
PFS	Provident Financial Services, Inc.	NJ	$14.53	$959.63	$1.42	$21.45	10.84x	67.73%	9.09%	97.99%	10.20x	$0.92	6.33%	68.66%	$10,514	13.42%	9.67%	NA	0.86%	6.14%	0.90%	6.41%
PBIP	Prudential Bancorp, Inc.	PA	$11.76	$95.81	NA	$15.74	8.84x	74.71%	8.07%	78.68%	NM	$0.28	2.38%	51.88%	$1,188	10.80%	10.31%	NA	0.92%	8.22%	NA	NA
SVBI	Severn Bancorp, Inc.	MD	$6.10	$78.16	$0.46	NA	13.26x	73.93%	NA	74.71%	13.14x	$0.16	2.62%	34.78%	$924	11.58%	11.48%	1.67%	0.68%	5.58%	0.69%	5.63%
STND	Standard AVB Financial Corp.	PA	$20.34	$91.84	NA	$30.62	13.84x	66.43%	8.93%	82.23%	NM	$0.88	4.35%	45.10%	$1,061	13.45%	11.15%	NA	0.68%	4.79%	NA	NA
TRST	TrustCo Bank Corp NY	NY	$6.25	$602.70	$0.54	$5.74	11.36x	108.91%	10.62%	109.01%	11.56x	$0.27	4.36%	49.55%	$5,677	9.75%	9.74%	0.59%	1.01%	9.92%	0.99%	9.75%
WSFS	WSFS Financial Corporation	DE	$31.35	$1,588.17	$1.93	$36.00	15.91x	87.09%	11.70%	125.93%	16.21x	$0.48	1.53%	24.37%	$13,573	13.42%	9.68%	0.33%	0.82%	5.52%	0.75%	5.08%
WVFC	WVS Financial Corp.	PA	$13.35	$23.34	$1.43	$19.36	9.47x	68.96%	7.13%	68.96%	9.33x	$0.40	3.00%	28.37%	$357	10.34%	10.34%	NA	0.69%	6.97%	0.70%	7.08%
CFFN	Capitol Federal Financial, Inc.	KS	$10.18	$1,405.47	$0.50	$9.19	20.78x	110.77%	15.07%	112.09%	20.30x	$0.34	3.34%	138.78%	$9,559	13.61%	13.47%	NA	0.73%	5.21%	0.74%	5.33%
CNNB	Cincinnati Bancorp, Inc.	OH	$8.68	$25.81	$0.20	$12.74	NM	68.09%	11.34%	68.43%	NM	NA	NA	NA	$228	16.66%	16.59%	0.68%	0.26%	2.36%	0.27%	2.43%
FFBW	FFBW, Inc.	WI	$8.28	$58.79	NA	$13.23	33.12x	62.56%	21.75%	62.60%	NM	NA	NA	NA	$293	34.76%	34.74%	0.77%	0.60%	2.36%	NA	NA
FBC	Flagstar Bancorp, Inc.	MI	$31.58	$1,798.29	NA	NA	6.39x	97.27%	NA	106.97%	NM	$0.20	0.63%	3.85%	$27,468	7.18%	6.62%	0.32%	1.21%	15.39%	NA	NA
HMNF	HMN Financial, Inc.	MN	$14.25	$69.08	$1.62	$20.29	8.91x	70.24%	7.99%	70.90%	8.80x	$0.00	0.00%	NA	$863	11.37%	11.28%	0.44%	0.94%	7.93%	0.96%	8.03%
IROQ	IF Bancorp, Inc.	IL	$16.32	$52.88	$1.16	$24.51	13.60x	66.58%	7.73%	66.58%	14.04x	$0.30	1.84%	25.00%	$684	11.61%	11.61%	0.13%	0.57%	4.89%	0.55%	4.74%
MSVB	Mid-Southern Bancorp, Inc.	IN	$11.90	$39.36	$0.33	$14.97	NM	79.49%	18.62%	79.49%	NM	$0.08	0.67%	25.81%	$217	23.42%	23.42%	NA	0.49%	2.03%	0.52%	2.17%
SBT	Sterling Bancorp, Inc.	MI	$3.44	$171.81	NA	$6.72	NM	51.18%	NA	NA	NM	$0.00	0.00%	28.57%	NA	NA	NA	NA	NA	1.05%	NA	NA
WSBF	Waterstone Financial, Inc.	WI	$15.82	$386.51	$1.85	$14.92	8.55x	106.02%	18.44%	111.99%	8.55x	$0.48	3.03%	52.97%	$2,218	17.39%	NA	0.42%	2.28%	12.08%	2.28%	12.08%
HONE	HarborOne Bancorp, Inc.	MA	$9.20	$500.77	$0.53	$11.72	18.77x	78.48%	12.03%	88.13%	17.34x	$0.12	1.31%	6.12%	$4,465	15.33%	13.88%	1.16%	0.66%	4.22%	0.72%	4.57%
HIFS	Hingham Institution for Savings	MA	$183.55	$392.23	$16.88	$123.57	10.29x	148.54%	14.40%	148.54%	10.88x	$1.72	0.94%	12.67%	$2,724	9.69%	9.69%	NA	1.50%	15.72%	1.41%	14.87%
EBSB	Meridian Bancorp, Inc.	MA	$12.49	$626.43	$1.27	$14.01	9.61x	89.14%	10.20%	91.93%	9.86x	$0.32	2.56%	23.85%	$6,418	11.44%	11.13%	NA	1.05%	9.27%	1.03%	9.05%
PVBC	Provident Bancorp, Inc.	MA	$8.06	$145.88	$0.61	$12.14	13.66x	66.41%	11.09%	66.41%	13.16x	$0.12	1.49%	10.17%	$1,415	16.70%	16.70%	NA	0.90%	5.37%	0.94%	5.57%
RNDB	Randolph Bancorp, Inc.	MA	$10.90	$55.48	$1.47	NA	8.86x	75.46%	NA	NA	7.41x	NA	NA	NA	$724	11.67%	NA	NA	0.97%	7.85%	1.15%	9.38%
WNEB	Western New England Bancorp, Inc.	MA	$5.35	$137.40	$0.42	$8.95	13.05x	59.78%	5.63%	64.14%	12.76x	$0.20	3.74%	48.78%	$2,435	9.43%	8.84%	NA	0.49%	4.65%	0.50%	4.76%
MHCs
BSBK	Bogota Financial Corp. (MHC)	NJ	$8.21	$103.89	NA	$9.60	NM	85.51%	14.62%	85.51%	NM	NA	NA	NA	$739	17.10%	17.10%	NA	0.22%	1.56%	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	NJ	$12.13	$1,357.19	$0.47	$9.05	26.96x	134.08%	15.57%	147.10%	25.91x	NA	NA	NA	$8,963	11.61%	10.70%	NA	0.62%	4.95%	0.65%	5.16%
GCBC	Greene County Bancorp, Inc. (MHC)	NY	$22.22	$189.17	NA	$15.13	10.10x	146.86%	11.28%	146.86%	NM	$0.48	2.16%	20.45%	$1,677	7.68%	7.68%	NA	1.28%	15.55%	NA	NA
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	$11.01	$63.76	NA	$14.28	14.68x	77.11%	9.61%	77.11%	NM	$0.48	4.36%	64.00%	$678	12.47%	12.47%	NA	0.73%	5.36%	NA	NA
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	$8.27	$48.05	NA	$9.65	21.76x	85.68%	6.34%	85.68%	NM	NA	NA	NA	$758	7.40%	7.40%	NA	0.33%	3.96%	NA	NA
PDLB	PDL Community Bancorp (MHC)	NY	$8.98	$150.26	($0.02)	NA	NM	99.75%	NA	99.75%	NM	NA	NA	NA	$1,220	12.70%	12.70%	1.51%	-0.78%	-5.32%	-0.03%	-0.19%
PBFS	Pioneer Bancorp, Inc. (MHC)	NY	$8.75	$218.95	NA	$8.80	NM	99.46%	15.16%	103.80%	NM	NA	NA	NA	$1,500	15.24%	14.70%	0.76%	-0.21%	-1.49%	0.26%	1.87%
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NY	$6.75	$72.39	$0.60	$10.21	11.44x	66.11%	6.66%	67.07%	11.30x	NA	NA	NA	$1,128	10.08%	9.94%	NA	0.64%	5.66%	0.64%	5.73%
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	WI	$8.47	$40.46	$0.26	$12.07	32.58x	70.15%	9.19%	70.15%	32.37x	NA	NA	NA	$448	13.10%	13.10%	0.46%	0.27%	2.29%	0.24%	2.07%
KFFB	Kentucky First Federal Bancorp (MHC)	KY	$6.00	$49.37	$0.13	$7.94	NM	75.60%	14.98%	97.08%	NM	$0.40	6.67%	307.69%	$331	19.81%	16.13%	NA	0.31%	1.55%	0.31%	1.54%
TFSL	TFS Financial Corporation (MHC)	OH	$15.10	$3,380.34	NA	$5.91	NM	255.53%	28.52%	257.04%	NM	$1.12	7.42%	333.33%	$14,835	11.16%	11.10%	1.05%	0.62%	5.31%	NA	NA
FSEA	First Seacoast Bancorp (MHC)	NH	$6.30	$36.92	NA	$9.46	NM	66.59%	9.29%	66.59%	NM	NA	NA	NA	$412	13.96%	13.96%	0.25%	0.00%	0.00%	0.12%	0.96%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2015-2020	2020-2025	2020	% State	Market
Institution	County	2015	2020	2025	% Change	% Change	Amount	Average	Share(1)
Bancorp 34, Inc.	Otero, NM	65,760	67,303	68,853	0.5%	0.5%	24,224	87.7%	13.12%
Elmira Savings Bank	Chemung, NY	88,004	83,170	81,000	-1.1%	-0.5%	31,718	75.3%	27.41%
HMN Financial, Inc.	Olmsted, MN	151,624	158,963	166,099	0.9%	0.9%	44,383	108.3%	6.01%
Home Federal Bancorp, Inc. of LA	Caddo, LA	253,214	239,178	233,533	-1.1%	-0.5%	24,889	87.1%	6.08%
HV Bancorp, Inc.	Bucks, PA	627,549	629,125	632,646	0.1%	0.1%	50,216	136.1%	0.34%
IF Bancorp, Inc.	Iroquois, IL	28,605	27,190	26,343	-1.0%	-0.6%	28,318	75.0%	26.68%
Randolph Bancorp, Inc.	Norfolk, MA	695,686	710,869	732,203	0.4%	0.6%	60,142	122.8%	1.53%
Severn Bancorp, Inc.	Anne Arundel, MD	563,973	582,336	603,100	0.6%	0.7%	50,733	111.4%	5.41%
Standard AVB Financial Corp.	Allegheny, PA	1,234,342	1,214,327	1,210,580	-0.3%	-0.1%	42,084	114.1%	0.33%
WVS Financial Corp.	Allegheny, PA	1,234,342	1,214,327	1,210,580	-0.3%	-0.1%	42,084	114.1%	0.10%
	Averages:	494,310	492,679	496,494	-0.1%	0.1%	39,879	103.2%	8.70%
	Medians:	408,594	410,757	418,317	-0.1%	0.0%	42,084	109.8%	5.71%
Affinity Bancshares, Inc.	Newton, GA	103,806	111,673	118,216	1.5%	1.1%	27,207	81.4%	22.60%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2019.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of August 10, 2020

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of August 10, 2020

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AX	Axos Financial, Inc.	WE	24.75	59,613	1,475.4	30.89	13.69	22.11	11.94	-11.89	-18.26	2.98	3.11	20.56	18.46	232.37
BCTF	Bancorp 34, Inc.	SW	9.80	3,005	29.4	16.10	9.12	11.12	-11.87	-37.48	-35.82	0.62	0.67	14.27	14.23	152.43
BYFC	Broadway Financial Corporation	WE	1.95	27,446	53.5	7.23	1.04	1.84	5.98	0.78	26.62	-0.02	NA	1.77	1.77	17.90
CFFN	Capitol Federal Financial, Inc.	MW	10.18	138,062	1,405.5	14.57	9.36	9.57	6.37	-23.11	-25.86	0.49	0.50	9.19	9.08	69.24
CARV	Carver Bancorp, Inc.	MA	7.16	3,700	26.5	22.97	1.25	5.38	33.09	137.09	194.53	-1.40	-1.44	1.26	1.26	153.82
CBMB	CBM Bancorp, Inc.	MA	11.99	3,843	46.1	14.44	10.61	12.00	-0.08	-12.28	-15.08	0.21	0.20	14.51	14.51	59.45
CNNB	Cincinnati Bancorp, Inc.	MW	8.68	2,976	25.8	11.01	6.33	8.79	-1.31	-11.35	-15.32	0.19	0.20	12.74	12.68	76.49
ESBK	Elmira Savings Bank	MA	10.58	3,523	37.3	17.40	10.31	10.70	-1.17	-29.70	-29.97	1.08	1.06	16.87	13.38	0.00
ESSA	ESSA Bancorp, Inc.	MA	13.80	10,259	141.6	17.73	9.70	12.97	6.40	-6.38	-18.58	1.38	1.37	17.67	16.33	0.00
FFBW	FFBW, Inc.	MW	8.28	7,101	58.8	12.30	6.74	8.62	-3.91	-17.61	-28.31	0.25	NA	13.23	13.23	0.00
FNWB	First Northwest Bancorp	WE	11.48	9,648	110.8	18.25	8.77	10.19	12.66	-28.65	-36.68	0.78	0.66	17.07	17.07	0.00
FBC	Flagstar Bancorp, Inc.	MW	31.58	56,944	1,798.3	40.00	16.76	30.96	2.00	-6.49	-17.44	4.94	NA	NA	NA	0.00
FSBW	FS Bancorp, Inc.	WE	42.44	4,166	176.8	64.41	27.50	37.77	12.36	-11.71	-33.47	6.32	6.19	49.15	47.40	0.00
HONE	HarborOne Bancorp, Inc.	NE	9.20	54,461	500.8	11.20	6.45	8.45	8.82	-15.90	-16.33	0.49	0.53	11.72	10.43	0.00
HIFS	Hingham Institution for Savings	NE	183.55	2,137	392.2	216.82	125.55	177.00	3.70	-2.11	-12.68	17.84	16.88	123.57	123.57	0.00
HMNF	HMN Financial, Inc.	MW	14.25	4,848	69.1	23.00	13.30	14.40	-1.04	-31.26	-32.18	1.60	1.62	20.29	20.10	0.00
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	23.23	1,642	38.2	37.99	20.00	24.12	-3.69	-27.45	-35.02	2.14	2.04	29.30	29.30	0.00
HVBC	HV Bancorp, Inc.	MA	12.19	2,241	27.3	17.25	9.75	12.06	1.06	-17.37	-28.31	0.53	0.45	14.97	14.97	0.00
IROQ	IF Bancorp, Inc.	MW	16.32	3,240	52.9	24.05	15.07	16.12	1.24	-22.14	-29.11	1.20	1.16	24.51	24.51	0.00
ISBC	Investors Bancorp, Inc.	MA	8.32	238,777	1,986.6	12.74	6.31	8.00	4.00	-24.50	-30.17	0.74	0.78	10.50	NA	0.00
KRNY	Kearny Financial Corp.	MA	8.21	86,507	710.2	14.40	7.23	7.66	7.18	-36.01	-40.64	0.55	0.58	12.96	NA	0.00
EBSB	Meridian Bancorp, Inc.	NE	12.49	50,155	626.4	20.86	8.88	11.48	8.80	-29.87	-37.83	1.30	1.27	14.01	13.59	0.00
MSVB	Mid-Southern Bancorp, Inc.	MW	11.90	3,308	39.4	14.00	9.71	12.59	-5.48	-5.68	-11.39	0.31	0.33	14.97	14.97	0.00
NYCB	New York Community Bancorp, Inc.	MA	10.35	463,934	4,801.7	13.79	8.19	10.25	0.98	-9.92	-13.89	0.80	0.78	13.34	8.11	0.00
NFBK	Northfield Bancorp, Inc.	MA	10.10	49,263	497.6	17.55	9.27	9.52	6.09	-35.21	-40.45	0.82	0.79	14.46	13.67	0.00
NWBI	Northwest Bancshares, Inc.	MA	10.36	127,806	1,324.1	17.74	8.52	9.82	5.50	-37.67	-37.70	0.57	0.70	11.97	8.77	0.00
PCSB	PCSB Financial Corporation	MA	13.20	15,760	208.0	20.78	11.01	11.26	17.23	-31.11	-34.81	0.60	0.60	16.20	15.82	0.00
PVBC	Provident Bancorp, Inc.	NE	8.06	18,100	145.9	13.67	7.21	7.85	2.68	-39.89	-35.26	0.59	0.61	12.14	12.14	0.00
PROV	Provident Financial Holdings, Inc.	WE	12.59	7,436	93.6	22.99	11.60	12.27	2.61	-37.11	-42.51	1.01	1.01	16.67	16.67	0.00
PFS	Provident Financial Services, Inc.	MA	14.53	66,045	959.6	25.86	9.05	13.31	9.17	-38.74	-41.05	1.34	1.42	21.45	14.83	0.00
PBIP	Prudential Bancorp, Inc.	MA	11.76	8,147	95.8	18.59	9.90	11.39	3.25	-29.45	-36.54	1.33	NA	15.74	14.95	0.00
RNDB	Randolph Bancorp, Inc.	NE	10.90	5,090	55.5	18.34	7.92	10.80	0.93	-27.09	-38.24	1.23	1.47	NA	NA	0.00
RVSB	Riverview Bancorp, Inc.	WE	4.38	22,245	97.4	8.55	4.05	4.76	-7.98	-43.48	-46.65	0.53	0.53	6.63	5.38	0.00
SVBI	Severn Bancorp, Inc.	MA	6.10	12,813	78.2	9.50	4.26	6.00	1.67	-23.75	-34.48	0.46	0.46	NA	NA	0.00
STXB	Spirit of Texas Bancshares, Inc.	SW	12.62	17,345	218.9	23.48	8.96	11.79	7.04	-41.11	-45.13	1.35	1.58	20.01	14.79	0.00
STND	Standard AVB Financial Corp.	MA	20.34	4,515	91.8	31.40	17.01	20.00	1.70	-25.74	-32.13	1.47	NA	30.62	24.74	0.00
SBT	Sterling Bancorp, Inc.	MW	3.44	49,944	171.8	10.27	2.53	3.13	9.90	-63.05	-57.53	0.07	NA	6.72	NA	0.00
TBNK	Territorial Bancorp Inc.	WE	23.04	9,098	209.6	32.45	20.25	22.16	3.97	-17.42	-25.53	2.05	1.99	25.65	25.65	0.00
TSBK	Timberland Bancorp, Inc.	WE	16.96	8,311	141.0	31.00	13.60	17.01	-0.29	-31.17	-42.97	2.87	2.95	22.00	19.97	0.00
TBK	Triumph Bancorp, Inc.	SW	29.27	24,055	704.1	43.15	19.03	26.34	11.12	-0.75	-23.01	1.60	NA	25.28	17.59	0.00
TRST	TrustCo Bank Corp NY	MA	6.25	96,433	602.7	9.10	4.30	5.77	8.32	-20.18	-27.91	0.55	0.54	5.74	5.73	0.00
WSBF	Waterstone Financial, Inc.	MW	15.82	24,432	386.5	19.48	12.10	15.40	2.73	-5.04	-16.87	1.85	1.85	14.92	NA	0.00
WNEB	Western New England Bancorp, Inc.	NE	5.35	25,682	137.4	10.10	4.45	5.13	4.29	-37.94	-44.44	0.41	0.42	8.95	8.34	0.00
WSFS	WSFS Financial Corporation	MA	31.35	50,659	1,588.2	46.05	17.84	28.14	11.41	-24.80	-28.73	1.97	1.93	36.00	24.89	0.00
WVFC	WVS Financial Corp.	MA	13.35	1,748	23.3	17.30	13.00	13.68	-2.38	-21.56	-18.84	1.41	1.43	19.36	19.36	0.00
MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	8.47	4,776	40.5	12.01	7.43	9.30	-8.92	-9.02	-21.43	0.26	0.26	12.07	12.07	0.00
BSBK	Bogota Financial Corp. (MHC)	MA	8.21	12,654	103.9	11.97	6.07	7.75	5.94	-17.90	-17.90	NA	NA	9.60	9.60	0.00
CLBK	Columbia Financial, Inc. (MHC)	MA	12.13	111,887	1,357.2	17.34	11.48	11.67	3.94	-20.98	-28.39	0.45	0.47	9.05	8.25	0.00
CFBI	Community First Bancshares, Inc. (MHC)	SE	6.76	7,571	51.2	12.05	5.36	7.13	-5.20	-32.04	-40.94	-0.14	0.12	10.12	7.58	0.00
FSEA	First Seacoast Bancorp (MHC)	NE	6.30	5,860	36.9	10.37	5.07	6.20	1.61	-30.31	-33.12	NA	NA	9.46	9.46	0.00
GCBC	Greene County Bancorp, Inc. (MHC)	MA	22.22	8,513	189.2	30.25	15.01	21.83	1.79	-16.93	-22.82	2.20	NA	15.13	15.13	0.00
KFFB	Kentucky First Federal Bancorp (MHC)	MW	6.00	8,229	49.4	8.15	4.40	6.00	0.00	-21.05	-22.58	0.13	0.13	7.94	6.18	0.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	11.01	5,791	63.8	15.90	8.95	11.90	-7.48	-26.60	-28.04	0.75	NA	14.28	14.28	0.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	8.27	5,811	48.1	12.87	7.50	7.95	4.03	-28.51	-32.76	0.38	NA	9.65	9.65	0.00
OFED	Oconee Federal Financial Corp. (MHC)	SE	26.52	5,631	149.3	28.00	15.25	25.41	4.37	15.30	1.57	0.69	0.70	15.76	15.26	0.00
PDLB	PDL Community Bancorp (MHC)	MA	8.98	16,733	150.3	14.85	7.31	9.10	-1.32	-35.35	-38.91	-0.49	-0.02	NA	NA	0.00
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	8.75	25,023	219.0	15.35	8.06	8.80	-0.57	-38.42	-42.85	NA	NA	8.80	8.43	0.00
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	6.75	10,724	72.4	11.44	5.90	6.56	2.89	-37.56	-40.32	0.59	0.60	10.21	10.06	0.00
TFSL	TFS Financial Corporation (MHC)	MW	15.10	223,863	3,380.3	22.47	12.65	14.02	7.70	-15.26	-23.27	0.33	NA	5.91	5.87	0.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of August 10, 2020

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AX	Axos Financial, Inc.	WE	8.89	8.05	1.53	15.61	1.60	16.29	NA	NA	8.31	120.36	10.66	134.08	7.96	NA	NA	NM
BCTF	Bancorp 34, Inc.	SW	9.97	9.94	0.45	3.92	0.51	4.45	0.74	116.91	16.61	68.70	6.85	68.87	14.58	0.20	2.04	33.90
BYFC	Broadway Financial Corporation	WE	10.08	10.08	-0.04	-0.34	NA	NA	NA	NA	NM	110.17	11.10	110.17	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.61	13.47	0.73	5.21	0.74	5.33	NA	NA	20.78	110.77	15.07	112.09	20.30	0.34	3.34	138.78
CARV	Carver Bancorp, Inc.	MA	8.75	8.75	-0.90	-10.14	-0.92	-10.39	1.59	51.58	NM	568.30	5.06	568.30	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	24.52	24.52	0.37	1.35	0.35	1.28	0.50	510.20	57.10	82.64	20.27	82.64	60.14	NA	NA	238.10
CNNB	Cincinnati Bancorp, Inc.	MW	16.66	16.59	0.26	2.36	0.27	2.43	0.68	95.28	45.88	68.09	11.34	68.43	44.36	NA	NA	NM
ESBK	Elmira Savings Bank	MA	8.80	7.11	0.61	6.38	0.60	6.28	NA	NA	9.79	62.67	5.51	79.05	9.99	0.60	5.67	77.78
ESSA	ESSA Bancorp, Inc.	MA	9.64	8.98	0.77	7.41	0.77	7.37	NA	NA	10.00	78.09	7.53	84.49	10.05	0.44	3.19	31.16
FFBW	FFBW, Inc.	MW	34.76	34.74	0.60	2.36	NA	NA	0.77	132.95	33.12	62.56	21.75	62.60	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	11.92	11.92	0.59	4.29	0.49	3.62	NA	NA	14.72	67.23	8.02	67.23	17.51	0.20	1.74	17.95
FBC	Flagstar Bancorp, Inc.	MW	7.18	6.62	1.21	15.39	NA	NA	0.32	286.25	6.39	97.27	NA	106.97	NA	0.20	0.63	3.85
FSBW	FS Bancorp, Inc.	WE	10.39	10.05	1.61	14.18	1.57	13.88	NA	NA	6.72	86.35	8.97	89.53	6.86	0.84	1.98	13.13
HONE	HarborOne Bancorp, Inc.	NE	15.33	13.88	0.66	4.22	0.72	4.57	1.16	70.23	18.77	78.48	12.03	88.13	17.34	0.12	1.31	6.12
HIFS	Hingham Institution for Savings	NE	9.69	9.69	1.50	15.72	1.41	14.87	NA	NA	10.29	148.54	14.40	148.54	10.88	1.72	0.94	12.67
HMNF	HMN Financial, Inc.	MW	11.37	11.28	0.94	7.93	0.96	8.03	0.44	275.80	8.91	70.24	7.99	70.90	8.80	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.75	9.75	0.83	7.75	0.80	7.40	NA	NA	10.86	79.27	7.73	79.27	11.37	0.66	2.84	30.14
HVBC	HV Bancorp, Inc.	MA	9.51	9.51	0.32	3.34	0.27	2.82	1.13	38.39	23.00	81.43	7.74	81.43	27.19	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.61	11.61	0.57	4.89	0.55	4.74	0.13	NM	13.60	66.58	7.73	66.58	14.04	0.30	1.84	25.00
ISBC	Investors Bancorp, Inc.	MA	9.65	NA	0.68	6.58	0.71	6.96	0.54	196.63	11.24	79.27	7.65	82.03	10.60	0.48	5.77	63.51
KRNY	Kearny Financial Corp.	MA	16.04	NA	0.67	4.10	0.71	4.32	NA	NA	14.93	63.35	10.16	80.41	14.16	0.32	3.90	52.73
EBSB	Meridian Bancorp, Inc.	NE	11.44	11.13	1.05	9.27	1.03	9.05	NA	NA	9.61	89.14	10.20	91.93	9.86	0.32	2.56	23.85
MSVB	Mid-Southern Bancorp, Inc.	MW	23.42	23.42	0.49	2.03	0.52	2.17	NA	59.94	38.39	79.49	18.62	79.49	36.12	0.08	0.67	25.81
NYCB	New York Community Bancorp, Inc.	MA	12.35	8.24	0.77	6.07	0.75	5.91	NA	NA	12.94	77.57	8.94	127.58	13.33	0.68	6.57	85.00
NFBK	Northfield Bancorp, Inc.	MA	14.13	13.46	0.78	5.53	0.75	5.31	NA	174.29	12.32	69.83	9.87	73.88	12.82	0.44	4.36	53.66
NWBI	Northwest Bancshares, Inc.	MA	11.06	8.35	0.54	4.36	0.68	5.49	0.98	105.39	18.18	86.51	9.57	118.10	14.73	0.76	7.34	131.58
PCSB	PCSB Financial Corporation	MA	15.27	14.97	0.56	3.36	0.56	3.38	NA	NA	22.00	81.49	12.45	83.42	21.90	0.16	1.21	26.67
PVBC	Provident Bancorp, Inc.	NE	16.70	16.70	0.90	5.37	0.94	5.57	NA	NA	13.66	66.41	11.09	66.41	13.16	0.12	1.49	10.17
PROV	Provident Financial Holdings, Inc.	WE	10.53	10.53	0.69	6.26	0.69	6.26	0.42	167.85	12.47	75.52	7.96	75.52	12.47	0.56	4.45	41.58
PFS	Provident Financial Services, Inc.	MA	13.42	9.67	0.86	6.14	0.90	6.41	NA	NA	10.84	67.73	9.09	97.99	10.20	0.92	6.33	68.66
PBIP	Prudential Bancorp, Inc.	MA	10.80	10.31	0.92	8.22	NA	NA	NA	NA	8.84	74.71	8.07	78.68	NA	0.28	2.38	51.88
RNDB	Randolph Bancorp, Inc.	NE	11.67	NA	0.97	7.85	1.15	9.38	NA	NA	8.86	75.46	NA	NA	7.41	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	10.71	8.87	1.00	8.18	1.01	8.20	NA	NA	8.26	66.07	7.07	81.41	8.24	0.20	4.57	36.79
SVBI	Severn Bancorp, Inc.	MA	11.58	11.48	0.68	5.58	0.69	5.63	1.67	56.82	13.26	73.93	NA	74.71	13.14	0.16	2.62	34.78
STXB	Spirit of Texas Bancshares, Inc.	SW	11.73	8.94	0.99	7.27	1.16	8.51	NA	NA	9.35	63.06	7.40	85.33	7.98	NA	NA	NM
STND	Standard AVB Financial Corp.	MA	13.45	11.15	0.68	4.79	NA	NA	NA	NA	13.84	66.43	8.93	82.23	NA	0.88	4.35	45.10
SBT	Sterling Bancorp, Inc.	MW	NA	NA	NA	1.05	NA	NA	NA	NA	49.14	51.18	NA	NA	NA	0.00	0.00	28.57
TBNK	Territorial Bancorp Inc.	WE	11.68	11.68	0.92	7.82	0.89	7.59	NA	NA	11.24	89.83	10.50	89.83	11.59	0.92	3.99	58.05
TSBK	Timberland Bancorp, Inc.	WE	12.01	11.03	1.85	13.90	1.90	14.29	0.50	218.88	5.91	77.10	9.26	84.94	5.75	0.80	4.72	22.65
TBK	Triumph Bancorp, Inc.	SW	11.69	8.67	0.79	6.32	NA	NA	NA	NA	18.29	115.78	12.71	166.41	NA	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.75	9.74	1.01	9.92	0.99	9.75	0.59	147.10	11.36	108.91	10.62	109.01	11.56	0.27	4.36	49.55
WSBF	Waterstone Financial, Inc.	MW	17.39	NA	2.28	12.08	2.28	12.08	0.42	207.44	8.55	106.02	18.44	111.99	8.55	0.48	3.03	52.97
WNEB	Western New England Bancorp, Inc.	NE	9.43	8.84	0.49	4.65	0.50	4.76	NA	NA	13.05	59.78	5.63	64.14	12.76	0.20	3.74	48.78
WSFS	WSFS Financial Corporation	MA	13.42	9.68	0.82	5.52	0.75	5.08	0.33	570.15	15.91	87.09	11.70	125.93	16.21	0.48	1.53	24.37
WVFC	WVS Financial Corp.	MA	10.34	10.34	0.69	6.97	0.70	7.08	NA	NA	9.47	68.96	7.13	68.96	9.33	0.40	3.00	28.37
MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	13.10	13.10	0.27	2.29	0.24	2.07	0.46	97.33	32.58	70.15	9.19	70.15	32.37	NA	NA	NM
BSBK	Bogota Financial Corp. (MHC)	MA	17.10	17.10	0.22	1.56	NA	NA	NA	NA	NA	85.51	14.62	85.51	NA	NA	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	MA	11.61	10.70	0.62	4.95	0.65	5.16	NA	NA	26.96	134.08	15.57	147.10	25.91	NA	NA	NM
CFBI	Community First Bancshares, Inc. (MHC)	SE	11.81	9.12	-0.28	-1.38	0.24	1.20	NA	NA	NM	66.79	7.89	89.21	58.17	NA	NA	NM
FSEA	First Seacoast Bancorp (MHC)	NE	13.96	13.96	0.00	0.00	0.12	0.96	0.25	291.57	NA	66.59	9.29	66.59	NA	NA	NA	NA
GCBC	Greene County Bancorp, Inc. (MHC)	MA	7.68	7.68	1.28	15.55	NA	NA	NA	NA	10.10	146.86	11.28	146.86	NA	0.48	2.16	20.45
KFFB	Kentucky First Federal Bancorp (MHC)	MW	19.81	16.13	0.31	1.55	0.31	1.54	NA	NA	46.15	75.60	14.98	97.08	46.49	0.40	6.67	307.69
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.47	12.47	0.73	5.36	NA	NA	NA	NA	14.68	77.11	9.61	77.11	NA	0.48	4.36	64.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	7.40	7.40	0.33	3.96	NA	NA	NA	NA	21.76	85.68	6.34	85.68	NA	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	SE	17.81	17.34	0.77	4.46	0.78	4.52	0.82	33.80	38.43	168.30	29.97	173.79	37.90	0.40	1.51	57.97
PDLB	PDL Community Bancorp (MHC)	MA	12.70	12.70	-0.78	-5.32	-0.03	-0.19	1.51	74.73	NM	99.75	NA	99.75	NM	NA	NA	NM
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	15.24	14.70	-0.21	-1.49	0.26	1.87	0.76	186.40	NA	99.46	15.16	103.80	NA	NA	NA	NA
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	10.08	9.94	0.64	5.66	0.64	5.73	NA	NA	11.44	66.11	6.66	67.07	11.30	NA	NA	NM
TFSL	TFS Financial Corporation (MHC)	MW	11.16	11.10	0.62	5.31	NA	NA	1.05	29.40	45.76	255.53	28.52	257.04	NA	1.12	7.42	333.33

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index
2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80
2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60
2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85
2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3
2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8
2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1
2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3
2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7
2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4
2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8
2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5
2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7
2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673.6	6903.4	937.6	617.7
2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9
2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
	Quarter 2	26600.0	2941.8	8006.2	845.3	573.0
	Quarter 3	26916.8	2976.7	7999.3	890.5	584.5
	Quarter 4	28538.4	3230.8	8972.6	920.7	663.9
2020:	Quarter 1	21917.2	2584.6	7700.1	632.8	392.9
	Quarter 2	25812.9	3100.3	10058.8	658.5	430.8
As of August 10, 2020		27791.4	3360.5	10968.4	667.6	453.9

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of August 10, 2020

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
SNL Banking Indexes
SNL U.S. Bank and Thrift	432.80	8/10/2020	4.88	1.14
SNL U.S. Bank	453.88	8/10/2020	5.15	1.15
SNL U.S. Thrift	667.60	8/10/2020	5.83	0.88
SNL TARP Participants	79.42	8/10/2020	3.32	4.36
KBW Nasdaq Bank Index	78.24	8/10/2020	0.82	1.07
KBW Nasdaq Regional Bank Index	74.94	8/10/2020	1.37	1.86
S&P 500 Bank	256.93	8/10/2020	2.58	1.01
NASDAQ Bank	2,836.44	8/10/2020	48.99	1.76
S&P 500 Commercial Banks	367.07	8/10/2020	3.69	1.01
S&P 500 Diversified Banks	442.33	8/10/2020	4.34	0.99
S&P 500 Regional Banks	87.60	8/10/2020	0.95	1.10
SNL Asset Size Indexes
SNL U.S. Bank < $250M	26.61	8/10/2020	0.84	3.25
SNL U.S. Bank $250M-$500M	358.40	8/10/2020	17.51	5.14
SNL U.S. Thrift < $250M	1,275.06	8/10/2020	(0.44)	(0.03)
SNL U.S. Thrift $250M-$500M	4,759.86	8/10/2020	37.88	0.80
SNL U.S. Bank < $500M	732.85	8/10/2020	32.33	4.62
SNL U.S. Thrift < $500M	1,651.43	8/10/2020	9.44	0.57
SNL U.S. Bank $500M-$1B	939.98	8/10/2020	4.46	0.48
SNL U.S. Thrift $500M-$1B	2,946.53	8/10/2020	1.69	0.06
SNL U.S. Bank $1B-$5B	848.96	8/10/2020	10.25	1.22
SNL U.S. Thrift $1B-$5B	1,880.51	8/10/2020	31.42	1.70
SNL U.S. Bank $5B-$10B	1,079.37	8/10/2020	20.34	1.92
SNL U.S. Thrift $5B-$10B	752.72	8/10/2020	8.27	1.11
SNL U.S. Bank > $10B	365.72	8/10/2020	4.06	1.12
SNL U.S. Thrift > $10B	120.31	8/10/2020	0.79	0.66
SNL Market Cap Indexes
SNL Micro Cap U.S. Bank	465.77	8/10/2020	3.00	0.65
SNL Micro Cap U.S. Thrift	861.91	8/10/2020	7.73	0.90
SNL Micro Cap U.S. Bank & Thrift	544.57	8/10/2020	3.69	0.68
SNL Small Cap U.S. Bank	505.88	8/10/2020	7.36	1.48
SNL Small Cap U.S. Thrift	504.26	8/10/2020	8.74	1.76
SNL Small Cap U.S. Bank & Thrift	519.11	8/10/2020	7.68	1.50
SNL Mid Cap U.S. Bank	290.83	8/10/2020	5.61	1.97
SNL Mid Cap U.S. Thrift	224.74	8/10/2020	1.22	0.54
SNL Mid Cap U.S. Bank & Thrift	288.61	8/10/2020	5.16	1.82
SNL Large Cap U.S. Bank	289.68	8/10/2020	2.86	1.00
SNL Large Cap U.S. Thrift	105.08	7/30/2020	(3.13)
SNL Large Cap U.S. Bank & Thrift	292.13	8/10/2020	2.88	1.00
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Bank	476.15	8/10/2020	5.52	1.17
SNL Mid-Atlantic U.S. Thrift	2,423.11	8/10/2020	21.76	0.91
SNL Midwest U.S. Bank	482.05	8/10/2020	4.91	1.03
SNL Midwest U.S. Thrift	2,566.77	8/10/2020	(6.46)	(0.25)
SNL New England U.S. Bank	443.80	8/10/2020	4.84	1.10
SNL New England U.S. Thrift	2,411.88	8/10/2020	51.38	2.18
SNL Southeast U.S. Bank	318.38	8/10/2020	5.47	1.75
SNL Southeast U.S. Thrift	414.59	8/10/2020	(1.53)	(0.37)
SNL Southwest U.S. Bank	839.95	8/10/2020	14.79	1.79
SNL Southwest U.S. Thrift	650.11	8/10/2020	15.46	2.44
SNL Western U.S. Bank	810.92	8/10/2020	(1.92)	(0.24)
SNL Western U.S. Thrift	119.05	8/10/2020	3.29	2.84
SNL Stock Exchange Indexes
SNL U.S. Bank NYSE	395.74	8/10/2020	3.94	1.01
SNL U.S. Thrift NYSE	97.68	8/10/2020	0.02	0.02
SNL U.S. Bank NYSE American	641.02	8/10/2020	13.80	2.20
SNL U.S. Bank NASDAQ	649.16	8/10/2020	11.14	1.75

SNL U.S. Thrift NASDAQ	1,938.04	8/10/2020	24.66	1.29
SNL U.S. Bank Pink	385.02	8/10/2020	0.12	0.03
SNL U.S. Thrift Pink	322.87	8/10/2020	0.61	0.19
SNL Bank TSX	1,006.94	8/10/2020	12.66	1.27
SNL OTHER Indexes
SNL U.S. Thrift MHCs	4,795.72	8/10/2020	42.32	0.89
SNL Pink Asset Size Indexes
SNL U.S. Bank Pink < $100M	189.28	8/10/2020	0.00	0.00
SNL U.S. Bank Pink $100M-$500M	456.40	8/10/2020	(0.13)	(0.03)
SNL U.S. Bank Pink > $500M	331.12	8/10/2020	0.14	0.04
Broad Market Indexes
DJIA	27,791.44	8/10/2020	357.96	1.30
S&P 500	3,360.47	8/10/2020	9.19	0.27
S&P 400 Mid Cap	1,947.13	8/10/2020	8.60	0.44
S&P 600 Small Cap	920.49	8/10/2020	8.82	0.97
S&P 500 Financials	414.73	8/10/2020	2.64	0.64
SNL U.S. Financial Institutions	878.61	8/10/2020	7.60	0.87
MSCI US IMI Financials	1,487.44	8/10/2020	10.90	0.74
NASDAQ	10,968.36	8/10/2020	(42.63)	(0.39)
NASDAQ Finl	4,630.69	8/10/2020	(0.91)	(0.02)
NYSE	12,844.02	8/10/2020	78.17	0.61
Russell 1000	1,862.79	8/10/2020	3.31	0.18
Russell 2000	1,584.67	8/10/2020	15.49	0.99
Russell 3000	1,963.88	8/10/2020	4.40	0.22
S&P TSX Composite	16,605.50	8/10/2020	61.03	0.37

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

*	- Intraday data is not currently available. Data is as of the previous close.
**	- Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution’s effect on an index is proportional to that institution’s market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

For graphs, component companies, and historical values, click an index name.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR    Midwest: IA, IN, IL, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI

New England: CT, ME, MA, NH, RI, VT    Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV

Southwest: CO, LA, NM, OK, TX, UT    West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

Historical Equity Pricing Data supplied by Interactive Data Pricing and Reference Data LLC

EXHIBIT IV-4

Georgia Bank and Thrift Acquisitions 2017 - Present

Exhibit IV-4

Georgia Bank and Thrift Acquisitions 2017-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Name		Target Name		Total Assets ($000)	E/A (%)	TE/A (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)
03/25/2020	Pending	ST Hldgs Inc.	FL	Rochelle State Bank	GA	29,382	16.61	16.61	-0.75	-4.16	3.18	56.91	6.3	634.500	129.99	129.99	NM	21.59	8.72
12/18/2019	04/03/2020	First Bancshares Inc.	MS	Southwest Georgia Financial Corporation	GA	547,544	8.84	8.84	0.94	11.20	0.38	182.46	87.9	34.500	181.47	181.47	17.34	16.06	9.00
12/18/2019	04/01/2020	Pinnacle Financial Corp.	GA	SBT Bancorp, Inc.	GA	224,546	8.88	8.88	1.21	13.42	0.83	118.59	36.0	27.370	176.24	176.24	16.54	16.03	10.66
09/16/2019	04/01/2020	First Commerce Credit Union	FL	Assets and liabilities	GA	248,139	13.99	13.99	0.89	6.48	2.39	54.96	NA	NA	NA	NA	NA	NA	NA
09/24/2019	02/01/2020	First Citizens BancShares Inc.	NC	Community Financial Holding Company, Inc.	GA	222,562	4.75	4.75	0.70	20.29	5.87	NM	2.3	NA	NM	NM	2.22	1.04	4.48
08/20/2019	01/10/2020	Community First Bcshs (MHC)	GA	ABB Financial Group, Inc.	GA	307,542	10.71	10.71	0.96	9.20	0.53	NM	40.3	7.500	158.06	158.06	14.90	13.10	9.44
09/17/2019	12/31/2019	Private Investors	0	Barwick Banking Company	GA	12,667	7.50	7.50	-0.13	-1.68	0.00	NA	NA	NA	NA	NA	NA	NA	NA
02/07/2019	12/06/2019	BB&T Corp.	NC	SunTrust Banks, Inc.	GA	215,543,000	11.26	8.57	1.34	11.50	1.35	56.54	28282.6	62.846	127.68	178.91	10.95	13.12	8.17
01/11/2019	08/30/2019	First Chatsworth Bkshs Inc.	GA	Northside Bancshares, Inc.	GA	124,028	8.71	8.32	-0.23	-3.19	3.42	54.55	NA	NA	NA	NA	NA	NA	NA
12/17/2018	07/01/2019	Ameris Bancorp	GA	Fidelity Southern Corporation	GA	4,812,056	8.98	8.57	0.98	11.32	1.03	76.95	756.8	27.216	171.70	180.73	16.01	15.73	8.80
02/05/2019	05/01/2019	United Community Banks Inc.	GA	First Madison Bank & Trust	GA	258,311	11.74	11.74	1.96	16.23	0.00	NA	52.0	40.000	171.46	171.46	11.38	20.13	14.20
12/18/2018	05/01/2019	Colony Bankcorp Inc.	GA	LBC Bancshares, Inc.	GA	227,881	8.21	8.21	0.91	10.26	0.35	440.51	34.1	22.298	184.18	184.18	24.38	14.96	9.30
12/12/2018	05/01/2019	Morris State Bancshares Inc.	GA	FMB Equibanc, Inc.	GA	193,041	7.59	NA	NA	NA	NA	NA	23.6	9.250	161.64	NA	NA	12.23	NA
05/13/2018	01/01/2019	Cadence Bancorp.	TX	State Bank Financial Corporation	GA	4,892,297	13.22	11.50	1.15	8.20	0.47	165.99	1503.6	38.422	231.75	271.63	28.67	30.73	NA
06/28/2018	10/24/2018	FNS Bancshares Inc.	AL	Catoosa Bancshares, Inc.	GA	121,947	9.77	9.77	1.48	14.69	0.61	NM	16.2	NA	223.52	223.52	13.43	13.39	8.64
03/22/2018	09/28/2018	LGE Community CU	GA	Georgia Heritage Bank	GA	94,708	11.70	11.70	4.97	55.76	3.35	125.50	NA	NA	NA	NA	NA	NA	NA
04/24/2018	09/01/2018	CenterState Bank Corp.	FL	Charter Financial Corporation	GA	1,643,673	13.27	10.96	0.90	6.49	0.44	186.23	365.0	22.617	156.86	195.11	24.85	22.20	16.85
03/28/2018	09/01/2018	Renasant Corp.	MS	Brand Group Holdings, Inc.	GA	2,409,151	7.98	7.98	0.51	6.30	2.51	34.97	476.3	1446.864	247.64	247.67	40.04	19.77	16.87
04/24/2018	08/01/2018	National Commerce Corp.	AL	Landmark Bancshares, Inc.	GA	595,439	11.78	10.79	1.36	11.85	1.11	76.34	115.4	28.155	197.41	222.33	15.99	19.37	17.69
11/10/2017	07/31/2018	Georgia’s Own CU	GA	State Bank of Georgia	GA	95,697	13.40	13.34	1.32	9.09	0.58	135.24	NA	NA	NA	NA	NA	NA	NA
05/01/2018	07/17/2018	CoastalSouth Bancshares Inc.	SC	First Citizens Financial Corporation	GA	95,008	7.98	7.98	0.67	7.98	0.93	916.05	11.6	NA	150.49	150.49	29.29	12.21	5.41
01/26/2018	06/29/2018	Ameris Bancorp	GA	Hamilton State Bancshares, Inc.	GA	1,786,636	11.55	10.59	0.82	6.90	0.32	255.58	405.0	9.482	185.57	204.66	26.04	22.67	14.60
06/27/2017	10/01/2017	Entegra Financial	NC	Chattahoochee Bank of Georgia	GA	196,833	11.50	11.50	0.78	6.68	0.00	NA	34.9	14.750	154.33	154.33	23.79	17.75	10.49
03/27/2017	09/09/2017	Jones Bancshares L.P.	GA	Atlantic National Bank	GA	165,147	10.91	10.91	1.17	11.09	0.70	209.36	NA	NA	NA	NA	NA	NA	NA
03/17/2017	09/06/2017	Piedmont Bancorp Inc.	GA	Mountain Valley Bancshares, Inc.	GA	202,470	8.61	8.61	0.75	7.47	1.53	NM	26.1	NA	138.38	138.38	18.90	12.87	4.73
06/01/2017	09/01/2017	Charter Financial Corp.	GA	Resurgens Bancorp	GA	166,763	10.96	10.96	1.44	12.49	0.00	NA	26.3	17.000	164.50	164.50	17.52	15.77	10.61
06/15/2017	08/25/2017	WB&T Bankshares Inc.	GA	Pelham Banking Company	GA	78,847	14.08	14.08	1.27	8.47	0.01	NM	NA	NA	NA	NA	NA	NA	NA
				Average:		8,714,641	10.54	10.28	1.05	10.55	1.23	185.10			174.36	185.20	19.57	16.54	10.48
				Median:		222,562	10.91	10.65	0.95	9.15	0.66	125.50			171.46	179.82	17.43	15.90	9.37

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Affinity Bancshares, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Affinity Bancshares, Inc.

Director and Senior Management Summary Resumes

Directors with terms ending following the fiscal year ending December 31, 2020:

William D. Fortson, Jr. Mr. Fortson, age 77, has served as a director since 1998. Mr. Fortson has over 48 years’ experience in the automobile industry, and has been the owner of Ginn Motor Company, located in Covington, Georgia, since 1987. Mr. Fortson has also served as member/manager of Ginn Chrysler, Jeep, Dodge, LLC since 2009. Mr. Fortson has strong marketing, sales, and customer service assessment skills, as well as significant experience in employee development, training, and business management.

Howard G. Roberts. Mr. Roberts, age 72, has served as a director since 2016. Mr. Roberts is the former President and Chief Executive Officer of First Newton Bank in Covington, Georgia, having served in those positions from 1985 to 2000. Mr. Roberts is currently a real estate developer and private equity investor. Mr. Roberts’ banking background and leadership experience bring valuable insight in the areas of leadership, bank operations, credit evaluation and corporate governance.

Edward P. Stone. Mr. Stone, age 72, has served as a director since 2001. Mr. Stone has served as the President of Peoples Home Health, located in Pensacola, Florida, since 2008, the President of Peoples Home Medical, located in Covington Georgia, since 2009, and the President, owner and administrator of Longleaf Hospice LLC, located in Covington, Georgia, since 2011. He has been involved in the home healthcare industry since 1982. Mr. Stone’s experience gives him extensive insight into the challenges facing senior citizens and families who live in our market areas, as well as into matters related to small businesses and economic developments in our market area.

Directors with terms ending following the fiscal year ending December 31, 2021:

Marshall L. Ginn. Mr. Ginn, age 66, has served as a director since 2004. Mr. Ginn has been a licensed real estate broker since 1996 and is an Associate Broker with RE/MAX Agents Realty, located in Covington, Georgia. Mr. Ginn assists in the purchase and sale of residential, commercial and industrial properties as well as raw land. Prior to joining RE/MAX, Mr. Ginn was co-founder of Medical Services South and founder of ELCO Medical, privately held corporations specializing in the marketing and sale of orthopedic implants and products. He has served as President of the East Metro Board of Realtors and Chairman of the Newton County Chamber of Commerce. Mr. Ginn brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities.

Mark J. Ross. Mr. Ross, age 51, has served as a director since 2016. Mr. Ross is an attorney and former residential and commercial real estate developer. Since 2012, Mr. Ross has been the co-owner and Director of Right at Home of East Atlanta, a senior home care and staffing company located in Covington, Georgia. In his position, Mr. Ross focuses on business expansion, including marketing and quality improvement. Mr. Ross’ experience in small business and technology gives him extensive insight into local business and real estate matters, as well as the challenges facing senior citizens and families who live in our market areas.

Directors with terms ending following the fiscal year ending December 31, 2022:

Edward J. Cooney. Mr. Cooney, age 52, has served as a director since January 2020. Mr. Cooney was appointed Newton Federal Bank’s Chief Executive Officer in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Mr. Cooney formerly served as President and Director of Affinity Bank and ABB Financial. Mr. Cooney has served as a chief financial officer, chief credit officer, and senior loan officer during his career. He is a former Chairman of the Community Bankers Association of Georgia Board. He has been involved in the banking industry for nearly 30 years. He began his career working at a CPA firm that specialized in banking. Mr. Cooney received his BBA in 1990 from Stetson University in DeLand, Florida, where he also played on a nationally ranked baseball team. Mr. Cooney is a Certified Public Accountant licensed in Georgia. Mr. Cooney’s positions as Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Exhibit IV-5 (continued)

Affinity Bancshares, Inc.

Director and Senior Management Summary Resumes

Robin S. Reich. Dr. Reich, age 62, has served as a director since March 2020. Dr. Reich has been the President of Reich Dental Center, with offices in Smyrna and Roswell, Georgia, since 1991. Dr. Reich has been a practicing dentist since 1984. Dr. Reich has also served as the President and a 12-year board member of the Georgia Dental Association and as the Chairman of the American Dental Association, and is currently a member of the Dental Entrepreneur Association, which is committed to understanding large dental group practices. Dr. Reich served as a director of ABB Financial and Affinity Bank beginning in 2019. Dr. Reich’s business experience gives us direct knowledge of the challenges facing the dental practice customers we now service as the result of our acquisition of Affinity Bank, as well as insights into our expanded market area as the result of our acquisition of Affinity Bank.

Bob W. Richardson. Mr. Richardson, age 71, has served as a director since 1991. Mr. Richardson was a licensed pharmacist for 40 years until his retirement in 2010. He was the owner and manager of People’s Drug Store, located in Covington, Georgia, beginning in 1979. Mr. Richardson is also the co-owner of Taziki’s Mediterranean Cafe, located in Athens, Georgia, which opened in 2014. Mr. Richardson’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

Executive Officers Who are Not Directors

Gregory J. Proffitt, age 52, was appointed Newton Federal Bank’s Executive Vice President and Chief Operations Officer in February 2016, and appointed President in January 2020. Mr. Proffitt has been employed with Newton Federal Bank since 2005, serving as Senior Vice President and Chief Operations Officer beginning in 2013 and as Controller and Compliance Officer prior to that time. Prior to being employed with Newton Federal Bank, Mr. Proffitt has served in various roles with other companies including SunTrust Bank, The Federal Reserve Bank of Atlanta, John H. Harland Company, The Original Honey Baked Ham Company, Allied Automotive Group, and Blue Cross Blue Shield of Georgia.

Clark N. Nelson, age 55, was appointed Newton Federal Bank’s Executive Vice President and Chief Credit Officer in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Mr. Nelson formerly served as Executive Vice President and Chief Credit Officer of Affinity Bank. He began his banking career within the commercial lending division of SunTrust Bank of Atlanta. Mr. Nelson was also employed by Community Trust Bank in Hiram, Georgia, as Senior Credit Officer. Prior to attending college later in life, he managed and then owned a sports memorabilia store in metropolitan Atlanta.

Elizabeth M. Galazka, age 55, was appointed Newton Federal Bank’s Executive Vice President of Lending in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Ms. Galazka was Senior Vice President of Commercial Lending at Affinity Bank, where she began her employment in 2005. Prior to her banking career, Ms. Galazka had 16 years of office management experience in the dental industry.

Tessa M. Nolan, age 35, was named Newton Federal Bank’s Senior Vice President and Chief Financial Officer in February 2016 and served as our Controller beginning in 2014. Ms. Nolan joined Newton Federal Bank in 2005.

Robert A. Vickers, age 39, was named Newton Federal Bank’s Chief Operations Officer in March 2020, and joined Newton Federal Bank in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Mr. Vickers was the Senior Vice President and Chief Operations Officer of Affinity Bank beginning in 2019, having began employment with Affinity Bank in 2008.

Brandi C. Pajot, age 43, was named Newton Federal Bank’s Chief Treasury and Risk Management Officer in March 2020, and joined Newton Federal Bank in January 2020 in connection with Newton Federal Bank’s acquisition of Affinity Bank. Ms. Pajot was the Senior Vice President and Chief Financial Officer of Affinity Bank beginning in 2010, having began employment with Affinity Bank in 2007. She began her banking career in 2000 and has experience with community and correspondent banks. Ms. Pajot is a CPA and licensed in the State of Georgia.

Source: Affinity Bancshares’ prospectus.

EXHIBIT IV-6

Affinity Bancshares, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Affinity Bancshares, Inc.

Pro Forma Regulatory Capital Ratios

	Newton Federal Bank Historical at		Newton Federal Bank Pro Forma at June 30, 2020 Based Upon the Sale in the Offering of:
	June 30, 2020		2,380,000 Shares		2,800,000 Shares		3,220,000 Shares		3,703,000 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$78,866	8.67%	$87,211	9.47%	$88,787	9.62%	$90,364	9.77%	$92,178	9.94%

Tier 1 leverage capital (2)(3)	$57,693	9.31%	$66,038	10.47%	$67,614	10.69%	$69,191	10.90%	$71,005	11.14%
Tier 1 leverage requirement	30,971	5.00	31,531	5.00	31,635	5.00	31,739	5.00	31,858	5.00

Excess	$26,722	4.31%	$34,507	5.47%	$35,979	5.69%	$37,452	5.90%	$39,147	6.14%

Tier 1 risk-based capital (2)(3)	$57,693	10.58%	$66,038	12.06%	$67,614	12.34%	$69,191	12.61%	$71,005	12.93%
Tier 1 risk-based requirement	43,636	8.00	43,816	8.00	43,849	8.00	43,882	8.00	43,920	8.00

Excess	$14,057	2.58%	$22,222	4.06%	$23,765	4.34%	$25,309	4.61%	$27,085	4.93%

Total risk-based capital (2)(3)	$62,690	11.49%	$71,035	12.97%	$72,611	13.25%	$74,188	13.52%	$76,002	13.84%
Total risk-based requirement	54,546	10.00	54,770	10.00	54,811	10.00	54,853	10.00	54,901	10.00

Excess	$8,145	1.49%	$16,265	2.97%	$17,800	3.25%	$19,335	3.52%	$21,101	3.84%

Common equity tier 1 risk-based capital (2)(3)	$57,693	10.58%	$66,038	12.06%	$67,614	12.34%	$69,191	12.61%	$71,005	12.93%
Common equity tier 1 risk-based requirement	35,455	6.50	35,600	6.50	35,627	6.50	35,654	6.50	35,685	6.50

Excess	$22,238	4.08%	$30,438	5.56%	$31,987	5.84%	$33,537	6.11%	$35,320	6.43%

Reconciliation of capital infused into Newton Federal Bank:
Net proceeds			$11,201		$13,281		$15,362		$17,755
Less: Common stock acquired by stock-based benefit plans			(952)		(1,120)		(1,288)		(1,481)
Less: Common stock acquired by employee stock ownership plan			(1,904)		(2,240)		(2,576)		(2,962)

Pro forma increase			$8,345		$9,921		$11,498		$13,312

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Affinity Bancshares’ prospectus.

EXHIBIT IV-7

Affinity Bancshares, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Affinity Bancshares, Inc.

Prices as of August 10, 2020

					Peer Group				All Public
Valuation Midpoint Pricing Multiples		Symbol	Subject at Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	NM	x	12.82	x	12.06	x	12.98	x	11.36	x
Price-core earnings multiple	=	P/CE	26.65	x	12.87	x	12.12	x	12.43	x	11.58	x
Price-book ratio	=	P/B	51.71%		70.88%		69.60%		91.74%		77.57%
Price-tangible book ratio	=	P/TB	63.78%		74.26%		72.80%		101.62%		82.64%
Price-assets ratio	=	P/A	5.59%		7.63%		7.74%		10.31%		9.26%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	($98,785)	(12 Mths 06/20)(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$2,252,215	(12 Mths 06/20)(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$77,344,000	(2)	ESOP Amortization (T)	25.00	Years
Pre-Conv. Tang. Book Value (B)	$58,309,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$906,467,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	0.29%		Fixed Expenses	$1,195,000
Tax rate (TAX)	26.00%		Variable Expenses (Blended Commission %)	0.87%
After Tax Reinvest. Rate (R)	0.21%		Percentage Sold (PCT)	53.8568%
Est. Conversion Expenses (1)(X)	5.13%		MHC Assets	$100,000
Insider Purchases	$1,500,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	29.90%
Foundation Cash Contribution (FC)	$—		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$—		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$—

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y - FC * R)	V=	NM
	1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2. V=	P/Core E * (YC)	V=	$51,989,740
	1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3. V=	P/B * (B-FC+FT)	V=	$51,989,740
	1 - P/B * PCT * (1-X-E-M)

4. V=	P/TB * (B-FC+FT)	V=	$51,989,740
	1 - P/TB * PCT * (1-X-E-M)

5. V=	P/A * (A-FC+FT)	V=	$51,989,740
	1 - P/A * PCT * (1-X-E-M)

Shares		2nd Step	Full	Plus:	Total Market
Conclusion	2nd Step Offering Shares	Exchange Shares	Conversion Shares	Foundation Shares	Capitalization Shares	Exchange Ratio
Super Maximum	3,703,000	3,172,643	6,875,643	0	6,875,643	0.9064
Maximum	3,220,000	2,758,820	5,978,820	0	5,978,820	0.7882
Midpoint	2,800,000	2,398,974	5,198,974	0	5,198,974	0.6854
Minimum	2,380,000	2,039,128	4,419,128	0	4,419,128	0.5826

Market Value

		2nd Step	Full		Total Market
Conclusion	2nd Step Offering Value	Exchange Shares Value	Conversion $ Value	Foundation $ Value	Capitalization $ Value
Super Maximum	$37,030,000	$31,726,430	$68,756,430	$0	$68,756,430
Maximum	$32,200,000	$27,588,200	$59,788,200	0	$59,788,200
Midpoint	$28,000,000	$23,989,740	$51,989,740	0	$51,989,740
Minimum	$23,800,000	$20,391,280	$44,191,280	0	$44,191,280

(1)	Estimated offering expenses at midpoint of the offering.
(2)	Adjusted to reflect consolidation and reinvesment of $100,000 of net MHC assets.

EXHIBIT IV-8

Affinity Bancshares, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Affinity Bancshares, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value				$44,191,280
	Exchange Ratio				0.58258
	2nd Step Offering Proceeds				$23,800,000
	Less: Estimated Offering Expenses				1,398,960

	2nd Step Net Conversion Proceeds (Including Foundation)				$22,401,040
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds				$22,401,040
	Less: Cash Contribution to Foundation				0
	Less: ESOP Stock Purchases (1)				(1,904,000)
	Less: RRP Stock Purchases (2)				(952,000)

	Net Cash Proceeds				$19,545,040
	Estimated after-tax net incremental rate of return				0.21%

	Earnings Increase				$41,944
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(10,922)
	Less: RRP Vesting (3)				(140,896)
	Less: Option Plan Vesting (4)				(133,073)

	Net Earnings Increase				($242,948)

3.	Pro Forma Earnings			Net
			Before	Earnings	After
			Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)		($98,785)	($242,948)	($341,733)
	12 Months ended June 30, 2020 (core)		$2,252,215	($242,948)	$2,009,267

4.	Pro Forma Net Worth	Before	Net Cash	Tax Benefit	After
		Conversion(5)	Proceeds	and Other	Conversion
	June 30, 2020	$77,344,000	$19,545,040	$—	$96,889,040
	June 30, 2020 (Tangible)	$58,309,000	$19,545,040	$0	$77,854,040

5.	Pro Forma Assets	Before	Net Cash	Tax Benefit	After
		Conversion(5)	Proceeds	and Other	Conversion
	June 30, 2020	$906,467,000	$19,545,040	$0	$926,012,040

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 26.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Affinity Bancshares, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value				$51,989,740
	Exchange Ratio				0.68539
	2nd Step Offering Proceeds				$28,000,000
	Less: Estimated Offering Expenses				1,437,600

	2nd Step Net Conversion Proceeds (Including Foundation)				$26,562,400
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds				$26,562,400
	Less: Cash Contribution to Foundation				0
	Less: ESOP Stock Purchases (1)				(2,240,000)
	Less: RRP Stock Purchases (2)				(1,120,000)

	Net Cash Proceeds				$23,202,400
	Estimated after-tax net incremental rate of return				0.21%

	Earnings Increase				$49,792
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(28,800)
	Less: RRP Vesting (3)				(165,760)
	Less: Option Plan Vesting (4)				(156,556)

	Net Earnings Increase				($301,324)

3.	Pro Forma Earnings			Net
			Before	Earnings	After
			Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)		($98,785)	($301,324)	($400,109)
	12 Months ended June 30, 2020 (core)		$2,252,215	($301,324)	$1,950,891

4.	Pro Forma Net Worth	Before	Net Cash	Tax Benefit	After
		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$77,344,000	$23,202,400	$—	$100,546,400
	June 30, 2020 (Tangible)	$58,309,000	$23,202,400	$0	$81,511,400

5.	Pro Forma Assets	Before	Net Cash	Tax Benefit	After
		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$906,467,000	$23,202,400	$0	$929,669,400

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 26.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Affinity Bancshares, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value				$59,788,200
	Exchange Ratio				0.78820
	2nd Step Offering Proceeds				$32,200,000
	Less: Estimated Offering Expenses				1,476,240

	2nd Step Net Conversion Proceeds (Including Foundation)				$30,723,760
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds				$30,723,760
	Less: Cash Contribution to Foundation				0
	Less: ESOP Stock Purchases (1)				(2,576,000)
	Less: RRP Stock Purchases (2)				(1,288,000)

	Net Cash Proceeds				$26,859,760
	Estimated after-tax net incremental rate of return				0.21%

	Earnings Increase				$57,641
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(46,650)
	Less: RRP Vesting (3)				(190,624)
	Less: Option Plan Vesting (4)				(180,040)

	Net Earnings Increase				($359,672)

3.	Pro Forma Earnings			Net
			Before	Earnings	After
			Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)		($98,785)	($359,672)	($458,458)
	12 Months ended June 30, 2020 (core)		$2,252,215	($359,672)	$1,892,542

4.	Pro Forma Net Worth	Before	Net Cash	Tax Benefit	After
		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$77,344,000	$26,859,760	$—	$104,203,760
	June 30, 2020 (Tangible)	$58,309,000	$26,859,760	$0	$85,168,760

5.	Pro Forma Assets	Before	Net Cash	Tax Benefit	After
		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$906,467,000	$26,859,760	$0	$933,326,760

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 26.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Affinity Bancshares, Inc.

At the Super Maximum Value

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value				$68,756,430
	Exchange Ratio				0.90643
	2nd Step Offering Proceeds				$37,030,000
	Less: Estimated Offering Expenses				1,495,000

	2nd Step Net Conversion Proceeds (Including Foundation)				$35,535,000
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds				$35,535,000
	Less: Cash Contribution to Foundation				0
	Less: ESOP Stock Purchases (1)				(2,962,400)
	Less: RRP Stock Purchases (2)				(1,481,200)

	Net Cash Proceeds				$31,091,400
	Estimated after-tax net incremental rate of return				0.21%

	Earnings Increase				$66,722
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(67,192)
	Less: RRP Vesting (3)				(219,218)
	Less: Option Plan Vesting (4)				(207,046)

	Net Earnings Increase				($426,733)

3.	Pro Forma Earnings			Net
			Before	Earnings	After
			Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)		($98,785)	($426,733)	($525,519)
	12 Months ended June 30, 2020 (core)		$2,252,215	($426,733)	$1,825,481

4.	Pro Forma Net Worth	Before	Net Cash	Tax Benefit	After
		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$77,344,000	$31,091,400	$—	$108,435,400
	June 30, 2020 (Tangible)	$58,309,000	$31,091,400	$0	$89,400,400

5.	Pro Forma Assets	Before	Net Cash	Tax Benefit	After
		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$906,467,000	$31,091,400	$0	$937,558,400

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 26.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

Affinity Bancshares, Inc.

Calculation of Minority Ownership Dilution in a Second-Step Offering

Financial and Stock Ownership Data as of June 30, 2020

Reflects Appraised Pro Forma Market Value as of August 10, 2020

Key Input Assumptions
Mid-Tier Common Stockholders’ Equity	$77,244,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	46.2321%	(PCT)
Pro Forma Market Value	$51,989,740	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$100,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK
	=	46.2321%

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE
	=	46.1432%	(rounded)

Current Ownership

MHC Shares	4,070,655	53.77%
Public Shares	3,500,142	46.23%

Total Shares	7,570,797	100.00%

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. Weoffer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation andinvestment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategicrecommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s mergeradvisory servicescenter on enhancing shareholder returns.

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RP®’s extensive valuation practice includes bank and thriftmergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience& Contact Information)

Ronald S. Riggins, Managing Director (39)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (35)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (36)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (32)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (32)	(703) 647-6549	joren@rpfinancial.com

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